Exhibit 96.1

Technical Report Summary on the
Lucky Shot Project
Alaska, USA
S-K 1300 Report

Prepared for Contango ORE, Inc.
3700 Buffalo Speedway, Ste 925,
Houston, TX 77098

Prepared by Sims Resources LLC
945 Wyoming Street Unit 214
Missoula, MT 59801

Qualified Person:
John Sims, C.P.G.

May 26, 2023

Contents

1	Executive Summary		8
	1.1	Conclusions	9
	1.2	Recommendations	9
	1.3	Technical Summary	10
2	Introduction		19
	2.1	Site Visits	20
	2.2	Sources of Information	20
	2.3	List of Abbreviations and Acronyms	20
3	Property Description and Location		22
	3.1	Project Location	22
	3.2	Mineral Tenure, Agreements and Encumbrances	23
	3.3	Encumbrances	25
4	Accessibility, Climate, Local Resources, Infrastructure and Physiography		25
	4.1	Access and Climate	25
	4.2	Local Resources and Infrastructure	26
	4.3	Physiography	26
5	History		27
	5.1	Historical Exploration	29
	5.2	Historical Production	31
	5.3	Historical Mineral Resources and Mineral Reserve Estimates	32
6	Geological Setting and Mineralization		32
	6.1	Regional Geology	33
	6.2	Local Geology	36
	6.3	Lithology	40
	6.4	Property Geology	45
	6.5	Mineralization	46
	6.6	Deposit Type	49
7	Exploration and Drilling		52
	7.1	Exploration Work Completed by Enserch	52
	7.2	Exploration Work Completed by FMM	55
	7.3	Exploration Work Completed by Miranda and GTOR	66
	7.4	Exploration Work Completed by Contango subsidiary Alaska Gold Torrent	69
8	Sample Preparation, Analysis and Security		86
	8.1	Enserch Sample Preparation, Analysis, and Security	86
	8.2	FMM Sample Preparation, Analysis, and Security	87
	8.3	Alaska Gold Torrent Sample Preparation, Analysis, and Security	92
	8.4	Specific Gravity	99

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 2 of 149

9	Data Verification		100
10	Mineral Processing and Metallurgical Testing		101
	10.1	Metallurgical Test Work	101
	10.2	Summary	107
	10.3	Recommendations	107
11	Mineral Resource Estimates		107
	11.1	Summary	107
	11.2	Resource Database	110
	11.3	Geological Interpretation	112
	11.4	Exploratory Data Analysis (EDA)	115
	11.5	Block Modelling and Grade Estimation	120
	11.6	Model Validation	125
	11.7	Resource Classification	127
	11.8	Mineral Resource Reporting	130
12	Mineral Reserve Estimates		133
13	Mining Methods		133
14	Processing And Recovery Methods		133
15	Infrastructure		133
	15.1	General	133
	15.2	Access	134
	15.3	Power	134
	15.4	Rail Access	134
16	Market Studies		135
17	Environmental Studies, Permitting and Community		135
	17.1	Introduction	135
	17.2	Environmental Permitting for the Lucky Shot Mne Site	135
	17.3	Environmental Baseline Date: Hydrology	137
	17.4	Community Relations	138
18	Capital and Operating Costs		138
19	Economic Analysis		138
20	Adjacent Properties		138
21	Other Relevant Data and Information		139
22	Interpretation and Conclusions		139
23	Recommendations		140

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 3 of 149

24	References	140
25	Reliance on Information Provided by the Registrant	149
26	Date and Signature Page	149
Appendix A List of Claims	150
Appendix B Drillhole Collar Locations By Year	153
Appendix C Significant Drillhole Intercepts	160

List of Figures

Figure 3‑1	Project Location	22
Figure 3‑2	Lucky Shot Project Claim Map	24
Figure 5‑1	Photo of the Lucky Shot Mine circa 1930s	29
Figure 5‑2	Photo of Mill constructed by Enserch Inc. and now owed by Alaska Hardrock Mining	30
Figure 6‑1	Regional Geology (Reprinted from Linebarger, 2014)	35
Figure 6‑2	Property Geology	37
Figure 6‑3	Structural Geology	38
Figure 6‑4	Photo looking north at Lucky Shot vein system	45
Figure 6‑5	Aerial photograph showing historically mined underground workings along Lucky Shot vein structure (Coleman-Lucky Shot-War Baby), Enserch tunnel (historic in red and recently refurbish and extended in blue), and the Lucky Shot and Capps Faults offsetting the Lucky Shot vein into the three segments.	46
Figure 6‑6	Cross Section (371930E)	48
Figure 6‑7	Schematic Geologic Cross Section of a Low-Sulfide Mesothermal Gold Deposit (Groves 1997)	51
Figure 7‑1	2007 West Coleman Soil Samples	56
Figure 7‑2	Project Drillhole Collars	58
Figure 7‑3	FMM 2005 Drilling	59
Figure 7‑4	FMM 2006 Drilling	61
Figure 7‑5	FMM 2007 Drilling	63
Figure 7‑6	FMM 2008 Drilling	64
Figure 7‑7	FMM 2009 Drilling	66
Figure 7‑8	Map showing layout/extent of Lucky Shot underground workings and known coordinates	72
Figure 7‑9	Map showing position of the three (3) main structures that make up the Lucky Shot Fault System	73
Figure 7‑10	Map showing projection of the West Fault, Bend Fault and Intersection Fault	74
Figure 7‑11	Geocloud LIDAR Interpretation study area	75

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 4 of 149

Figure 7-12	Location of Contango drill holes completed in 2022	78
Figure 7‑13	Drilling into the Lucky Shot Shear Zone at the Enserch Face	80
Figure 7‑14	Lucky Shot Shear Zone in the Enserch Tunnel from approximately 732-747 meters (2400-2450 ft). Three 9’ vertical channels were cut through the Lucky Shot exposed on the left rib returning an average grade of 0.35ppm Au.	81
Figure 7‑15	Lucky Shot Style Shear Zone Sampling in West Drift	84
Figure 7‑16	Lucky Shot Style Shear Zone Sampling in West Drift	85
Figure 7‑17	Lucky Shot Style Shear Zone Sampling in West Drift	86
Figure 11‑1	Drill Location Map of LS-CLMN Project, Alaska	108
Figure 11‑2	Cross Section of CLMN Domain Codes, Looking East	114
Figure 11‑3	Oblique Section of LS Domain Codes Looking SE	114
Figure 11‑4	Raw Run-Length Histogram for CLMN Assay Data	115
Figure 11‑5	Raw Run-Length Histogram for LS Assay Data	116
Figure 11‑6	Leapfrog 1.0m composites for CLMN1 in the CLMN deposit	117
Figure 11‑7	Disintegration for Gold Capping on 1.0m composites CLMN1 in the CLMN deposit	118
Figure 11‑8	Inclined Block model setup and orientation	121
Figure 11‑9	VO Search orientations for CLMN1 Vein	122
Figure 11‑10	CLMN 1 Block Search Anisotropy using VO	123
Figure 11‑11	CLMN 1 Swath plot in the x direction	125
Figure 11‑12	CLMN 1 Swath plot in the y direction	125
Figure 11‑13	Long Section view of clmn1 Au composites vs. block model	126
Figure 11‑14	CLMN classification Calculations	128
Figure 11‑15	CLMN1 classification Map	129
Figure 11‑16	LS classification Calculations	129
Figure 11‑17	Vein2_env classification Map	130

List ot Tables

Table 1‑1	CLMN Mineral Resource Estimate as of May 26, 2023	17
Table 1‑2	LS Mineral Resource Estimate as of May 26, 2023	17
Table 1‑3	CLMN & LS Mineral Resource Estimate as of May 26, 2023	17
Table 1‑4	Global Comparison of Uncapped vs. Capped ID3 Block Models	18
Table 7‑1	Exploration Drilling Completed by Enserch	54
Table 7‑2	Assayed Drill Intercepts from Enserch Exploration	54
Table 7‑3	Exploration Drilling Completed by Full Metal Minerals	57
Table 7‑4	Significant 2009 Drilling Intercepts	65
Table 7‑5	Rougher and Scavenger Concentrates Analyses from Table Experiments Using Selected Size Fractions of V1 Sample	68

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 5 of 149

Table 7-6	Summary of Significant 2016 Drillhole Intercepts	69
Table 7‑7	Drill holes information completed in 2022 by contractor Major Drilling	76
Table 7‑8	Significant Drill Intercepts for LSU22001-LSU22010	79
Table 7‑9	Significant Drill Intercepts for LSU22011-LSU22017	81
Table 7‑10	Significant Drill Intercepts for LSU22018-LSU22029	83
Table 8‑1	Standard Reference Material Values	90
Table 8‑2	Standard Analysis	91
Table 8‑3	Standard Reference Material Values	99
Table 10‑1	Summary of Gravity Recovery for Gold	105
Table 10‑2	Results of Bulk Tabling – Froth Flotation Test	106
Table 11‑1	CLMN Mineral Resource Estimate as of May 26, 2023	109
Table 11‑2	LS Mineral Resource Estimate as of May 26, 2023	109
Table 11‑3	CLMN & LS MINERAL Resource Estimate as of May 26, 2023	109
Table 11‑4	Summary of Drill Holes Excluded from the Model Dataset	111
Table 11‑5	CLMN & LS Vein and Resource Reporting Shapes	113
Table 11‑6	LS Uncapped & Capped Gold Assays Statistics by Domain	119
Table 11‑7	CLMN Uncapped & Capped Gold Assays Statistics by Domain	119
Table 11‑8	Model Setup Parameters	121
Table 11‑9	Gold Grade ID3 Estimate Parameters	124
Table 11‑10	Global Comparison of Uncapped vs. Capped ID3 block models	127
Table 11‑11	CLMN Mineral Resource Estimate as of May 26, 2023	132
Table 11‑12	LS Mineral Resource Estimate as of May 26, 2023	132
Table 11‑13	CLMN & LS Mineral Resource Estimate as of May 26, 2023	132

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 6 of 149

1	EXECUTIVE SUMMARY

Contango ORE, Inc. (Contango) retained Sims Resources LLC (SR) to prepare a Technical Report Summary (TRS) on the Lucky Shot Project (the Project), located near Willow, Alaska, U.S.A.. The purpose of this TRS is to support the disclosure of mineral resources on the Project. The TRS conforms to the Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601(b)(96) of Regulation S-K, Technical Report Summary. John Sims, C.P.G., with SR, is the qualified person ("QP") who authored the TRS in accordance with Item 1302 Regulation S-K.

Contango is a New York Stock Exchange-American (NYSE – A) company that engages in exploration for gold and associated minerals in Alaska. Contango has a lease on the Lucky Shot Project from the underlying owner, Alaska Hardrock Inc. and through its subsidiary Contango Mineral Alaska, LLC, has 100% ownership of approximately 8,000 acres of peripheral State mining claims.  The Company also holds a 30% interest in Peak Gold, LLC (or Peak Gold JV), which leases approximately 675,000 acres of exploration and development, with the remaining 70% owned by a subsidiary of Kinross Gold Corporation (Kinross), operator of the Peak Gold JV.  Contango also owns a 100% interest in an additional approximately 137,280 acres of State of Alaska mining claims through Contango Mineral Alaska, LLC, its wholly owned subsidiary, which gives Contango the exclusive right to explore and develop minerals on these lands.
The Project has been actively explored and mined intermittently since the 1920s when the Lucky Shot gold vein was discovered in a recessive weathering shear zone containing multiple quartz veins and entirely hosted by granodiorite of the Willow Creek stock.  Historic mining is estimated at 250,000 ounces of gold averaging 40g/t (1.6opt) (Stoll, 1997).  The Lucky Shot vein is open down dip and along strike and there is excellent potential to discover additional resources on the Project.
All economic values presented in this TRS are in United States dollars (US$).
Unless stated otherwise, all tonnages are dry metric tonnes and all ounces are troy ounces.
Project Location
The Project is located within the historic Willow Creek mining district of south-central Alaska.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 7 of 149

1.1	Conclusions

Based on the review of the available information, the QP provides the following conclusions:

•
The Lucky Shot vein is a mesothermal quartz vein hosted by a structural shear zone in a late Cretaceous granodioritic intrusion.  Being of mesothermal origin, where pressure-temperature gradients are stable over large areas at this depth in the crust, the potential for extensions to the currently known resources is excellent.

•
The Project contains two segmented deposits of the same vein structure, the Coleman Segment and the Lucky Shot Segment.  The two segments are similar in size and orientation, as well as all geologic and metallurgical characteristics.

•	The drilling, sampling, sample preparation, analysis, and data verification procedures meet or exceed industry standards, and are appropriate for the estimation of Mineral Resources.
•
The Mineral Resources held by Contango at the Lucky Shot Project, effective as of May 26, 2023 comprise Indicated Mineral Resources of 226,963 tonnes grading 14.5 g/t Au for 105,620 oz Au and Inferred Mineral Resources of 82,058 tonnes grading 9.5 g/t Au for 25,110 oz Au.

•
The deposits remain open and present exploration potential beyond the current Mineral Resources. As the area is underexplored there is good potential to delineate additional exploration targets on the Lease.

The QP is confident in the technical and economic assessment presented in this TRS. The QP also recognizes that the results of this TRS are subject to many risks including, but not limited to commodity and in particularly the gold price, unanticipated inflation of capital or operating costs, and geotechnical assumptions for underground development. Mineral Resource estimates that are not Mineral Reserves do not have demonstrated economic viability.

1.2	Recommendations

1.
Future drilling is expected at the Lucky Shot deposit and new data should be incorporated in the resource area when QA/QC and validation work is complete. Drill testing at the Coleman is important to confirm older drilling and expand the main ore shoots in the CLMN1 Vein.

2.
Although the drill spacing from older drilling campaigns in many areas of the Coleman deposit are at what could be considered in the Measured class category, there needs to be confirmation drilling in the heart of the main ore shoot at CLMN1 before a Measured class can be applied.

3.
Complete the structural work at Lucky Shot to better understand how they have offset the veins as this will help drill targeting and add additional support to the geologic models and mineral resource estimate.

4.	Complete additional density measurements for all future drilling to support the 2.65 g/cm³ currently being applied globally to both the LS and CLMN deposits.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 8 of 149

5.	Continue to study the need to apply grade capping and high-grade restrictions to some of the veins as it has implications to the metal losses of approximately 35 percent globally.
6.	To avoid over-estimation of grades in certain areas, review and confirm declustered mean values.
7.
The current Mineral Resources are constrained within 3.0 g/t Au shapes at a 3.0m minimum width.  For the next Mineral Resource update, the QP recommends applying mineable shape optimizer shapes for the underground resources based on a suitable mining method, cut-off grade and dilution.

8.	The QP has reviewed the inputs for the reporting of Mineral Resources and is of the opinion that they are reasonable. The QP recommends that these inputs be reviewed during any future studies.
9.	The drill data should be moved from a Microsoft Excel based database to a true database program, such as Microsoft Access.

1.3	Technical Summary

1.3.1	Property Description

The Project is located within the historic Willow Creek mining district of south-central Alaska, roughly 35 km (22 miles) east of the town of Willow in the Matanuska-Susitna Borough, and about 65 km (40 miles) north-northeast of Anchorage.

1.3.2	Land Tenure

Alaska Gold Torrent, LLC (AGT) is a wholly owned subsidiary of Contango Ore Inc. and owns the following real property assets: (1) the surface estate in an approximately 30-acre parcel located at 38851 Parks Highway, Willow, AK and (2) a Lease with Alaska Hardrock, Inc. (AHI) covering 43 patented federal lode mining claims, 54 160-acre state mining claims, 4 40-acre state mining claims, and a 26.9 acre surface estate tract.  The claims are contiguous covering approximately 8,554 acres within 22 Sections of Townships 19 and 20 North, Ranges 1 East and 1 West.
AGT must pay a lease payment of $150,000 to AHI each year by January 15, which will be reduced by the amount of any production royalty lessee pays to lessor during that lease year.  The lease will remain in effect until midnight January 14, 2094.  AGT is responsible for all fees associated with state claim maintenance, including claim rental fees and assessment work required to maintain State of Alaska mining claims.  AGT is also responsible for paying property taxes imposed by the Matanuska-Susitna Borough on the patented claims (private property).
Patented Mining Claims and State Mining Claims are subject to the following royalties:
Patented Mining Claims
•	AHI Lease Royalty: A 2% net smelter return (“NSR”) royalty on the production and sale of Mineral Products held by AHI.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 9 of 149

•
Renshaw Royalty:  A 3.30% “proceeds” royalty as to all solid minerals other than sand gravel and building stone and 5.00% on oil and gas held by Daniel E. Renshaw. A 3.30% “proceeds” royalty as to sand and gravel and building stone held by AHI.

•	Medders Royalty: A 2.50% Post-Payout NSR royalty held by AHI.
•	Enserch Royalty: A 0.5% NSR royalty held by Enserch Processing Partners, Ltd.

State Claims
•
AHI Lease Royalty: A 4% NSR royalty on the production and sale of Mineral Products from the State Claims subject to the Lease and any state mining claim locations located within the Area of Interest after the Effective Date of the Lease held by AHI.

•	State of Alaska Production Royalty: For precious Mineral Products, a production royalty of 3% of net income payable to the State of Alaska under the State of Alaska mining license requirements.

1.3.3	History

Gold was first discovered at Willow Creek in 1897 as hand placer operations in what is now called Grubstake gulch. A small amount of placer production was won from the creek until 1906. The first lode-gold quartz vein was discovered in 1906 by Bob Hatcher and was named the Skyscraper vein which later became part of the Independence Mine. This discovery formed the nucleus of the Alaska Free Gold Mining Company which continued to develop the area into what later became known as the Independence Mine.
The Lucky Shot vein system on the western side of the district was not discovered until 1918.  As the story goes, two prospectors were hunting for dinner and shot a ptarmigan which fell to the ground by some prominent outcroppings.  The “Lucky Shot” prospectors got dinner and found the gold vein all at once! Production first began in 1919 at the War Baby mine and continued under various operators until 1936. At that time the War Baby and Lucky Shot mines were consolidated and operated by Willow Creek Mines, Inc. New management began to focus more on exploration and development in 1938. Willow Creek Mines discovered the faulted-off western segment of the Lucky Shot vein in 1939, known as the Coleman area. Mining of the Coleman area continued until 1942 when President Roosevelt used the War Act, specifically Order L-208, to shut down all gold mining in the United States.
Since production was halted in 1942, only three operators have completed drilling programs on the Project. Enserch Exploration Inc. (Enserch) drilled 18 exploration holes from 1978 to 1985 and completed approximately 1500 feet of underground development work on the Enserch Tunnel located in the footwall of the Lucky Shot vein system.  Eleven of their 18 holes were drilled from underground, the remaining seven holes were drilled from surface.  Full Metal Minerals (FMM) drilled 180 holes between 2005 and 2009 on the Lucky Shot, Coleman, War Baby, Murphy, and Nippon segments of the vein structure. Gold Torrent, Inc. drilled one hole in 2016 on the Murphy segment of the Lucky Shot vein.

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In the 1980’s Enserch Exploration conducted an extensive exploration program which included soil sampling, drilling and underground exploration. The only available data from Enserch’s exploration is the drillhole information, which is discussed in detail in Chapter 7.  The company also established a 100-ton-a-day mill on the ridge opposite the portal. The mill processed an approximately 10,000 ton bulk sample of material from various sources and then was subsequently shut down in 1986.  It has not been operated since.
The Lucky Shot Mine produced a reported 252,000 oz from 169,000 tons of free-milling ore, indicating an average head grade of 40 g/t (1.6 oz/tonne), with additional minor production from the Coleman and War Baby mines (Harlan, et al., 2017 and Stoll, 1997).

1.3.4	Geological Setting, Mineralization and Deposit Geology

Oceanic plate subduction under the continental margin has dominated the Alaska geologic landscape for the last 150 million years, creating various igneous and metamorphic terranes. Many of the Middle Cretaceous and younger mineralized systems in southern Alaska are related to volcanic accretion and hydrothermal activity (Goldfarb, 1997). This includes the mesothermal veins in the Willow Creek mining district.
The Willow Creek mining district is located in the southern Peninsular terrane and the Alaskan part of the Wrangellia composite terrane at the southern end of the Talkeetna Mountains batholith (Goldfarb, 1997). The Jurassic Peninsular terrane consists of a well-stratified sequence of variably metamorphosed Paleozoic and Mesozoic volcanic and sedimentary rocks and a Jurassic granite batholith (Detterman and Reed, 1980; Jones and others, 1987; Nokleberg and others, in Plafker, G. and Berg, 1994). The Peninsular terrane occurs south of the Wrangellia terrane, north of the Chugach terrane, and is bounded by the Talkeetna thrust and West Fork fault to the north and by the Border Ranges fault to the south.
Local structures hosting gold bearing quartz veins in the Willow Creek area are synchronous with the high angle, dextral strike-slip movement of the Border Ranges fault (Cooley, 2006; Goldfarb, 1997).  During a brief period of extension in the middle-late Cretaceous, the Willow Creek quartz diorite-tonalite body intruded along a shallow north-dipping crustal break. The intrusion provided gold-bearing fluids to occupy similar smaller scale north-dipping reverse fault zones within the intrusive.
Local rock types are comprised of faulted Upper Cretaceous granite and the Willow Creek quartz diorite-tonalite (a phase of the Talkeetna Batholith), bordered to the south by the Jurassic Hatcher Pass Schist of the Peninsular terrane. The Willow Creek quartz diorite-tonalite is intruded by a variety of dikes with chilled margins ranging in composition from aplite to lamprophyre (Cooley, 2009). Though historic texts commonly refer to the Willow Creek stock as a quartz diorite-tonalite, the current nomenclature used is “Granodiorite” based on the relative amount of quartz, potassium feldspar, and plagioclase feldspar.
Northwest striking and steeply (60-80°) dipping faults crosscut the entire Willow Creek intrusive. Less faulting occurs in the Hatcher Pass Schist. The faults have dextral and normal movement with displacement to the east creating an en echelon pattern of vein segments, dikes, and fault blocks. Gold mineralization at the Project is hosted in shallow north-dipping mesothermal veins within shears or reverse faults in the intrusive (Cooley, M., 2006). Quaternary cover is predominantly a product of glaciation with only minor re-working.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 11 of 149

The Lucky Shot vein structure is exposed on the steep south facing slope of a mountain located immediately north of Craigie Creek, a tributary of Willow Creek (see Figure 6‑4).  Generally, the Lucky Shot vein is hosted in a recessive weathering shear zone containing multiple quartz veins and entirely hosted by granodiorite of the Willow Creek stock.  The veins of the Project are classified as mesothermal (Bohlke (1982). The Lucky Shot vein is continuous for over a mile (red line in Figure 6‑4).  It is segmented by northwest trending, 60 to 70 degree northeast dipping faults (see Figure 6‑5).
Most everywhere the Lucky Shot vein contains two primary sub-parallel and some subsidiary gold-bearing quartz veins hosted by quartz diorite/granodiorite that strikes approximately N83°W with a 25-35° dip to the north northwest. There is typically a vein along the hanging wall side of the shear (Lucky Shot Shear) and often, but more intermittently, one along the footwall side of the Lucky Shot Shear.  Relatively good continuity is demonstrated in the two veins. The veins can be separated by up to 20 m (66 ft.). Between the two subparallel veins are a series of flat veins.  These veins can carry excellent grades but are also irregular in extent.  High gold values can occur anywhere in the system and are not restricted to any particular vein. Massive mesothermal quartz vein or veinlet packages with 2-3% metallic sulfides and telluride minerals characterize the mineralized drillhole intercepts in the Lucky Shot mineralized zone. Some zones include only one vein with a typical thickness of 0.5 m (1.64 ft.) to 3 m (10 ft.).  More commonly a zone contains many quartz veins with individual widths of at least a centimeter. Disseminated visible gold, tetrahedrite, telluride minerals, pyrite, arsenopyrite and chalcopyrite are the primary minerals in the veins and/or near vein margins. Occasionally, banding and healed breccias are notable in the veins, and clay alteration or gouge occur adjacent to vein margins. Veins and quartz diorite closer to surface have iron oxide, minor hematite, and trace malachite.
Outside of the Lucky Shot Shear, the granodiorite is relatively unaltered and stands well.  Pervasive weak propylitic alteration characterized by quartz-epidote-chlorite-hematite minerals are common but not intense.  As the shear is approached propylitic alteration picks up with the shear itself characterized by moderate to strong chlorite-sericite-iron carbonate alteration with local areas of intense silicification and quartz veining.  Both hanging wall and footwall vein alteration envelopes are highly variable along strike and dip with the veins and the shearing rolling both down dip and along strike.  Generally, alteration envelopes are <15 m (50 ft.) and large blocks of relatively unaltered granodiorite occur within the overall sheared and altered granodiorite host rock. The alteration includes chloritization, seritization, silicification, and argillization accompanied by disseminated pyrite and arsenopyrite. Increased gold within a vein does not appear to have a direct relationship to the intensity of alteration. Discontinuous veins outboard from the primary resource veins may also have strong alteration envelopes. The alteration envelopes outside the veins often carry low gold grade of less than 3 g/t. Frequently wide halos of arsenopyrite exceed the width of alteration envelopes.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 12 of 149

1.3.5	Exploration

Exploration at the Lucky Shot project area essentially stopped in 1942 with the shutdown of operations commensurate with the entry of the United States into WWII.  Since 1942, only three operators have completed drilling programs on the Project. Enserch Exploration Inc. (Enserch) drilled 18 exploration holes from 1978 to 1985 and completed approximately 1500 feet of underground development work on the Enserch Tunnel located in the footwall of the Lucky Shot vein system.  Eleven of their 18 holes were drilled from underground, the remaining seven holes were drilled from surface.  Full Metal Minerals (FMM) drilled 180 holes between 2005 and 2009 on the Lucky Shot, Coleman, War Baby, Murphy, and Nippon segments of the vein structure. Gold Torrent drilled one hole in 2016 on the Murphy segment of the Lucky Shot vein.
Exploration Conducted by Contango
The exploration program commenced during winter of 2021 and continued into 2022. Approximately 442.1m (1450ft) of existing drift was rehabbed, including 198.2m (650ft) of drift enlarged to 3.1m x 3.65m (10ft x 12ft), and 612.0m (2008ft) of new drift was completed. New development included: 304.0m (998ft) of tunneling to extend the Enserch Tunnel, four muck bays at approximately 61.0m (200ft), 18.3m (60ft) of ramp development towards the Coleman and 228.6m (750ft) of new development in the West Drift. In addition to the development work, 3,815.8m (12,519ft) of underground HQ core exploration drilling was completed. Other work completed in 2022 included construction of a remote power staging area, removal of avalanche snow and debris, environmental tasks for compliance upkeep, and routine road maintenance.

1.3.6	Mineral Resource Estimate

Mineral Resources summarized in this section follow the definitions for Mineral Resources in S-K 1300. The following paragraphs are quoted from those documents. “A Mineral Resource is a concentration or occurrence of diamonds, natural solid inorganic material, or natural solid fossilized organic material including base and precious metals, coal, and industrial minerals in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geologic characteristics, and continuity of a Mineral Resource are known, estimated, or interpreted from specific geological evidence and knowledge.”
“The phrase ‘reasonable prospects for economic extraction’ implies a judgment by the Qualified Person in respect to the technical and economic factors likely to influence the prospects of economic extraction. A Mineral Resource is an inventory of mineralization that under realistically assumed and justifiable technical and economic conditions might become economically extractable. These assumptions must be presented explicitly in both public and technical reports.” “The reader is cautioned that mineral resources are considered too speculative geologically to have economic considerations applied to them that would enable them to be realized or that they will convert to mineral reserves.”
The Lucky Shot Project Mineral Resource statement, as of May 26, 2023, comprises Measured, Indicated and Inferred Mineral Resources for the Coleman (CLMN) and Lucky Shot (LS) deposits.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 13 of 149

Mineral Resources are reported using un-diluted gold grades for both CLMN and LS and are exclusive of Mineral Reserves. Mineral Resources are reported below the Project topographic surface with no depletion as no mining has been conducted in the Mineral Resource areas for both deposits.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 14 of 149

Table 1‑1, Table 1‑2, and Table 1‑3 show the classified mineral resource estimates, exclusive of mineral reserves, for the Lucky Shot Project on Contango’s 100% ownership basis.

Table 1‑1	CLMN Mineral Resource Estimate as of May 26, 2023
Classification	Tonnes	Au Grade	Au Ounces
		(g/t)
Measured	-	-	-
Indicated	190,092	15.6	95,036
TOTAL	190,092	15.6	95,036
Inferred	74,265	9.9	23,642

Table 1‑2	LS Mineral Resource Estimate as of May 26, 2023
Classification	Tonnes	Au Grade	Au Ounces
		(g/t)
Measured	-	-	-
Indicated	36,871	8.9	10,584
TOTAL	36,871	8.9	10,584
Inferred	7,793	5.9	1,468

Table 1‑3	CLMN and LS Mineral Resource Estimate as of May 26, 2023
Classification	Tonnes	Au Grade	Au Ounces
		(g/t)
Measured	-	-	-
Indicated	226,963	14.5	105,620
TOTAL	226,963	14.5	105,620
Inferred	82,058	9.5	25,110
Notes for Table 1-1, Table 1-2, and Table 1-3:
1.	The mineral resources were estimated as of May 26, 2023 by SR, a third-party QP, under the definitions for mineral resources in S-K 1300.
2.	Mineral resources are estimated using long term prices of US$1,600/oz Au price.
3.	Mineral resources are reported using un-diluted Au grades.
4.	Mineral resources are reported as contained within 3.0 g/t Au underground shapes applying a 3.0m min. width at a 4.3 g/t COG.
5.	Mineral resources that are not mineral reserves do not have demonstrated economic viability. There are no mineral reserves for the Lucky Shot Project.
6.	Mineral resources are reported in dry metric tonnes.
7.	Numbers may not add due to rounding.
8.	Mineral resources are reported on a 100% ownership basis.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 15 of 149

Estimation sensitivities were run at various capping levels as a check of the appropriateness of loss in total metal content for gold at incrementally lower and higher capping levels. An uncapped gold estimate within the resource shapes produces roughly 30 to 38% more total gold metal globally for both the LS and CLMN deposits (Table 1‑4).  This might be a higher metal loss due to capping than normal (~10%) but due to the extreme grades in some areas and the need to restrict them spatially this is a necessary step in the estimation process.  It should be noted that metal loss varies for each domain estimate. Visual checks of the estimated block grades and corresponding composites were completed and found to be reasonable. Figure 11‑13 shows the gold composites vs gold estimation for CLMN1. The image shows a clear ore shoot geometry that can be used to guide future drilling.

Table 1‑4	Global Comparison of Uncapped vs. Capped ID3 Block Models

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 16 of 149

2	INTRODUCTION

The TRS on the Lucky Shot Project as of May 26, 2023 was prepared by Sims Resources LLC. John Sims, C.P.G., with SR, is the qualified person who authored the TRS in accordance with Item 1302 of Regulation S-K. The TRS was prepared in compliance with Item 601(b)(96) of Regulation S-K and S-K 1300 and mineral resource estimates have been classified in accordance with the definitions for mineral resources in S-K 1300. The mineral resource estimates were developed using a computer-based block model based on drill hole assay information available through February 2023 and geologic interpretation of the mineralization boundaries. Mineral resources were estimated using the block model and underground shapes created in Leapfrog software at a 3.0 g/t Au cutoff grade to establish the areas of the deposit with reasonable prospects for economic extraction. The mineral resources are contained within two deposits: Lucky Shot and Coleman. The Lucky Shot and Coleman mineralization was modeled incorporating structural offsets and is tabulated in the resource tables of the TRS.
Contango is a New York Stock Exchange - American (NYSE-A) company that engages in exploration for gold and associated minerals in Alaska. In addition to its interest in Lucky Shot (more fully described in this report), the Company holds a 30% interest in Peak Gold, LLC (Peak Gold JV) with the remaining 70% owned by Kinross Gold Mining Alaska (KGMA), operator and manager of the Peak Gold JV. Peak Gold leases approximately 675,000 acres of fee simple land from the Tetlin Tribe and controls an additional approximately 13,000 acres of State mining claims open to exploration and development. Contango also owns a 100% interest in approximately 148,700 acres of State of Alaska mining claims through Contango Mineral Alaska, LLC, its wholly owned subsidiary, which gives Contango the exclusive right to explore and develop minerals on these lands.
The Lucky Shot Project was historically mined in the 1930s until the US Government mandated all gold mining be shut down when then President Roosevelt used powers granted to the Executive Branch under the War Act, specifically Executive Order L-208, to shut down all gold mining in the United States. According to the United States Geological Survey (USGS), the mine had produced approximately 250,000 ounces averaging 40 g/t from high grade quartz veins (Harlan, et al., 2017 and Stoll, 1997).  Since then, only two periods of exploration have taken place: in the early 1980s Enserch Exploration Inc. (a division of Enserch Oil and Gas) built a mill and tunnel to access the Lucky Shot vein; and during the period 2005 to 2009, Full Metal Minerals (FMM) drilled 180 holes on the Lucky Shot, Coleman, War Baby, Murphy, and Nippon segments of the vein structure.  Since 2009, FMM and several other companies completed various mine development studies but were never able to successfully advance the project.  CORE acquired Alaska Gold Torrent in 2021, which now operates as a wholly owned subsidiary.
This Technical Report summarizes information currently known about the Lucky Shot Project, Alaska, USA by Sims Resources LLC and is dated May 26, 2023.

2.1	Site Visits

The Qualified Person (QP) for this Technical Report is:

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 17 of 149

John Sims, AIPG Certified Professional Geologist, President of Sims Resources LLC (SR).
The QP is of the opinion that with consideration of the recommendations summarized in Sections 1 and 23 of this report, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.
Mr. Sims visited the site in November of 2022 and inspected drill core, surface outcrops, drill platforms, and sample cutting and logging areas. Further, the QP discussed the details of geology and mineralization with Project staff.

2.2	Sources of Information

The QP was formerly Senior Vice President, Mineral Resources and Brownfields Exploration at Kinross.  In Q4 2020, the QP became an independent consultant to Kinross and Contango.  The documentation reviewed includes all assay reports and certificates, drill logs, company reports by Contango personnel and consultants, and other sources of information listed in Section 24 References

2.3	List of Abbreviations and Acronyms

Both metric and imperial units of measurement are used in this report. The Mineral Resource estimate in Section 11 is reported in metric units, while historic information is reported in both metric and imperial units. All currency in this report is US dollars (US$) unless otherwise noted.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 18 of 149

Abbreviations		Acronyms
°C	degree Celsius	AA	Atomic Absorption
cm	centimeter	ABA	Acid-Base Accounting
E	east	ADEC	Alaska Department of Environmental Conservation
ft.	foot	ADNR	Alaska Department of Natural Resources
°	degrees	AEA	Alaska Energy Authority
g	gram	AES	Alaska Earth Sciences
GA	billions of years ago	AGT	Alaska Gold Torrent
g/t	gram per tonne	ARD	Acid Rock Drainage
in.	inch	APDES	Alaska Pollution Discharge Elimination System
kg	kilogram	APMA	Application for Permits to Mine in Alaska
km	kilometer	Au-Scr	Metallic Screen Analysis for gold
kph	kilometer per hour	BES	Bulk Electrical System
kW	kilowatt	CEA	Chugach Electric Association
kV	kilovolt	COG	Cut Off Grade
lbs.	pounds	EGRG	Enhanced Gravity Recovery Gold
m	meter	FMM	Full Metal Minerals
Ma	million years	GTOR	Gold Torrent (Canada) Inc.
mi.	mile	GVEA	Golden Valley Electric Association
mm	millimeter	ICP	Inductively Coupled Plasma
N	north	ICP-AES	Inductively Coupled Plasma Atomic Emission Spectrography
NE	northeast	LIDAR	Light Detection and Ranging
NW	northwest	LIMS	Laboratory Information Management System
opt	ounce per ton	ME-ICP	Multi-element Inductively Coupled Plasma
oz	Troy ounce (31.1035g)	MEA	Matanuska Electric Association
ppb	part per billion	NAD	North American Datum
ppm	part per million	NEPA	National Environmental Policy Act
RL	relative elevation	NSR	Net Smelter Return
S	south	NSS	Non-sufficient Sample Size
SE	southeast	QA/QC	Quality Assurance and Quality Control
SW	southwest	RQD	Rock Quality Designation
t	metric tonne	SPCC	Spill Prevention, Control and Countermeasure
V	volt	SWIR	Short-wave Infrared
W	west	SWPPP	Stormwater Pollution Prevention Plan
wt%	weight percent	TCLP	Toxicity Characteristic Leaching Procedure
		TD	Total Depth
		TRS	Technical Report Summary
		US EPA	United States Environmental Protection Agency
		USGS	United States Geological Survey
		UTM	Universal Transverse Mercator
		VO	Variable Search Orientations
		XRF	X-ray Fluorescence
		YKPS	Yukuskokon Professional Services

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 19 of 149

3	PROPERTY DESCRIPTION AND LOCATION

3.1	Project Location

The Project is located within the historic Willow Creek mining district of south-central Alaska, roughly 35 km (22 miles) east of the town of Willow in the Matanuska-Susitna Borough, and about 65 km (40 miles) north-northeast of Anchorage (Figure 3‑1). The district covers an area of around 82 km2 (32 square miles) along the southwestern edge of the Talkeetna Mountains, centered at about N61°46'30" latitude and W149°20'30" longitude. The Project area is situated in the western portion of the district, and includes the historic Lucky Shot, War Baby, Coleman, and Murphy mines and prospects. The Project includes both private and state lands, and map coverage is provided by the USGS 1:250,000-scale Quadrangle for Anchorage, Alaska (USGS, 1962) and associated map sheets D-6, D-7, C-6 and C-7.
Figure 3‑1     Project Location

3.2	Mineral Tenure, Agreements and Encumbrances

Alaska Gold Torrent, LLC (AGT) is a wholly owned subsidiary of Contango Ore Inc. and owns the following real property assets: (1) the surface estate in an approximately 30-acre parcel located at 38851 Parks Highway, Willow, AK and (2) a Lease with Alaska Hardrock, Inc. (AHI) covering 43 patented federal lode mining claims, Fifty four 160-acre state mining claims, four 40-acre state mining claims, and a 26.9 acre surface estate tract.  The claims are contiguous covering approximately 8,554 acres within 22 Sections of Townships 19 and 20 North, Ranges 1 East and 1 West (Figure 3‑2).  A complete list of the claims is provided in Appendix A.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 20 of 149

AHI, the underlying property owner, entered into a mineral lease with Miranda U.S.A., Inc. on November 15, 2013 for properties associated with the Lucky Shot Project.  There are two amendments to the original lease: the first became effective on January 11, 2016, and the second on September 1, 2016.  A memorandum of the amended and restated lease was executed on February 10, 2017.  On February 13, 2017, an assignment and assumption of lease document was executed between Miranda U.S.A., Inc. and Alaska Gold Torrent, LLC (AGT).  Also on February 13, 2017, AGT entered into a Real Estate Deed of Trust, Security Agreement, Assignment of Leases and Rents, and Financing Statement with Fidelity Title Agency of Alaska, LLC as trustee for the benefit of CRH Funding II Pte. Ltd. (Cartesian). An amendment and supplement to the Real Estate Deed of Trust, Security Agreement, Assignment of Leases and Rents, and Financing Statement dated June 27, 2017, corrected certain typographical errors and omissions in Exhibit A of the original document. Miranda and AGT had a difficult time meeting the conditions of their business arrangements with Cartesian and effectively relinquished control of the property back to Cartesian. On August 23, 2021, Cartesian designated a new Trustee to administer the terms of the Deed of Trust, appointing themselves as Trustee.  On August 24, 2021, Contango ORE, Inc. purchased 100% of the issued and outstanding membership interests of AGT from Cartesian subject to potential future contingent payments based on achieving certain resource and/or production criteria – see Company press release dated August 25, 2021.
AGTs lease with AHI will remain in effect until midnight January 14, 2094.  AGT must pay a lease payment of $150,000 to AHI each year by January 15, which will be reduced by the amount of any production royalty lessee pays to lessor during that lease year.  AGT is responsible for all fees associated with state claim maintenance, including claim rental fees and assessment work required to maintain State of Alaska mining claims.  AGT is also responsible for paying property taxes imposed by the Matanuska-Susitna Borough on the patented claims which are considered private property.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 21 of 149

LS 25
LS 26
LS 27
Black Prospect
LS 24
LS 45
LS 46
LS 47
LS 48
LS 49
LS 50
LS 51
LS 53
LS 23
LS 44
LS 43
LS 42
LS 41
LS 40
LS 17
LS 18
LS 19
LS 37
LS 38
LS 39
LS-30
LS 16
LS 15
LS 14
LS 13
LS 12
LS 11
LS 9
LS 10
LS 36
LS 35
LS-28
LS-29
LS 1
LS 2
LS 3
LS 4
LS 5
LS 6
LS 7
LS-60
LS 31
LS 32
LS 33
LS 34
LS-54
LS-55
LS-56
LS-57
LS-58
LS-59
LS-61
LS-62
LS-63
Bullion Mountain
Independence
High Grade Mine
Hatcher Pass
Summit Lake
TRACT B
Bald Mountain
Willow Creek
Land Status
AHI Alaska State Claims
AHI Patented Federal Claims
Other Alaska State Claims
Other Federal Lands
State Park Land
0
2
miles
Longitude/Latitude (NAD83)
Anchorage Quadrangle, D7
ALASKA GOLD TORRENT

Figure 3‑2     Lucky Shot Project Claim Map

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 22 of 149

Patented Mining Claims and State Mining Claims are subject to the following royalties:
Patented Mining Claims
•	AHI Lease Royalty: A 2% net smelter return (“NSR”) royalty on the production and sale of Mineral Products held by AHI.
•
Renshaw Royalty:  A 3.30% “proceeds” royalty as to all solid minerals other than sand gravel and building stone and 5.00% on oil and gas held by Daniel E. Renshaw. A 3.30% “proceeds” royalty as to sand and gravel and building stone held by AHI.

•	Medders Royalty: A 2.50% Post-Payout NSR royalty held by AHI.
•	Enserch Royalty: A 0.5% NSR royalty held by Enserch Processing Partners, Ltd.

State Claims
•
AHI Lease Royalty. A 4% NSR royalty on the production and sale of Mineral Products from the State Claims subject to the Lease and any state mining claim locations located within the Area of Interest after the Effective Date of the Lease held by AHI.

•	State of Alaska Production Royalty. For precious Mineral Products, a production royalty of 3% of net income payable to the State of Alaska under the State of Alaska mining license requirements.

3.3	Encumbrances

AA & Associates LLC holds certain surface and easement rights, subject to certain rights retained by Alaska Hardrock Inc., in 6 of the Patented Claims (the Gold Dust Fraction, Gold Dust Lode, Gold Dust No. 1 Lode, Gold Nugget Lode, Bird Lode, and Lucky Gold Fraction).
The State of Alaska does not have a production royalty on metal mining but imposes a Mining License Tax on taxable income from mining operations. The tax rate varies based on net income generated per year. For operations with taxable income over $100,000 per year, the tax rate is 7% plus $4,000. New operations are exempt from the mining tax for a period of 3.5 years after production begins.

4	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1	Access and Climate

General access to the Project is provided by paved State Highway #1 out of Anchorage, and the Parks Highway #3 via the town of Wasilla. Access via Palmer is available only seasonally and requires navigating the steep switchback at Hatcher Pass, which is unsuitable for larger vehicles. Direct access to the Project area is provided off the Parks Hwy along the Willow Fishhook-Hatcher Pass Road out of the town of Willow.
The climate in the Willow Project area is influenced by its proximity to Knik Arm/Cook Inlet and the Gulf of Alaska. Summer temperatures in Wasilla range from 7 to 20 °C (44 to 68 °F) and 7 to - 15 °C (4 to 43 °F) in winter on average. Precipitation averages 0.48 m (19 in.) annually and includes up to 1.62 m (64 in.) of snow. Heavy snowfalls are known to occur at nearby Hatcher Pass and can approach 6 m (20 ft.) in depth. Winds can approach 161 kph (87 knots) and average 7 kph (3.8 knots). Historic mining operations at the Lucky Shot mine were conducted in all weather conditions, but surface exploration activities are generally carried out during the summer months when the ground is free of snow. Underground exploration and development can take place year-round with appropriate care and maintenance.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 23 of 149

4.2	Local Resources and Infrastructure

A large shop building, camp quarters, and mill structure are present at the southern extent of the Project area. The buildings date from 1981 and were part of Enserch Exploration’s surface infrastructure. While the mill building no longer contains milling equipment, the structure is in good repair and is currently being used for equipment storage.  The camp and shop are currently in use.  All three facilities are located on private property. A historic tailings pond is located on state land surface just north of the shop/mill complex but is not currently part of the Contango lands under lease. The existing facilities rely on generated power, and satellite TV, internet, and cell phone service are available.
The nearest community is the town of Willow, 35 km (22 miles) to the west, with a population of about 2,000. The town of Willow offers few amenities, but supply centers are available in Wasilla, roughly 25 miles southwest of the Project site, and Palmer, about 20 miles to the south. A rail siding and access to the Alaska Railroad system is available in Wasilla and a second one just north of Willow.  The year-round ports of Anchorage, Seward, and Whittier are accessible via road and railroad from Wasilla and Palmer.
Electrical power extends up the Willow Creek valley toward the site to within 16 km (10 miles).  Water for underground mining operations is obtained from mine water discharge and from a production well located near the Enserch portal. Alternatively, water can be drawn from Craigie Creek with appropriate approvals from the State of Alaska.
4.3	Physiography

The Project is located along the south-western margin of the Talkeetna Mountains, between the Chugach Mountains to the south and the Alaska Range to the north. The Talkeetna Mountains form a roughly circular glaciated highland bordered to the west by the lower Susitna Valley, to the east by the Copper River Basin, and to the south by the Matanuska River. Southwest of the Willow Creek mining district, the Talkeetna Mountains gradually give way to the Susitna Valley. The south front of the Talkeetna Mountains descends steeply into the Matanuska Valley. The Talkeetna Mountains taper gradually to the north and are bifurcated by the upper reaches of the westward flowing Susitna River until the terrain rises abruptly again to form the Alaska Range.
The productive portion of the Willow Creek mining district lies above the tree line at around 550 m (1,800 ft.). Elevations range from 700 m (2,300 ft.) in the Willow Creek drainage to 1,600 m (5,200 ft.) just north of the Independence Mine. Several peaks near the Project area are above 1,800 m (6,000 ft.) with elevations up to 2,440 m (8,000 ft.) farther north. The Talkeetna Mountains are deeply scarred by Quaternary glaciation (Ray, 1933, 1954). Typical U-shaped glacial valleys and higher, closely spaced glacial cirques are the dominant geomorphic features of the Willow Creek basin.

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North flowing tributaries (Wet, Grubstake and Homestake Creeks) draining Bald Mountain ridge emerge from hanging valleys and drain into Willow Creek. Willow Creek is fed from the north by the south flowing Shorty Creek and Craigie Creek, which is located immediately adjacent to the Project area.
5	HISTORY……………

Gold was first discovered at Willow Creek in 1897 as hand placer operations in what is now called Grubstake gulch. A small amount of placer production was won from the creek until 1906. The first lode-gold quartz vein was discovered in 1906 by Bob Hatcher and was named the Skyscraper vein which later became part of the Independence Mine. This discovery formed the nucleus of the Alaska Free Gold Mining Company which continued to develop the area into what later became known as the Independence Mine. By 1909, four mining companies were active the district and had installed several stamp mills primarily working the Independence and Gold Bullion veins. By 1912, three hard rock gold mines were in operation: the Gold Bullion, Alaska Free Gold and Gold Quartz (Brooks and others, 1913). Initial development of the district was hampered by the lack of access to the Talkeetna Mountains. Most mines operated for only three to five months during the summer season since they relied on the river system to supply power (Chapin, 1920). Early operations were also hampered by the lack of water available at higher elevations to operate mills (Capps, 1914). The first prospectors and miners landed by steamboat at the head of Knik Arm and had to transport supplies over difficult wagon trails into the Willow Creek district (Capps, 1914).
The Lucky Shot vein system on the western side of the district was not discovered until 1918.  As the story goes, two prospectors were hunting for dinner and shot a ptarmigan which fell to the ground by some prominent outcroppings.  The “Lucky Shot” prospectors got dinner and found the gold vein all at once! Production first began in 1919 at the War Baby mine and continued under various operators until 1936. At that time the War Baby and Lucky Shot mines were consolidated and operated by Willow Creek Mines, Inc. New management began to focus more on exploration and development in 1938. Willow Creek Mines discovered the faulted-off western segment of the Lucky Shot vein in 1939, known as the Coleman area. Mining of the Coleman area continued until 1942 when President Roosevelt used the War Act, specifically Order L-208, to shut down all gold mining in the United States.
Prior owners and operators, including exploration companies historically associated with the Project, are summarized below:
•	1919 to 1921 - Bartholf & Company
•	1921 to 1928 - Willow Creek Mines, Ltd
•	1928 to 1939 - Willow Creek Mines, Pardners Mines
•	1939 to 1942 - Willow Creek Mines, Conwest Exploration
•	Early 1940's to 1979 - Alaska Pacific Consolidated Mining Company
•	1979 to Early 1990's - Enserch Exploration, Alaska Gold, Solomon Resources
•	Early 1990's - Present - Alaska Hardrock, Inc.
•	2004 to 2010 - Full Metal Minerals as leased from AHI
•	2012 to 2014 Miranda Gold Corporation
•	2014 to 2018 Gold Torrent, Inc./Miranda Joint Venture
•	2018 to 2021 Alaska Gold Torrent
•	2021 to present: Contango Ore Inc.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 25 of 149

Figure 5‑1     Photo of the Lucky Shot Mine circa 1930s

5.1	Historical Exploration

Since production was halted in 1942, only three operators have completed drilling programs on the Project. Enserch Exploration Inc. (Enserch) drilled 18 exploration holes from 1978 to 1985 and completed approximately 1400 feet of underground development work on the Enserch Tunnel located in the footwall of the Lucky Shot vein system.  Eleven of their 18 holes were drilled from underground, the remaining seven holes were drilled from surface.  Full Metal Minerals (FMM) drilled 180 holes between 2005 and 2009 on the Lucky Shot, Coleman, War Baby, Murphy, and Nippon segments of the vein structure. Gold Torrent drilled one hole in 2016 on the Murphy segment of the Lucky Shot vein.  A summary of drillholes is presented in Appendix B.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 26 of 149

In the 1980’s, Enserch Exploration conducted an extensive exploration program which included soil sampling, drilling and underground exploration. The only available data from Enserch’s exploration is the drillhole information, which is discussed in detail in report Chapters 7.  The company also established a 100-ton-a-day mill on the ridge opposite the portal. The mill processed an approximately 10,000-ton bulk sample of material from various sources and then was subsequently shut down in 1986.  It has not been operated since. Enserch abandoned the property and transferred its rights to Alaska Hardrock Inc. (AHI) owned by Scott Eubanks of Willow, Alaska.  AHI now controls the 43 patented federal lode mining claims, fifty-four 160-acre state mining claims, four 40-acre state mining claims, and a 26.9-acre surface estate tract that make up the Lucky Shot Project.  The claims are contiguous and cover an area of approximately 8,554 acres within 22 Sections of Townships 19 and 20 North, Ranges 1 East and 1 West.  AHI has leased this property to several exploration companies including Full Metal Minerals (FMM), Miranda Exploration, Alaska Gold Torrent and the current leaseholder Contango Ore Inc.
Figure 5‑2     Photo of Mill constructed by Enserch Inc. and now owed by Alaska Hardrock Mining

FMM acquired the Project in 2004, and subsequently moved forward with a helicopter supported drilling exploration from 2005 to 2010. FMM completed seven (7) NQ2 size core drill holes in 2005 and intercepted significant gold mineralization. The drilling tested and confirmed earlier Enserch drill intercepts in the Coleman area. The majority of eighty (80) core drill holes drilled in 2006 tested the central Coleman area with step-out fan drilling from a number drill pads in mountainous terrain. Also, the Murphy area and the Nippon mine were drill tested in 2006. Encouraging results from drilling in the Coleman and Murphy areas prompted the additional drilling of fifty-four (54) core drill holes in 2007 in these areas. Drilling during 2007 was concentrated northeast and southwest up and down dip from the historic Coleman workings and extended mineralization to the west both above and below the historical Coleman workings. Other drilling verified Enserch intercepts down dip from the Lucky Shot workings and expanded the mineralization in the Murphy area. In 2008, ten core drill holes were completed in the War Baby mine area. Two of the ten drill holes intersected gold mineralization with the best intercept of 0.4 m @ 33.75 g/t gold.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 27 of 149

In 2008, work focused on rehabilitation of the Coleman portal and underground access to mine a bulk sample from the Coleman resource area. A total of 42.6 m (140 ft.) of a planned 143 m (470 ft.) was completed to provide access for a bulk sample.  There is no record of a bulk sample actually being taken.
In 2009, an additional 29 core drill holes were designed to precede possible commercial development of the "Golden Egg" zone identified by FMM. This drilling was designed to infill the northeast trending "Golden Egg" zone, a small high-grade ore shoot.
By the end of 2009, FMM was in financial distress and announced an option agreement with Harmony Gold (Harmony). As part of the agreement Harmony Gold could earn a 60% interest in the Lucky Shot Property. Through 2010, Harmony continued permitting, geological studies, mine planning metallurgical work, and mill and tailings design. On November 18, 2010, Harmony Gold and FMM terminated the Lucky Shot agreement. Harmony fulfilled its obligations under the option agreement, but due to various difficulties and a decision to focus on other projects, FMM decided to terminate the agreement with the underlying land owner (FMM News Release, 2010).
In early 2013, Miranda Gold signed a lease agreement with AHI and then a JV agreement with Gold Torrent, Inc. as operator in August of 2014.  A surface exploration program was completed in 2014, with the collection of 234 soil samples and 18 rock samples.  Only one hole was drilled by Gold Torrent in 2016 on the Murphy segment of the Lucky Shot vein.
5.2	Historical Production

Historical production from the Project is taken from information provided by prior owners and operators of the mines and anecdotal data summarized by the United States Geological Survey (USGS) and made available in numerous reports since production was halted due to World War II.  The Willow Creek mining district historically produced 19 metric tonnes or approximately 610,874 troy ounces of gold from ore ranging between 30 and 60g/t making it the third largest historic lode gold producing district in Alaska (Harlan, et al., 2017).  The Lucky Shot mine produced a reported 252,000 oz from 169,000 tons of free-milling ore indicating an average head grade of 40 g/t (1.6 oz/tonne) (Stoll, 1997), with additional minor production from the Coleman and War Baby mines.  The Company has not undertaken any independent work to verify or confirm the previously reported information (Harlan, et al., 2017 and Stoll, 1997).  The historical information may not be representative of future results of the Company’s activities.
Gold was discovered in the Lucky Shot area in 1918, with subsequent mining from 1922 to 1942. Most of the historic production (1923 to 1928) came from the Hogan Stope at the Lucky Shot mine. During the 1922 to 1951 era, the Lucky Shot and War Baby mines produced about 252,000 ounces of gold (Stoll, 1997). War Baby, located just east of Lucky Shot, reported production from 1922 to 1927 with an average grade of 74.7 g/t (2.18 opt) from veins varying in thickness from 25.4 to 381 mm (1 to 15 in.).

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 28 of 149

The average vein width in the Lucky Shot mine was 1.52 m (5 ft.) wide with workings extending to a depth of 152 m (500 ft.) down dip.
The principal gold-recovery period for the Gold Bullion was 1911 to 1927, milling 50,900 tonnes (56,000 tons). Reports indicate about 435 kg (14,000 ounces) were recovered by 1915.
Willow Creek Mines operated the Project until 1927, recovering about 1,866 kg (60,000 ounces). Plans were made to treat 3,636 tonnes (4,000 tons) of tailings in a 30-ton per day cyanide plant in 1914, in addition to continuing underground mining through the winter. In 1929, Willow Creek Mines used the Gold Bullion mill to process the Lucky Shot material. Later in 1938, leasers reworked some of the tailings with a cyanidation process.
Starting in 1979, Enserch Exploration Inc. completed extensive activities including drifting, drilling (18holes), and geochemical sampling. A 100-ton-a-day mill was built in the early 1980's. Approximately 9,091 tonnes (10,000 tons) of material was processed from various sources. Into the 1990s, a few companies explored the property and mined another 1,000 tons (Hawley and Visconty, 1982b).

5.3	Historical Mineral Resource and Mineral Reserve Estimates

Historical mineral resource and reserve estimates for the Project are largely unavailable. Charles S. Coleman reported probable reserves of 17,500 tons just after the Lucky Shot mine closed in 1942 (Stoll, 1997), but the methods used to arrive at this figure do not comply with current industry standards and the reported value is presented here for historical completeness only.  There are several historical resource and reserve estimates completed by FMM, Miranda/Gold Torrent and Alaska Gold Torrent but none meet current standards.

6	GEOLOGICAL SETTING AND MINERALIZATION

The following description of the geological setting for the Project is largely excerpted and modified from the technical report prepared by Linebarger (2014). The Company has reviewed the geologic data and information in detail, and finds the descriptions and interpretations provided herein reasonably accurate and suitable for use in this report.

6.1	Regional Geology

Oceanic plate subduction under the continental margin has dominated the Alaska geologic landscape for the last 150 million years, creating various igneous and metamorphic terranes. Many of the Middle Cretaceous and younger mineralized systems in southern Alaska are related to volcanic accretion and hydrothermal activity (Goldfarb, 1997). This includes the mesothermal veins in the Willow Creek mining district.
The Willow Creek mining district is located in the southern Peninsular terrane and the Alaskan part of the Wrangellia composite terrane at the southern end of the Talkeetna Mountains batholith (Goldfarb, 1997). The Jurassic Peninsular terrane consists of a well-stratified sequence of variably metamorphosed Paleozoic and Mesozoic volcanic and sedimentary rocks and a Jurassic granite batholith (Detterman and Reed, 1980; Jones and others, 1987; Nokleberg and others, in Plafker, G. and Berg, 1994). The Peninsular terrane occurs south of the Wrangellia terrane, north of the Chugach terrane, and is bounded by the Talkeetna thrust and West Fork fault to the north and by the Border Ranges fault to the south. See Figure 6‑1. (Clift et al., 2005, after Trop et al., 2002).

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An island-arc chain greater than 2,000 km long formed in the Jurassic period above a north-dipping subduction zone. This arc is represented by volcanic rocks of a distinct geochemical signature within the Peninsular terrane around the Anchorage area (Barker and Grantz, 1982). During the Late Jurassic to Early Cretaceous, the Talkeetna arc was subsequently accreted to southern Wrangellia and Alaska (Clift et al., 2005).
The Talkeetna arc is the tectonic feature defining the character of the Peninsular terrane. Defining lithologies of the Peninsular terrane are deep-level ultramafic-mafic assemblages of the Border Ranges, the Late Triassic and Early Jurassic Talkeetna Formation, and the Middle Jurassic part of the Alaska-Aleutian Range Batholith. The arc extends for over 1,500 km along the Alaska Peninsula and northeastward to the eastern Copper River basin (Plafker, 1994). Reverse faulting of older structures resulted from the accretion of the Talkeetna arc.
The Chugach terrane, an accretionary complex comprised of ultramafic oceanic crustal fragments and pelitic sediments, lies south of the Peninsular terrane and is bounded to the north by the Border Ranges fault margin. Reactivation of the Border Ranges fault by strike-slip movement affected the rocks on either side, developing a regional shear zone.
Local structures hosting gold-bearing quartz veins in the Willow Creek area are synchronous with the high angle, dextral strike-slip movement of the Border Ranges fault (Cooley, 2006; Goldfarb, 1997).
During a brief period of extension in the middle-late Cretaceous the Willow Creek quartz diorite-tonalite body intruded along a shallow north-dipping crustal break. The intrusion provided gold-bearing fluids to occupy similar smaller scale north-dipping reverse fault zones within the intrusive.
The Kluane magmatic belt is an arc of late Cretaceous and early Paleogene magmatism (75-56 Ma) extending from southwestern to southeastern Alaska. Cretaceous plutons of the Kluane arc may have provided fluids and metals for the 66.9 to 65.6 Ma gold-bearing veins in the Willow Creek mining district (Harlen et al., 2003).

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Figure 6‑1     Regional Geology (Reprinted from Linebarger, 2014)

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6.2	Local Geology

The following description of the geology local to the Project is based on historical literature and limited mapping completed by geologists working for previous operators. Rock types are comprised of faulted Upper Cretaceous granite and the Willow Creek quartz diorite-tonalite (a phase of the Talkeetna Batholith), bordered to the south by the Jurassic Hatcher Pass Schist of the Peninsular terrane. The Willow Creek quartz diorite-tonalite is intruded by a variety of dikes with chilled margins ranging in composition from aplite to lamprophyre (Cooley, 2009).
Northwest striking and steeply (60-80°) dipping faults crosscut the entire Willow Creek intrusive. Less faulting occurs in the Hatcher Pass Schist. The faults have dextral and normal movement with displacement to the east creating an en echelon pattern of vein segments, dikes, and fault blocks. Gold mineralization at the Project is hosted in shallow north-dipping mesothermal veins within shears or reverse faults in the intrusive (Cooley, M., 2006). Quaternary cover is predominantly a product of glaciation with only minor re-working.
Mapping completed in the Project area has defined the structural features related to the mineralization in the Coleman and Lucky Shot areas, and throughout the greater Willow Creek mining district (Figure 6‑2).
Figure 6‑2     Property Geology

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The structural fabric specific to the Project area was developed during the late Jurassic to early Cretaceous when the Talkeetna arc accreted to Alaska above a north-dipping subduction zone. When the Chugach terrane accreted to the south margin of the Peninsular terrane after the late Cretaceous, older suture zones between these terranes were reactivated with dextral strike-slip movement.
The Willow Creek quartz diorite-tonalite intrusive was emplaced during a brief period of extension on the Border Ranges fault. An age of 72.3Ma (late Cretaceous) is suggested for the Willow Creek quartz diorite-tonalite using uranium–lead radioactive dating.
Subduction produced south-directed reverse-faulting in the overlying brittle Willow Creek diorite-tonalite. Magmatic or metamorphic fluids moving along these faults formed the gold-quartz veins of the Willow Creek area. Post mineral, dextral strike-slip faults offset  the Willow Creek gold-quartz veins into en echelon segments.
The Project area includes east-northeast faults with northwest shallow dips hosting the productive veins, and N45-50°W faults with steep dips offsetting those veins (Figure 6‑3). Minor narrow gneissic layering exists as local shear fabrics in the intrusive during crystallization. Other steep northerly dipping gneissic layers may be early dikes or veins emplaced and subsequently sheared while the intrusions were still semi-ductile before cooling (Cooley, 2006). The veins of the Lucky Shot mine and the Coleman zone are modestly displaced by large northwest faults and minor faults of variable orientation. The northwest faults produce a number of vein segments within fault blocks, the largest with a displacement of a few hundred meters. These northwest faults within the intrusive displace east-west vein segments en echelon to the south and east by dextral strike-slip and normal movement.
Bends and kinks in underground workings of the Lucky Shot and Coleman mines reflect dextral displacement of the vein along northwest faults (Cooley, 2006). Post-mineralization movement has caused shearing and brecciation within the plane of the vein, with subsequent healing by a later phase of quartz in places. This post mineralization movement has caused the veins to be recessively eroded, with only rare vein outcrops in the district.

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Figure 6‑3     Structural Geology

Faults and foliation in the Jurassic Hatcher Pass Schist are not important to mineralization in the Project area. The schist foliation primarily dips northward at 36° but dips less than 20° near the southern contact of the Willow Creek intrusive. This may indicate a broad open fold with a sub-horizontal east northeast-trending axis (Cooley, 2006) within the metamorphic rocks.
Data derived from core drilling (2005 to 2009) was used to produce a sectional and three-dimensional fault interpretation of the Coleman area. M. Cooley's Coleman fault study for FMM was also incorporated into this interpretation (Cooley, 2009).
The Coleman fault block is located to the west of the Lucky Shot fault block (Figure 6‑3) and is separated by a fault with significant down dip and dextral offset on its east side. The Lucky Shot vein segment is located about 30 m (100 ft.) to the east of the Coleman vein segment. The fault to the southwest of the Lucky Shot fault has significant down dip movement and strikes approximately N49°W with a steep dip, offsetting a portion of the Coleman vein by about 20 m (66 ft.)
M. Cooley's Purple fault (Figure 6‑3) shows about 6 m of offset to the east between drillholes C09- 169 and C06-41. This fault trends N29-34°E with a steep dip. It will be important to recognize this fault for any exploration taking place to the north of the Coleman area as it could impact future mining. The N34°W Brown fault and N17°E Red fault, both with probable steep dips and lateral offsets, appear as jogs in mapped drifts (Cooley, 2009).

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Gold grades are commonly elevated where veins cross, splay, and merge. The age of mineralization by 40Ar/39Ar methods, using six samples of sericite from vein selvages, ranges from 66.9 to 65.6Ma (Harlan et al., 2003). Post mineralization faulting is thus younger than 65.6 Ma at a minimum.
The 3,884.9 square km (1,500 square mile) late Mesozoic Talkeetna batholith includes the Willow Creek quartz diorite, currently thought to be a granodiorite, on its southern border. The quartz diorite is cut by a variety of faults with displacements up to hundreds of meters. The major northwesterly trending northeast dipping faults cut the Willow Creek quartz diorite into four blocks with normal and dextral displacement. The faults offset gold producing veins up to 245 m (800 ft). In the workings, the fault damage zones can exceed 30 m (100 ft.) in width, with strong cataclastic textures and gouge (Ray, 1954). Cataclastic fabric with brittle failure indicates more than one movement on these structures. Horizontal movement on the major fault to the east of the War Baby is 183 m (600 ft.). Numerous northeast striking narrow faults are reported with displacements as much as 61 m (200 ft.). Field investigations and more recent mapping (Ray, 1954 and Cooley, 2009) indicate the joint and quartz-vein patterns in the intrusive do not extend into the Hatcher Pass schist to the south.
The coarse-grained biotite and hornblende-bearing granodiorite intrusion has a weak to moderately well-defined planar foliation of minerals interpreted to be primary intrusion fabric. The flow fabric has a general dip to the north-northeast at roughly 53°. A few narrow zones of gneissic layering are interpreted to represent minor local shear fabrics. In some areas, the gneissic layering could represent early dikes or veins intruded and sheared while the intrusive was semi-ductile before cooling. The gneissic zones dip steeply mainly to the north, except for occasional zones dipping southward.
The historically productive west-northwest trending gold-bearing veins in the Project area generally dip about 30° to the north but with steeper dips of 45° in the shallower part of the Lucky Shot vein segment. The gold-bearing veins probably occupy reverse faults related to north-directed subduction in the late Cretaceous. The pluton intruded at a steeper angle than foliation in the Hatcher Pass schist. The intruding magma created a moderately north-dipping planar intrusive fabric. Continuing north-directed slab subduction may have created a sympathetic thrusting in the overlying quartz diorite-tonalite (granodiorite) rocks. This thrusting would have created open brittle deformation through which gold-bearing fluids could flow to deposit quartz and metals.
6.3	Lithology

Important bedrock formations in the Project area include the Hatcher Pass schist and the Willow Creek quartz diorite-tonalite. Lesser glacial and alluvial deposits are also present. The following stratigraphic units are present within the Project area, and are described in order from Jurassic to Quaternary (oldest to youngest):

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6.3.1	Jurassic Hatcher Pass Schist

The Jurassic Hatcher Pass pelitic schist underlying the southern part of the Project is chloritic and highly fissile. Locally, it is strongly folded. The schist contains dark gray quartz, muscovite, albite and chlorite, with minor chloritized garnet, biotite and tourmaline. The chloritization of the biotite and garnet suggests the schist was originally metamorphosed to amphibolite grade metamorphic facies in the Jurassic and later subjected to retrograde metamorphism in the Cretaceous (Silberman et al, 1978). Alternatively, other workers think the original metamorphic mineral assemblage was cordierite, garnet, muscovite, and chloritized biotite. This would indicate the rocks were metamorphosed from upper greenschist to lower amphibolite facies. The chloritic schist is silver-gray with strong foliation of abundant muscovite plates. Well-developed plagioclase porphyroblasts up to 5 mm (0.2 in.) across and black tourmaline needles up to 10 mm (0.4 in.) are common. More gneissic schist with more feldspar and less muscovite occurs in some places (Ray, 1954).
The schist likely originated as a deep-water fine-grained mudstone deposited in the oceanic trench on the south margin of the Talkeetna arc. Fragments of oceanic crust were included with trench sediments during subduction as indicated by ultramafic enclaves comprising listwanite or serpentine in the schist of the Grubstake Gulch area (Cooley, 2006). The serpentinized ultramafic bodies in the Grubstake Gulch area have talc, chlorite, actinolite, tremolite, fuchsite and opaque minerals of the serpentine group (Albanese et al., 1983).
Dikes in the schist are rare. Small discontinuous pegmatite dikes are seen rarely. The pegmatite in schist is dissimilar to the pegmatite in the Willow Creek quartz diorite. Rare dikes with fine-grained phenocrysts of plagioclase, and lessor pyrite, quartz and hornblende are reported. The dikes are usually about 0.76 m (2.5 ft) or less in thickness and can be either along or crosscutting foliation (Capps, 1915).
The Hatcher Pass schist is assumed to be Jurassic in age. Recent dating of detrital zircons collected from Grubstake Gulch in the south Project area had a significant population with a range in age from 160-210Ma. The schist may include sediment shed from the eroding Jurassic Talkeetna arc. Proterozoic age zircons in the Grubstake Gulch sample indicate sediment influx also from outside the Jurassic age Talkeetna arc rocks (Van Wyck and Norman, 2005).

6.3.2	Cretaceous Willow Creek Granodiorite to Quartz Diorite Intrusive

The Willow Creek stock is granodiorite to quartz diorite in composition and has an age date of 74-73Ma (Csejtey et al., 1978).  It is located near the southern margin of the larger Talkeetna batholith and hosts the mesothermal quartz veins of the Willow Creek mining district. The Willow Creek intrusive is bounded by 67-65Ma granite to the west (Csejtey et al., 1978, Madden-Mcquire et al, 1989). The intrusive is described as having primary flow structures and a gneissic texture near its southern boundary (Ray, 1954). The intrusive is medium-grained except near its southern contact where finer grains may represent a chilled margin with the schist.
The intrusion is primarily comprised of plagioclase, quartz, biotite, and hornblende with the accessory minerals microcline, orthoclase, sphene, apatite, zircon, and magnetite. Two mineralogical variations are apparent: 1) conspicuous large crystals of hornblende with small plates of biotite, and 2) scattered large books of biotite with small crystals of hornblende. These variations are gradational. Hornblende is coarser near the center of the intrusion. The quartz and plagioclase content are fairly uniform throughout. Feldspar tends to be more calcic and zoned within the central intrusive (Ray, 1954).

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Plagioclase is modally more abundant (57-68%) followed by quartz (15-24%) in the tonalite. Quartz occurs interstitially between other minerals. Sometimes quartz replaces surrounding feldspar grains. A distinguishing feature of the quartz is the presence of microlites as hairline rows of minute gaseous or liquid inclusions showing slippage along small fractures. The most abundant mafic mineral is slightly bent biotite making up to 8-16% of the rock mass. The biotite alters to chlorite along cleavage planes.
Hornblende occurs as a primary mafic mineral from 3-13% by volume. Apatite and magnetite are common in hornblende. Traces of zircon and apatite are included in hornblende with epidote along hornblende cleavage planes. Hornblende can poikilitically occur in plagioclase and plagioclase poikilitically in hornblende. Magnetite is the most common accessory mineral, usually with biotite and hornblende. Magnetite is sometimes included in biotite and hornblende, and apatite is occasionally included in magnetite. The accessory minerals, microcline and orthoclase, compose less than 1 percent by volume.
Sphene is observed in mafic minerals and sporadically in plagioclase. The accessory minerals most common in the tonalite are sericite, chlorite, calcite, epidote, prehnite and leucoxene. Zircon is the least abundant accessory mineral occurring as inclusions in hornblende, biotite and magnetite. Calcite and epidote are common with sericitized plagioclase feldspar. Usually, biotite is altered to chlorite and rarely hornblende is chloritized. Leucoxene is seen bordering ilmenite or occurring as patches proximal to ilmenite (Ray, 1954).

6.3.3	Cretaceous Quartz Monzonite (Granite)

The Cretaceous 67-65 Ma granite is present in the western part of the district intruding the Willow Creek stock, (Csejtey et al., 1978, Madden-Mcquire et al., 1989). Also, about 5.6 km (3.5 miles) northeast of the Lucky Shot mine, a small plug-like body of granite occurs on a ridge high point. The Willow Creek intrusive has granite dikes with widths up to 3 m (10 ft.). Generally, the granite is light- colored, mafic-poor, medium to fine-grained and with 7-16% anorthite plagioclase, quartz and potassium feldspar. The potash feldspar is usually microcline. Hornblende is commonly absent. The granite contains accessory biotite, muscovite, myrmekite, and microcline microperthite (Ray, 1954).

6.3.4	Tertiary Dikes

Dikes are variable in composition, not abundant, and difficult to map. Dike displacements are mapped in order to map faults in the area. The dikes, except for the diabase (diorite), are older than the post-ore faults in the Willow Creek area. The diabase dikes tend to follow post-ore faults and may be contemporaneous with them. Younger lamprophyre and diabase dikes tend to crosscut older aplite and pegmatite dikes. Other age relationships for dikes cannot be reliably established, but mafic dikes seem to be youngest. Lamprophyre dikes are cut by post-mineral faults in the Lucky Shot mine (Ray, 1954). The dike compositions are granite, lamprophyre, diabase (diorite), aplite and pegmatite, described below from youngest to oldest.

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6.3.5	Granite

Granitic dikes are interpreted to be the youngest. They are coeval with the intrusion of a biotite muscovite granite pluton on the north side of the Willow Creek quartz diorite. Uranium-lead dates from the granite indicate an age of 70.5 Ma (Harlan et al., 2003). Granite near the gradational contact with the quartz diorite is steeply dipping and includes numerous xenoliths of quartz diorite (Cooley, 2006).

6.3.6	Diabase

The diabase is dense and black like the lamprophyre, however, the diabase is intensely sheared and lacks phenocrysts. Some, but not all, diabase dikes contain pyroxene. The diabase dikes have a width up to about 6.1 m (20 ft.) and can be traced up to a few hundred meters. They strike generally east to east northeast and dip steeply to the north dip. The most abundant mineral is laths of plagioclase feldspar. Original interstitial mafic minerals are altered to green biotite, magnetite, chlorite and calcite. Rarely, feldspars are altered. Olivine may occur with chloritic alteration (Ray, 1954).

6.3.7	Lamprophyre

Lamprophyre trends northerly and dip southwest. Lamprophyre dikes are greenish-black, dense, and fine-grained, with hornblende phenocrysts. Lamprophyre is difficult to recognize in weathered outcrop. The dikes are generally parallel to southwest dipping joints in the intrusive. The dikes are highly continuous and offset by minor and major faults.
The lamprophyres are divided into two types. The first is porphyry with abundant twinned hornblende phenocrysts in a fine-grained groundmass of zoned plagioclase feldspar and minor small hornblende crystals. Its groundmass includes accessory minerals of sphene, biotite, calcite, deep chestnut-red rutile, chlorite, magnetite, and needles of hornblende microlites. The second lamprophyre is coarser grained and mostly equigranular. The major minerals are well zoned feldspars, and hornblende altered to chlorite. The groundmass contains magnetite, chlorite, calcite, sphene, amphibole microlites, and lesser biotite, epidote, and zircon (Ray, 1954).

6.3.8	Aplite

Aplite dikes are common throughout the Willow Creek stock. The aplite follows southwest-dipping joints; strikes and dips are highly variable. The dikes are linear but with irregular widths and can be traced for only about 30 m (100 ft.). The aplite can indicate minor fault offsets but are not very useful to note major fault movement.
Aplite is strongly associated with pegmatite. They occur near each other and sometimes within the same dike with aplite as the border to a central pegmatite band or the reverse. Aplite is light tan to pink with a fine groundmass. Most aplite dikes are less than 10 cm (4 in.) wide; a few are up to 152 cm (6 in.) wide. The dikes are composed of quartz, microcline, orthoclase, and plagioclase. The plagioclase is commonly altered to sericite; the microcline unaltered. Rare biotite is altered to chlorite. Apatite, epidote, and a black opaque mineral are common accessory minerals with secondary calcite along feldspar cleavage planes (Ray, 1954).

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6.3.9	Pegmatite

The pegmatite has a highly variable strike and dip, changing within short distances. The pegmatite is typically traceable for less than 30 m (100 ft.) with variable widths tending to splay. Their widths are usually 5 cm (2 in.) to 122 cm (48 in.) and crosscutting relationships indicate aplite and pegmatite are the oldest dike rocks in the Project area.
Coarse pink feldspar and quartz are the main mineral assemblage in the pegmatite. Lesser coarse muscovite and biotite occurs with minor coarse black tourmaline needles and minor plagioclase. The radioactive minerals uraninite, cyrtolite, allanite and thorite are reported (Ray, 1954).

6.3.10	Quaternary Cover

The Quaternary cover includes alluvium, glacial debris, and talus (Ray, 1954). The glacial debris has very little remobilization.

6.4	Property Geology

The Lucky vein structure is exposed on the steep south facing slope of a step mountain located immediately north of Craigie Creek, a tributary of Willow Creek (see Figure 6‑4).  Generally, the Luck Shot vein is hosted in a recessive weathering shear zone containing multiple quartz veins and entirely hosted by granodiorite of the Willow Creek stock.  The Lucky Shot vein is continuous for over a mile (red line in Figure 6‑4).  It is segmented by northwest trending, 60 to 70 degree northeast dipping faults (see Figure 6‑5). The Murphy segment is a postulated extension of the Lucky Shot vein further east across another postulated fault.  However, it is based on only limited drilling that has intersected mineralized vein material and therefore, at this point in time, remains an interesting exploration target.
Figure 6‑4     Photo looking north at Lucky Shot vein system

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Figure 6‑5   Aerial photograph showing historically mined underground workings along Lucky Shot vein structure (Coleman-Lucky Shot-War Baby), Enserch tunnel (historic in red and recently refurbish and extended in blue), and the Lucky Shot and Capps Faults offsetting the Lucky Shot vein into the three segments.

Based on detailed geologic mapping of the extended underground workings along the Enserch Tunnel and West Drift, a clearer picture of the geologic controls on mineralization is emerging.  Figure 6‑5 shows the Lucky Shot Shear and associated vein structures as well as the cross-cutting faults.  Two main fault orientations have been recognized that form a complimentary array of NW/SE NE dipping faults and nearer E/W N steeply north dipping faults.  Offset of the Lucky Shot shear vein system is approximately 50 meters (165 ft.) across the Lucky Shot Fault separating the Lucky Shot from the Coleman segment and 50 meters (165 ft.) across the Capps Fault separating the Lucky Shot from the War Baby segment.  Both offsets step down to the east. The Lucky Shot shear is up to 20 meters wide (60 ft.).

6.5	Mineralization

The Willow Creek mining district's only known economic mineral is gold contained in mesothermal veins within low angle shears in the Willow Creek granodiorite/quartz diorite intrusive. The important lode gold-bearing shears strike 60-80° and dip 30-60° northerly. The argon isotope method dates sericite in vein-associated alteration to approximately 66.9 to 65.6Ma.
Another group of structures trending nearly due north with dips from near horizontal up to 45° to the west are also significant but are only near to the intersections with the more important east-northeast trending veins. The productive veins have coarsely crystalline quartz with minor pyrite, sphalerite and other sulfides, telluride minerals and visible gold. Gold deposition is a late event and only very minor amounts of gold are occluded within sulfides.

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There are a number of small gold placers in the Willow Creek mining district with very minor development.

6.5.1	Lucky Shot-Coleman-War Baby Veins

The Lucky Shot, Coleman and War Baby zones are segments of the same vein (Lucky Shot vein) that has been segmented across two faults – the Capps Fault on the east separating the Lucky Shot segment from the War Baby segment, and the Lucky Shot Fault on the west that separates the Lucky Shot segment from the Coleman segment.  Most everywhere, the Lucky Shot vein contains two primary sub-parallel and some subsidiary gold-bearing quartz veins hosted by quartz diorite/granodiorite that strike approximately N83°W with a 25-35° dip to the north northwest. There is typically a vein along the hanging wall side of the shear (Lucky Shot Shear) and often, but more intermittently, one along the footwall side of the Lucky Shot Shear.  Relatively good continuity is demonstrated in the two veins. The veins can be separated by up to 20 m (66 ft.). Between the two subparallel veins are a series of flat veins.  These veins can carry excellent grades but are also irregular in extent.  High gold values can occur anywhere in the system and are not restricted to any particular vein. The highly chlorite-sericite altered and sheared granodiorite host also contains pyrite and other sulfide minerals.  All of the mineralized zones are sub-parallel to the Lucky Shot Shear zone; however, potential exists for veins in secondary or tertiary structural directions related to the sense of shear of the primary structure hosting the veins. Figure 6‑6 shows a 50-meter-thick cross section of the Lucky Shot quartz vein system with drillhole intercepts.
Figure 6‑6     Cross Section (371930E)

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Massive mesothermal quartz vein or veinlet packages with 2-3% metallic sulfides and telluride minerals characterize the mineralized drillhole intercepts in the Lucky Shot mineralized zone. Some zones include only one vein with a typical thickness of 0.5 m (1.64 ft.) to 3 m (10 ft.).  More commonly a zone contains many quartz veins with individual widths of at least a centimeter. Disseminated visible gold, tetrahedrite and telluride minerals, pyrite, arsenopyrite and chalcopyrite are the primary minerals in the veins or near vein margins. Occasionally, banding and healed breccias are notable in the veins, and clay alteration or gouge. Veins and quartz diorite closer to surface have iron oxide, minor hematite, and trace malachite.

6.5.1.1	Lucky Shot Shear Alteration

The Lucky Shot vein system is enveloped in a shear (Lucky Shot Shear) consisting of altered granodiorite host rock.  Outside of the Lucky Shot Shear, the granodiorite is relatively unaltered and stands well.  Pervasive weak propylitic alteration characterized by qtz-epidote-chlorite-hematite minerals are common but not intense.  As the shear is approached propylitic alteration picks up and in the shear itself is characterized by chlorite-sericite-iron carbonate alteration with local areas of intense silicification and quartz veining.  Both hanging wall and footwall vein alteration envelopes are highly variable along strike and dip with the veins and the shearing rolling both down dip and along strike.  Generally, alteration envelopes are <15 m (50 ft.) and large blocks of relatively unaltered granodiorite occur within the overall sheared and altered granodiorite host rock. The alteration includes chloritization, seritization, silicification, and argillization accompanied by disseminated pyrite and arsenopyrite. Increased gold within a vein does not appear to have a direct relationship to the intensity of alteration. Discontinuous veins outboard from the primary resource veins may also have strong alteration envelopes. The alteration envelopes outside the veins often carry low gold grade of less than 3 g/t). Frequently wide halos of arsenic exceed the width of alteration envelopes.

6.6	Deposit Type

The veins of the Project are mesothermal. This vein type was referred to as mesothermal deposits by Lindgren in 1933, orogenic metamorphic-hosted deposits by Bohlke (1982), and low-sulfide gold quartz veins by the U.S. Geological Survey's classification by Berger in 1987 Medium-grade facies metamorphic rocks host ninety percent of Alaska's lode gold production (Goldfarb, 1997).
Mesothermal veins are associated with linked networks of faults and low displacement shears of crustal scale shear systems in orogenic belts of Archean to Cenozoic age throughout the world. The Phanerozoic age mesothermal veins are related to crustal breaks characterized by dismembered ophiolite between diverse assemblages of island arc, subduction complexes and continental-margin clastic wedges. The Archean age veins are well age-constrained for the Superior Province and the Canadian Shield (2.68-2.67 Ga), and the Yilgarn Province, Western Australia (2.64-2.63 Ga) and are related to major transcrustal breaks within stable cratons of remnant terrane collisional boundaries (Ash, 1996).
Mesothermal veins are usually found in regional post-peak metamorphic regimes terranes of greenschist facies, and less commonly of sub-greenschist to granulite facies (Inverno, 2002). Related deformation indicates strain in brittle to ductile (plastic) regimes. Hydrothermal alteration and mineralization can occur during shear (Cox, 1999). Geothermal gradients during subduction events cause hydrated sedimentary sequences and volcanics to contribute hydrothermal fluids. The fluids migrate long distances at variable depths to form gold-bearing quartz veins (Groves, 1997).

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These transcrustal breaks with highly connective shear systems can generate high, well dispersed fluid flow to scavenge metals from deeper crustal levels to develop large economic gold deposits at higher crustal levels (Cox, 1999). Vein arrays indicate the fluid responsible for mineralization and alteration is produced during episodic deformation events under supralithostatic pressure (cf. Cox et al., 1987).
Widespread laminated, banded, or crack-seal textures indicate fluid pressure fluctuations during deformational cycles. Episodic brittle or ductile slip events produce breccias and shear veins with variable alteration mineralogical assemblages in sub-horizontal extensional vein arrays. The vein displacements range from a few tens of centimeters to a few tens of meters (Cox, 1999).
Gold is typically in quartz veins and or disseminated in hydrothermally altered envelopes of faults and shears (Cox, 1999). Sometimes mineralization resides in alteration halos next to faults and shears rather than in the veins. This may result from sulfidation reactions in iron-rich host rocks causing gold to precipitate.
The predominant mineralization is quartz, native gold, pyrite, galena, sphalerite, chalcopyrite, arsenopyrite, and pyrrhotite. Locally telluride minerals, scheelite, bismuth, tetrahedrite, stibnite, molybdenite, and fluorite can occur (Berger, 1987). Silver, copper and antimony can be significant byproducts of mesothermal deposits (Ash, 1996). In many cases vein quartz is grayish or bluish due to the presence of fine-grained sulfides. Gangue mineralogy can include calcium, magnesium, and iron carbonate, tourmaline and graphite. Vein textures are usually massive or banded. Veins can occur in the form of discrete planes, saddle reefs, breccias, stockwork, or as anastomosing gashes and dilations. Generally, the mineralization lacks zoning or is consistent through the system (Berger et al, 1986; Ash, 1996).

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Compressional/transpressional environments
Depth (km)
Orogenic Deposits
0
Hg
Hg-Sb
1
Epizonal Au-Sb
5
Mesozonal
Au-As-Te
10
Hypozonal
Au-As
20
OROGENIC STAGE

Figure 6‑7     Schematic Geologic Cross Section of a Low-Sulfide Mesothermal Gold Deposit (Groves 1997)

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Mesothermal vein alteration is dominated by quartz-sericite-carbonate-pyrite assemblages with minor siderite, ankerite, and albite. Silicification, pyritization and potassium metasomatism can occur within a meter from the mesothermal veins. This proximal alteration is enveloped with a broader halo of carbonate alteration including ferrous dolomite veinlets. Chromium mica, dolomite, talc, and siderite are alteration products in ultramafic wall rocks. Sericite, fuchsite, tourmaline, scheelite, and rutile are more common in granitic wall rocks (Cox, 1999; Ash, 1996; Berger et al, 1986).
Mineralization occurs during deformation at depths between 4 and 15 km (2.5 to 9.3 mi.) and temperatures between 250 to 450 °C. The deformation is in fluid pressure regimes of 1 to 3 kilobars and hydrothermal fluids of low salinity composed primarily water and carbon dioxide. Seismic activity provides episodic flow rates and fluid pressures in faults and shear zones producing gold deposits with multi-events.
Seismic reflection surveys in major goldfields indicate the mesothermal deposits are located in the hanging wall of large shear zones and formed at mid-crustal depths beneath the greenstone sequences. Over-pressured fluids are transported from depth to hanging wall structures in during seismic events (Cox, 1999).
Generally, the major fluid-chemical processes controlling gold precipitation in the mesothermal environment are fluid-rock reactions, phase separation due to fluid pressure fluctuation, and fluid mixing processes. Fluid-rock reactions such as sulfidation reactions most effectively control gold deposition as a result of fluid discharge from shears and faults into Fe-rich reactive host rocks. Gold grades may be poor where shears transect Fe-poor host rocks even though wall rocks are altered.
Seismic rupture events causing sudden decrease in fluid pressure can drive phase separation processes and gold deposition. This gold deposition is preferential to veins, particularly in severe pressure reduction zones like dilatant jogs. Fluid mixing processes especially between reduced wall-rock fluids and more oxidized water-carbon dioxide fluids within the faults produce gold vein deposition (Cox, 1999).

7	EXPLORATION AND DRILLING

7.1	Exploration Work Completed by Enserch

Exploration at the Lucky Shot project area essentially stopped in 1942 with the shutdown of operations commensurate with the entry of the United States into WWII.  Renewed exploration interest in the district did not occur until the 1980s when Enserch, Inc., a Texas-based oil company consolidated various patented mining claims and initiated an exploration and development program.  Development was started at the nearby Independence Mine and at the eastern extension of the Lucky Shot vein (between Coleman and Lucky Shot).  Exploration consisted of constructing a 457-meter (1500 foot) exploration drift during 1982 and 1983, and in 1984 underground drilling at the Lucky Shot totaling 10,354 feet (3156 meters) were completed with seven additional drill holes (4400 feet or 1342 meters) collared at the surface targeting the Coleman vein extension.

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In 1986, Enserch terminated its exploration efforts at the property and a legal battle started for control of the assets. Ultimately, Alaska Hardrock consolidated control of the current land position in 2002. During that time several junior mining companies attempted to develop the resource potential of the property, but declining gold prices and conflicts of land tenure probably contributed to their lack of success.

7.1.1	Exploration Drilling Conducted by Enserch Exploration

In 1984, Enserch conducted a core drilling program in the Lucky Shot area under controlled conditions by a professional exploration company utilizing accepted North American practices.  The drill program was observed by Mr. Scott Eubanks who is a professional miner and was present for the duration of underground activities. Drill procedures, core logging, and sample assaying were under the supervision of professional geologic personnel.
GTOR conducted personal interviews with Mr. Scott Eubanks on January 22nd, 2016, and January 25th, 2016 regarding the Enserch drill program at the Lucky Shot mine.  Mr. Eubanks is a professional miner and held supervisory underground mining positions during the Enserch drill program. The following information is corroborated by a combination of historical data sheets, field notes, corporate records, and underground field observations by Mr. Eubanks.
Lucky Shot Exploration
Enserch actively explored the Lucky Shot mine and greater Willow Creek district from 1978 through 1985.  Enserch drove a 1,500 ft. (457 m) exploration drift below the Lucky Shot mine and drilled 11 underground core holes totaling 10,364 ft. (3,159 m) during the 1984 field season. Additionally, Enserch drilled 7 surface core holes in the Coleman zone totaling 4,881 ft. (1,488m) (Table 7‑1). A complete list of the significant intercepts is presented in Appendix C.

Table 7‑1	Exploration Drilling Completed by Enserch
Year	Type	Number	Total Meters	Total Feet
1984	Underground	11	3,159	10,364
1984	Surface	7	1,488	4,881

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Table 7‑2	Assayed Drill Intercepts from Enserch Exploration
Drillhole Name	Type	From (m)	To (m)	Length (m)	Gold (g/t)
LSB_1	Underground	196.10	196.77	0.67	8.211
LSB_1	Underground	205.06	205.12	0.06	1.213
LSB_1	Underground	214.70	215.56	0.86	4.977
LSB_1	Underground	229.86	230.29	0.43	1.337
LSB_2	Underground	358.84	360.21	1.37	3.328
LSB_3	Underground	310.74	313.18	2.44	1.182
LSB_4	Underground	222.77	223.50	0.73	7.123
LSB_5	Underground	186.44	187.08	0.64	1.12
LSB_5	Underground	189.43	190.44	1.01	4.386
LSB_6	Underground	253.80	254.17	0.37	1.991
LSB_6	Underground	254.47	254.65	0.18	3.235
LSB_6	Underground	272.75	273.05	0.30	2.83
LSB_7	Underground	217.17	217.54	0.37	3.67
LSA_1	Underground	206.23	207.14	0.91	3.577
LSA_2	Underground	267.94	268.50	0.56	0.747
LSA_3	Underground	177.92	178.38	0.46	3.888
LSA_3	Underground	193.72	193.81	0.09	15.241
LSA_4	Underground	151.59	151.74	0.15	55.986
LSA_4	Underground	155.99	156.60	0.61	5.505
CB1	Surface	No Reported Assay Intercepts
CB2	Surface	No Reported Assay Intercepts
CB3	Surface	No Reported Assay Intercepts
CB4	Surface	No Reported Assay Intercepts
COLE1	Surface	No Reported Assay Intercepts
COLE2	Surface	No Reported Assay Intercepts
COLE3	Surface	No Reported Assay Intercepts

7.1.1.1	Drilling Methods

In early 1984, a drill station was set up at the end of the Enserch drift.  A Longyear Hydacore Model 28 core drill was transported to the drill station in pieces.  Core drilling utilized a BX diameter core barrel and 10 ft. steel rods.  Samples were extracted by tripping out of the hole after 10 ft. runs.  The drill holes were reported to be surveyed every 100 ft. All core was saved in waxed cardboard boxes which have been removed from the site.  Drilling was completed both during day and night shifts under the supervision of geologists.

7.2	Exploration Work Completed by FMM

In 2006, underground mapping was completed in the Coleman workings and in the Enserch exploration adit. Surface mapping was done in the vicinity of the Lucky Shot mine. In 2007 widely spaced soil sampling in the West Coleman area was completed. The exploration activities of 2008 included underground mapping, and sampling in the Coleman area underground workings and mine dump sampling. In 2009 underground mapping and sampling was carried out in accessible workings in the Coleman area.

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FMM completed rock and mine dump sampling during the exploration years 2005 to 2009. In 2005, 43 surface, underground, and trench samples were collected. These samples have sequential numbers from 8751 to 8786 and results for gold and multi-element ICP. The surface and underground rock sampling results are compiled with Sample ID, Location, Type, and Au in ppm. In 2007, rocks from the West Coleman 250 & 500 Lucky Shot levels, and dump samples from the War Baby dump were collected.
Three hundred and twelve (312) soil samples were collected from a grid in the west Coleman area (Figure 7‑1). Forty-five dump and 23 rock samples were taken. The samples were assayed for gold and analyzed for multi-element by ICP by ALS Chemex of Fairbanks.
Figure 7‑1     2007 West Coleman Soil Samples

The west Coleman soil grid values ranged from 0.025 to 4.48 ppm gold with an average of 0.139 ppm gold. The highest gold values are located at the east end of the grid. Forty-five samples were collected from the Lucky Shot 250 Level, Lucky Shot 500 Level, and the War Baby dumps. Twelve samples from the Lucky Shot 250 dump averaged 4.47 ppm Au. Twenty-three samples from the Lucky Shot 500 level dump averaged 3.68 ppm Au, and the 10 samples from the War Baby dump averaged 2.57 ppm Au.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 48 of 149

7.2.1	Exploration Drilling Conducted by FMM

Five drilling campaigns, totaling 180 core holes, were drilled by FMM from 2005 to 2009 in the Lucky Shot area. One hundred and seventy-three surface core holes (173) were completed in the vicinity of the Lucky Shot and Coleman areas. Table 7‑3 shows holes drilled by FMM during the years 2005-2009 and excludes holes drilled on the Nippon prospect. Seven other core holes, N06-16 to N06-22, were drilled on the Nippon prospect quartz veins, and are not shown in Figure 7‑2. A summary of drillholes is presented in Appendix B.

Table 7‑3	Exploration Drilling Completed by Full Metal Minerals
Year	Number	Total Meters	Total Feet
2005	7	921	3,022
2006*	73	12,713	41,709
2007	54	13,303	43,645
2008	10	2,389	7,838
2009	29	4,776	15,669
* Excludes Nippon Prospect Holes

Nearly all the holes drilled during the FMM campaigns have associated geotechnical and geologic logs, assay certificates (fire assay gold and multi-element ICP), and core photographs. Thirty-five (35) do not have down-hole surveys. All drillhole coordinates are listed in UTM NAD83 Zone 6. All selected core samples of varying length from 2006 to 2009 were assayed for gold and analyzed for a multi-element suite with ICP completed by ALS Chemex, of Fairbanks. The 2005 core samples assayed for gold and analyzed for multi-element suites with ICP and were prepped by Alaska Labs and analyzed by BSI of Reno, Nevada. Samples with visible gold assayed during the years between 2006 and 2009 were re-assayed using the metallic screen method. However, in the year 2005, samples with coarse gold were not re-assayed using this method. Two samples from 2005 were eventually re-assayed with the metallic screen method during an audit.
During 2005 to 2009, Peak Exploration Ltd. of Yellowknife, Canada, was contracted by FMM to drill NQ2 (1.99" or 50.5 mm) size core on the Lucky Shot project. In 2005, the drill holes were surveyed with both an acid test for dip and an electronic 'Icefields' downhole survey tool to measure both dip and azimuth. A Brunton compass was used to set drill angles. Initially drill sites were located using a non-differentially corrected hand-held Global Positioning System device in Universal Trans-Mercator (UTM) NAD 83 Zone 6, with estimated position accuracy of 3- 5 m. When the 2006 to 2009 holes were completed, they were surveyed using a Leica TCR803 Total Station. The down hole surveys were done with a multi-shot FlexIT Smart Tool Drillhole Survey System which measures dip, azimuth and temperature.

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Prism Helicopters of Wasilla, Alaska was contracted for support operations and used a Hughes 500D for site access from 2005 to 2009 and drill repositioning during 2008 to 2009. Northern Pioneer helicopters of Big Lake, Canada, used a Bell 204 to move the drills from 2005 to 2007.
Figure 7‑2     Project Drillhole Collars

7.2.1.1	Exploration Drilling Conducted FMM in 2005

FMM drilled seven core holes (C05-08 to C05-14) totaling 921 m (3,022 ft.) in the Lucky Shot mine area during 2005 (Figure 7‑3). The core holes were surveyed, logged, photographed, and selectively sampled in zones of interest. Peak Exploration Ltd of Yellowknife, Canada was the drilling contractor.
FMM targeted the western portion of the Lucky Shot vein system (Coleman area) located up dip about 200 m (650 ft.) from the historic Coleman workings. The drilling information indicated the vein strikes 277° and dips 24° to the north-northeast. All seven drill holes intersected the vein. The drilling intersected mineralized zones of up to 4.0 m (13.1 ft.) in long with values of up to 219.06 g/t Au (7 oz). The drilling showed that the system was open on the western edge and down dip. The eastern limit is defined by the Lucky Shot fault, representing the border between the Lucky Shot and Coleman workings (McLeod and Light, 2005). A complete list of the significant intercepts is presented in Appendix C.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 50 of 149

Figure 7‑3     FMM 2005 Drilling

7.2.1.2	Exploration Drilling Conducted FMM in 2006

Core holes C06-15 to C06-84, C06-86, and C06-89 to C06-90 were drilled by FMM at the Lucky Shot, Coleman and Murphy areas and N06-16 to N06-22 were drilled at the Nippon property. The 73 holes (not including the 7 holes drilled at Nippon) totaled 41,709 ft. (12713 m) of NQ2 size core (Figure 7‑4). All core holes were surveyed, logged, photographed and selectively sampled in zones of interest. Peak Exploration Ltd. of Yellowknife, Canada, was the contractor for the drilling program conducted by FMM during 2006.
The Coleman vein, Lucky Shot vein, Murphy area and the Nippon vein were drilled during 2006. Three holes were drilled into the Murphy area, and the remainder were primarily drilled in the Coleman and the Lucky Shot mine areas. The drilling in the Coleman area was primary driven by the success of the 2005 drilling in the area 200 meters up-dip from the historic Coleman workings and west of the Lucky Shot fault. The 2006 drilling program had two main objectives:
1.	Delineate the up and down-dip portions of the Coleman area and test along strike, and
2.	Explore for a north-eastern faulted extension to the War Baby area (Murphy area).

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The 2006 drilling proved to be a successful program. The Murphy area is faulted down and with dextral movement along the East fault relative to the War Baby mine. The drilling of the Murphy area extended the strike length of the Lucky Shot vein to over 1,800 meters, with continuous gold mineralization based on historic mining and recent drilling. Hole C06-89 drilled a mineralized structure 300 meters below the surface intersecting 0.4 m (down-hole length) of 19.3 g/t (0.56 opt) Au in the Murphy area. Late in the season, FMM initiated two core holes, C06-84 and C06-86, to test the anomalous gold intercepts reported by others. Weather conditions caused abandonment of the holes prior to reaching their target depth.
The Coleman fault block was delineated both up and down dip from the historic workings, and along strike to the west during 2006. The drill holes intended to pierce the mineralized zone at 23 m (75 ft.) centers. The vein appears to strike about 277° and dips 20-45° NE, local variations in dip and strike are commonly large. Widths of the zone varied from <1m to 4.5 m. Holes with the highest-grade intercepts were concentrated within a NE plunging shoot, up dip of the historic Coleman workings.
The Nippon area was successfully drilled, intersecting the quartz veins of the prospect. Only minor quartz veining, alteration and low gold values were intercepted. The highest intercept encountered in the drill holes came from N06-18 from 222.9-223.32 m (down-hole length) @ 3.42 g/t Au (0.099 opt) Au (McLeod, 2006). A complete list of the significant intercepts is presented in Appendix C.

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Figure 7‑4     FMM 2006 Drilling

7.2.1.3	Exploration Drilling Conducted FMM in 2007

In 2007, FMM drilled 54 core holes during 2007 totaling 13,303 meters (43,645 ft.), refer to Appendix B and Figure 7‑5. The Murphy, Lucky Shot and Coleman areas were the targets for the drill holes. All core holes were surveyed, logged, photographed and selectively sampled in zones of interest.
Peak Exploration Ltd. of Yellowknife, Canada, was contracted by FMM to drill about 13,000 m (40,000 ft.) of NQ2 size core on the Lucky Shot.
The 2007 drill program had three goals at Lucky Shot:
1.	Test an eastward extension of mineralization encountered in drill hole C06-89 in the Murphy area during the 2006 drilling program.
2.	Extend the down dip extension of the Lucky Shot vein below historic underground workings.
3.	Extend gold mineralization along strike to the west and, up and down dip in the Coleman area.

The success of the Murphy area drilling in 2006, dictated additional drilling. This was due to high grade gold values in the vein intercepts and similarities in the textures of the quartz veins to the Lucky Shot vein to the west. One of the five drill holes (C07-91 to C07-95) drilled in 2007 intersected a down-hole length 0.98 m @ 54.60 ppm Au (1.59 opt) in a fault zone with quartz veining including cataclastic textures and altered quartz diorite. All the drill holes intercepted the altered and veined fault zone in quartz diorite. The vein is similar in appearance to the veins of the Lucky Shot and Coleman areas.

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FMM's 2007 drilling at the Lucky Shot vein was intended to verify and extend the known mineralization approximately 100 meters down dip from historic workings. The high grade was verified by FMM drilling of C06-84. This drill hole was re-entered and deepened and intersected the vein. This drilling indicated the vein to be about 277o and dip 20-30o to the north. Drill holes C07-85, 104, 140, 143, 144, and 145 intersected quartz vein with cataclastic texture and visible gold. C07-143 contains a down-hole length 0.5 m @ 77.20 g/t (2.25 opt).
The drilling showed 250 m of continuity to the west and 150 m of continuity up and down dip from the historic workings with vein continuing to strike about 277o with 20-45o dips NE, including common large local variations with strike and dip. Visible gold was in 19 of 42 drill holes with some holes containing more than one intercept with visible gold. Generally, a hanging wall fault marks the beginning of the Coleman zone. Below the fault, a brecciated (cataclastic) quartz diorite with gouge and one to two quartz veins in sericitization is common. The highest gold values with visible gold are usually in cataclastic zones with <5% to 20% total quartz included. A complete list of the significant intercepts is presented in Appendix C.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 54 of 149

Figure 7‑5     FMM 2007 Drilling

7.2.1.4	Exploration Drilling Conducted FMM in 2008

In 2008, FMM drilled ten surface drill holes, WB08-01 to WB08-10, located in the War Baby mine area, refer to Appendix B and Figure 7‑8. Peak Exploration Ltd. of Yellowknife, Canada, was contracted by FMM to drill about 3,000 m (10,000 ft.) of NQ2 (1.99" or 50.5 mm) size core on the Lucky Shot project.
The total footage drilled was 2,389 m (7,838 ft.). All core holes were surveyed, logged, (data in digital logs only), photographed and selectively sampled in zones of interest. No samples were re- assayed using the metallic screen method.
In 2008, the Lucky shot drilling program had three goals:
1.
Identify near term working areas for future mining at the War Baby area of the Lucky Shot vein system, primarily by targeting fault extensions of mineralization missed by the historic operation, as well as down dip mineralization.

2.	Infill areas of the Coleman shoot for stope definition (not completed).
3.	Target near surface mineralization within the Murphy area (not completed).

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The terrain proved challenging for placing drill pads due to steep outcrops in this area. Multiple azimuths were used to test the vein in the War Baby area.
The War Baby area is located between the Lucky Shot and the Murphy areas. The War Baby area has been down-dropped with dextral movement relative to the Lucky Shot, and bounded between the post- mineral, steeply dipping and northwesterly striking Capps and East faults. Seven of FMM's ten drill holes at War Baby, intersected anomalous gold values hosted in quartz veins with cataclastic textures.
Two of the drill holes intercepted old stopes. Five of the ten drill holes tested the down dip vein potential from the War Baby workings. The highest grades were intersected by holes WB08-01 and WB08-06 with down-hole intercepts of 0.4 m in length @ 33.075 ppm Au and 0.4 m in length @ 19.75 ppm Au respectively. A complete list of the significant intercepts is presented in Appendix C.

Figure 7‑6     FMM 2008 Drilling

7.2.1.5	Exploration Drilling Conducted FMM in 2009

During the 2009 drill program at the Lucky Shot property, 29 surface core holes were drilled (C09-147 to C09-175). The total core hole footage was 4,776 m (15,669 ft.), refer to Appendix B and Figure 7‑9.

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All core holes were logged (original logs), surveyed, photographed and selectively sampled in zones of interest.
Peak Exploration Ltd. of Yellowknife, Canada, was contracted by FMM to drill NQ2 (1.99" or 50.5 mm) size core on the Lucky Shot project.
The drilling goal for the 2009 drilling was to infill drill along the NE-trending zone dubbed the "Golden Egg". This zone was revealed from a conceptual model developed from the 2005-2007 drill data for internal use in early 2008 and was meant to direct FMM towards "areas of opportunity" (Kirkham, email correspondence, March 6, 2009). The model suggested more drilling verification was needed before commercial development of the property, as recommended by Yukuskokon Professional Services (YKPS) of Wasilla, Alaska. YKPS was contracted to manage the Lucky Shot project.
YKPS recommended additional infill drilling along the NE-trending areas to verify the grade, thickness and orientation of the indicated shoots, and to add to the existing mineral inventory. Significant results of the 2009 drilling program are in Table 7‑4.
Objectives:
1.	Drill 18 intercepts 1-1.5 meters in length averaging over 7 g/t Au.
2.	Extend mineralization 50 m up and 200 m down plunge from the "Golden Egg" shoot.
3.	Extend the northern shoot by 50 m up and 30 m down plunge from known mineralization.
4.	Extend the down-dip extensions of both shoots at least 50 m below the historic underground stopes.

Table 7‑4	Significant 2009 Drilling Intercepts
Drillhole Name	From (m)	To (m)	Interval (m)	Gold (g/t)
C09-152	154.2	155.6	1.4	55.5
C09-153	160.3	160.3	0.0	102.0
C09-158	121.6	122.2	0.6	58.2
C09-169	129.5	130.0	0.5	115.0
C09-171	130.7	131.1	0.4	249.0

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Figure 7‑7     FMM 2009 Drilling

7.3	Exploration Work Completed by Miranda and GTOR

In 2014, Miranda and GTOR geologists completed a 234-sample soil grid and collected rock samples of quartz vein rubble. Results strongly suggest that the vein system mined on Bullion Mountain within the Willow Creek mining district extends beyond the fault that bounded historic production. The highlight of the sample program is the discovery of three quartz vein sub-crops that assayed 1.48 oz, 0.50 oz and 0.53 oz Au/t (50.74 g, 17.05 g and 18.15 g/t Au).
The soil anomalies show discrete breaks from background and are defined as having gold values of greater than 0.100 ppm to 2.00 ppm. The samples were taken on a grid spaced 20 m X 200 m. Three or more linear anomalies are reflected consistently on 5 successive lines of the grid; the anomalies extend for 800 m and remain open. The three samples of quartz vein sub-crop within the anomalous gold in soil area indicate that the soil anomalies likely reflect new high-grade vein segments within the district. Visible gold was present in all of the vein sub-crops sampled.
Chemical analyses and physical beneficiation work were conducted in late 2015 to early 2016 on samples from the Willow Creek, Alaska, project provided by Gold Torrent, in support of a prefeasibility study being prepared by Gold Torrent. Drill core and rock fragment samples weighing 1.9 kg total were received in November 2015 and were prepared in two composites, identified as Core Samples Composite and Rock Fragments Composite in accordance with instructions by Bruce Thorndycraft. Both composites were ground to a P₈₀ of 106 μm and subjected to HLS at 2.96 sg to concentrate the gold. The HLS products were assayed for gold, arsenic, copper, and silicon.

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The sink product from the Core Samples Composite assayed 1,670 g/t Au, and 64% of the gold was recovered in about 1% of the weight. The sink product from the Rock Fragments Composite assayed 23,600 g/t Au, and about 89% of the gold was recovered in about 4% of the weight.
A much larger sample, consisting of rocks with sizes of about 1–6 in., weighing 1,298 kg total, was received in December 2015. The entire sample, comprising the contents of five 55 gal drums were dumped, and the rocks were arbitrarily hand-sorted according to visual appearance in consultation between Mr. Thorndycraft, Mr. Spiller, and Hazen personnel. The four sorted fractions were labeled based on subjective visual examination. These were labeled as follows:
•	Vein Rock
•	Mixed Vein and Wall Rock
•	Barren Vein
•	Waste Rock

Subsequently, the Vein Rock was further sorted based on subjective visual examination into the following:
•	Vein 1 (V1)
•	Vein Barren (VB)
•	Vein Barren 2 (VB2)
•	Vein Heavy (VH)

V1 and the VH samples were selected for further beneficiation work at Hazen. All samples were assigned internal numbers (HRI) for identification and future reference. The Rock Fragments Composite and the 48 by 65 and 65 by 100 mesh fractions from the V1 sample show an amenability to gravity separation, indicating liberation of the gold is achieved. The minus 325 mesh from the V1 sample could be improved with optimization of the shaking table operating conditions.
The V1 sample was subjected to a crushing, rod milling, desliming, and wet screening procedure. Three selected size fractions (48 by 65, 65 by 100, and minus 325 mesh) were selected for gravity separation experiments using a Wilfley one-eighth size shaking table, with the objective of producing clean tailings. The products were fire assayed for gold. Table 7‑5 shows the analyses of the rougher concentrates.

Table 7‑5	Rougher and Scavenger Concentrates Analyses from Table Experiments Using Selected Size Fractions of V1 Sample
Experiment	Size Fraction, mesh	Weight, %	Au
			Analysis, g/ta	Distribution, %
3906-12	48 × 65	62.2	19.0	92
3906-13	65 × 100	55.3	55.4	97
3906-14	Minus 325	4.90	291	73
Calculated total concentrate assay is based on individual product assays.

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The rod milling of the V1 sample generated an amount of slimes that was higher than the expected slimes production in the plant. For this reason, the VH sample was selected for additional physical beneficiation work. The VH sample was crushed using a six-stage procedure and then screened at 4 and 8 mesh.
Gravity separation experiments using the VH sample, including shaking table and hand jigging, were conducted with the 4 by 8 mesh fraction. The products were screened at 6 mesh, at the client’s request, and the 4 by 6 and 6 by 8 mesh fractions were fire assayed for gold. The results show that the 4 by 6 mesh fraction of the table rougher concentrate assayed 23 g/t Au, and 9% of the gold was recovered in 19% of the weight of the feed to test. The 6 by 8 mesh fraction assayed 28.3 g/t Au, and about 2% of the gold was recovered in 3% of the weight of the feed to test.
The 6 by 8 mesh fraction of the hand jig heavies assayed 69 g/t Au, and 43% of the gold was recovered in almost 25% of the weight of the feed to test. Locked gold in quartz was observed in the 4 by 8 mesh fraction of the VH sample. No liberated gold was observed.
These results and observations indicate that crushing to a finer size (approximately minus 48 mesh) is necessary to liberate the gold before conducting any beneficiation procedure.

7.3.1	Exploration Drilling Conducted by GTOR

During August 2016, GTOR conducted assessment work on the project’s State of Alaska claim blocks.  One 640-foot surface core drill hole was completed in an area underlain by the eastern extension of the Murphy vein.  The location of this hole is Latitude 61 Degrees 46.775' North; Longitude 149 Degrees 23.100' West. This drill hole was designed to test the concept that the Murphy vein segment encountered during previous drilling extends across the valley floor at a depth of about 350 feet. The successful results of the drilling indicate a much larger resource target area for future exploration. Significant intercepts from the 2016 drillhole are summarized below:

Table 7‑6	Summary of Significant 2016 Drillhole Intercepts
From	To	Feet	Meters	Gold Grade
				(opt)	(g/t)
124	125	1	0.3	0.017	0.53
339	347	8	2.6	0.019	0.58
352	359	7	2.3	0.008	0.24

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 60 of 149

7.4	Exploration Work Conducted by Contango subsidiary Alaska Gold Torrent

7.4.1	Underground Development Work

The 2021/2022 exploration plan for the Lucky Shot mine included rehabilitation and extension of the Enserch Tunnel, construction of a west lateral drift and underground exploration drilling. In order to prepare for year-round exploration activities, in the Fall of 2021, Contango Ore completed a 18.3m (60 ft) snow shed at the entrance to the Enserch portal as a precautionary measure for safe winter entrance and egress.  In total, new development included: rehabbing 442.1m (1450ft) of existing drift, including 198.2m (650ft) of drift enlarged to 3.1m x 3.65m (10ft x 12ft), and completion of 612.0m (2008ft) of new drift. New development included: 304.0m (998ft) of development to extend the Enserch Tunnel, four muck bays at approximately 61.0m (200ft), 18.3m (60ft) of ramp development towards the Coleman and 228.6m (750ft) of new development in the west drift.
The 228.6m (750ft.) of development in the West Drift was constructed to provide a series of drill stations in the footwall of the Lucky Shot vein structure.  The drill stations allowed exploration drills to drill up through the footwall of the Lucky Shot Vein (see Exploration Drilling section of this report).  Future plans include completing an East Lateral Drift opposite the WLD and advancement of the Enserch tunnel further into the hanging wall side of the Lucky Shot vein to establish an east-west hanging wall drift to test the Lucky Shot vein structure further down dip.
Additional work completed in 2022 included construction of a remote power staging area, removal of avalanche snow and debris, environmental tasks for compliance and routine road maintenance.
Surface work included the installation of satellite communications, two weather stations to help with the Avalanche Control Program, as well as establishing locations for electrical generation and electrical control systems outside of potential avalanche paths.  In addition, a core facility was constructed at the Company’s warehouse facility located along the Parks Hwy at approximately milepost 76.

7.4.2	2022 Underground Mapping Program

A late-season underground mapping program was carried out at Lucky Shot during the 2022 exploration season between November 20th to 22nd. Mapping was focused on understanding the geometry and character of the Lucky Shot vein system and any rearrangement and/or offset of the gold mineralization due to post-mineral faulting. A total of 975 meters (3,200 feet) of underground workings were mapped during this phase of work, comprised of the Main Drift and West Drift (Figure 7‑8). Mapping was georeferenced using a 300-foot tape and available survey marks along the ribs. Mapping focused on gathering structural attitude measurements (dip/dip direction) of key features, including: 1) mineralized or possibly mineralized veins, 2) ductile shear zones, and 3) brittle faults.
The entire length of the Lucky Shot underground workings are hosted within a granodiorite pluton with little apparent penetrative fabric development. Some minor grain alignment can be observed but is likely attributed to a magmatic flow fabric as opposed to deformation. Veining generally dips gently to the north, but there is a notable rotation in dip direction of ~40° between the Main Drift veins and the West Drift veins. Both vein domains are characterized by relatively thin veins composed of shear-textured and brecciated quartz, sulfide with muscovite, chlorite and carbonate minerals. Alteration halos (quartz-sericite) around veining are common, typically extending approximately 2x the width of veining into the wall rock. Vein arrays in both drifts are composed of parallel sets of shallow, north-dipping main veins, which are associated with visible gold and local discontinuous sets of ‘ladder-style’ or tension gash veins.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 61 of 149

The Lucky Shot fault forms the most severe damage zone exposed in the workings. It is defined by well-developed northwest trending (~310°), moderately dipping (~40°) planar fault surfaces and a 3-4 meter-thick zone of gouge and intense fracturing surrounded by up to 30 meters of associated damage. The ‘Lucky Shot Fault System’ appears to be responsible for the majority of northeast dipping deformation and is composed of at least three (3) discrete structures: 1) the main Lucky Shot Fault, 2) a west splay that cuts across the West Drift, and 3) a synthetic structure to the east of the main Lucky Shot fault, which appears to be causing up to 15 meters of left-lateral offset on the Lucky Shot vein (Figure 7‑9).
In addition to the major fault zones described above, several other discrete structures were mapped (Figure 7‑10). The ‘West Fault’, which cuts across the Main and West Drifts is expressed as a northwest trending (~330°) 2-3 meter-thick zone of gouge and intense shearing. The ‘Bend Fault’, which cuts across the Main Drift is expressed as a northwest trending (~300°) 1-2 meter-thick zone of gouge and is possibly associated with the ‘West Lucky Shot’ splay. The ‘Intersection Fault’ is an east-west trending (~280°) structure that cuts across the Main Drift and appears to project up to surface and conform to a distinct topographic expression (incised valley).

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 62 of 149

Figure 7‑8     Map showing layout/extent of Lucky Shot underground workings and known coordinates.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 63 of 149

Figure 7‑9     Map showing position of the three (3) main structures that make up the Lucky Shot Fault System.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 64 of 149

Figure 7‑10     Map showing projection of the West Fault, Bend Fault and Intersection Fault

7.4.3	MatSu LIDAR Reinterpretation by Geocloud Analytics

In July of 2022, AGT hired Geocloud Analytics to perform a re-interpretation of the MatSu Borough LIDAR survey flown in 2019.  This work included accurately locating historical mining data such as adits, prospecting activity (pits, trenches) and geologic features, allowing historical sampling data and existing geological mapping, etc. to be precisely known and therefore incorporated into geological models.  The LIDAR analysis illustrates the alignment of significant adit chains, combined with major topographic and geomorphic features, indicating a significant regional trend over the project area (see Figure 7‑11).  This work resulted in identifying several new areas for future exploration.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 65 of 149

Figure 7‑11     Geocloud LIDAR Interpretation study area

7.4.4	Exploration Drilling Conducted by Contango subsidiary Alaska Gold Torrent (AGT)

During the 2022 underground drilling program at the Lucky Shot property, twenty-nine (29) HQ diamond core holes were drilled (LSU22001 to LSU22029) for a total of 3,816 meters (12,519 ft.), refer to Table 7‑7 and Appendix B. Major Drilling America Inc., was contracted by AGT to drill HQ (63.5 mm) size core for the 2022 drill holes using an Atlas Copco U8 drill. The drill azimuth and dip was set using an azimuth/dip alignment tool and downhole surveys were performed using a Trushot Digital Survey Tool provided by Boart Longyear. Drillhole collars, with the exception of those at the now mined out Enserch face, were surveyed by RECON LLC.   The core from each drill hole has been logged, photographed and selectively sampled through zones of interest.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 66 of 149

Table 7‑7	Drill holes information completed in 2022 by contractor Major Drilling
Drillhole ID	Exploration Company	Coordinates NAD 1983 UTM Zone 6 North			Maximum Depth (m)	Collar Survey		Resource Area
		Easting	Northing	Elevation (m)		Azimuth˚	Dip˚
LSU22001	Alaska Gold Torrent	372653.4	6851904.4	907.0	345.0	334.9	4.0	Lucky Shot
LSU22002	Alaska Gold Torrent	372653.0	6851903.1	907.4	263.4	310.2	15.1	Lucky Shot
LSU22003	Alaska Gold Torrent	372653.5	6851904.0	908.7	214.3	335.2	35.1	Lucky Shot
LSU22004	Alaska Gold Torrent	372653.4	6851904.3	907.5	233.8	331.3	14.4	Lucky Shot
LSU22005	Alaska Gold Torrent	372654.6	6851904.8	907.6	223.4	359.4	15.1	Lucky Shot
LSU22006	Alaska Gold Torrent	372669.1	6851914.9	908.0	216.1	13.3	15.1	Lucky Shot
LSU22007	Alaska Gold Torrent	372668.3	6851915.5	908.4	197.2	359.2	19.5	Lucky Shot
LSU22008	Alaska Gold Torrent	372669.3	6851914.6	909.1	217.0	24.7	34.5	Lucky Shot
LSU22009	Alaska Gold Torrent	372669.9	6851914.6	908.0	244.8	38.3	24.7	Lucky Shot
LSU22010	Alaska Gold Torrent	372669.0	6851915.0	907.5	231.0	15.2	6.2	Lucky Shot
LSU22011	Alaska Gold Torrent	372628.0	6852180.5	909.5	49.4	1.5	7.7	Lucky Shot
LSU22012	Alaska Gold Torrent	372628.0	6852180.5	909.5	39.6	314.4	40.0	Lucky Shot
LSU22013	Alaska Gold Torrent	372628.0	6852180.5	909.5	34.4	329.5	30.2	Lucky Shot
LSU22014	Alaska Gold Torrent	372628.0	6852180.5	909.5	34.4	13.2	13.0	Lucky Shot
LSU22015	Alaska Gold Torrent	372628.0	6852180.5	909.5	29.9	12.8	44.7	Lucky Shot
LSU22016	Alaska Gold Torrent	372628.0	6852180.5	909.5	22.3	26.9	43.6	Lucky Shot
LSU22017	Alaska Gold Torrent	372628.0	6852180.5	909.5	71.0	25.3	15.7	Lucky Shot
LSU22018	Alaska Gold Torrent	372404.1	6852038.9	915.2	77.1	345.8	74.8	Lucky Shot
LSU22019	Alaska Gold Torrent	372404.0	6852040.3	915.0	79.9	348.0	54.6	Lucky Shot
LSU22020	Alaska Gold Torrent	372403.8	6852041.0	914.4	84.4	345.8	38.8	Lucky Shot
LSU22021	Alaska Gold Torrent	372403.7	6852041.2	913.6	100.0	345.8	25.3	Lucky Shot
LSU22022	Alaska Gold Torrent	372403.8	6852041.2	913.0	112.2	346.4	15.7	Lucky Shot
LSU22023	Alaska Gold Torrent	372403.7	6852041.2	912.5	173.1	344.4	5.8	Lucky Shot
LSU22024	Alaska Gold Torrent	372444.9	6852049.7	914.6	71.3	343.8	74.2	Lucky Shot
LSU22025	Alaska Gold Torrent	372444.5	6852051.3	914.4	71.0	344.9	51.9	Lucky Shot
LSU22026	Alaska Gold Torrent	372444.4	6852052.0	913.8	70.1	346.0	38.1	Lucky Shot
LSU22027	Alaska Gold Torrent	372444.4	6852052.2	913.0	86.3	347.3	25.2	Lucky Shot
LSU22028	Alaska Gold Torrent	372444.4	6852052.1	912.4	107.9	347.0	15.5	Lucky Shot
LSU22029	Alaska Gold Torrent	372444.4	6852052.0	911.8	115.5	346.4	5.3	Lucky Shot

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 67 of 149

Figure 7‑12     Location of Contango drill holes completed in 2022

The goal for the 2022 drilling program was to drill the down-dip extension of the Lucky Shot shear zone over an approximately 450-meter east-west extent (See Figure 7‑12). Drilling was completed in three phases to: (1) Ballroom Drilling - test the location of the Lucky Shot shear zone from two already existing underground drill stations with wide-spaced east-west drill fans; (2) Enserch Face Drilling - drill test the Lucky Shot shear zone once mining in the Enserch Tunnel was within 50 meters of the vein; and (3) West Drift Drilling - drill several north-south fans through the Lucky Shot shear zone from drifts constructed parallel to the shear zone.  Two fans were completed during the 2022 program.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 68 of 149

7.4.4.1	Ballroom Drilling

The first set of 10 drill holes, LSU22001 – LSU22010, were pilot holes drilled from locations on either side of the previously existing Enserch Tunnel at approximately 460 meters (1509ft) from the adit. These holes are located in roughly the same locations as the 11 core holes drilled in 1984 by Enserch. The 2 drill station cut-outs are known as Ballroom A (right rib) and Ballroom B (left rib).  The purpose of the 10 pilot holes drilled in 2022 was to confirm the location of the Lucky Shot shear zone across a wide zone to inform future mine plans.  Each of the 10 drill holes intersected the Lucky Shot shear zone with numerous reports of visible gold in quartz, as well as several other mineralized shear zones.

Table 7‑8	Significant Drill Intercepts for LSU22001-LSU22010
Drillhole Name	From (m)	To (m)	Interval (m)	Gold (g/t)
LSU22001	192.63	197.97	5.34	2.49
LSU22001	243.26	246.86	3.6	1.18
LSU22002	164.82	177.93	13.11	1.64
LSU22002	221.67	222.86	1.19	5.44
LSU22002	236.22	237.44	1.22	11.35
LSU22003	163.98	166.76	2.78	1.02
LSU22003	169.75	170.29	0.54	1.02
LSU22004	172.06	174.65	2.59	1.07
LSU22004	214.09	215.35	1.26	2.42
LSU22004	216.68	218.41	1.73	2.63
LSU22005	131.34	131.52	0.18	2.34
LSU22005	179.41	180.96	1.55	5.78
LSU22005	190.42	192.46	2.04	23.00
LSU22006	60.35	61.36	1.01	7.94
LSU22006	185	193.28	8.28	2.42
Incl.	190.37	191.11	0.74	6.06
LSU22007	59.13	61.16	2.03	1.39
LSU22007	167.93	168.49	0.56	11.95
LSU22007	171.6	175.19	3.59	3.74
Incl.	174.65	175.19	0.54	11.90
LSU22008	24.45	25.03	0.58	2.74
LSU22008	150.14	150.59	0.45	1.30
LSU22009	200.72	203.61	2.89	1.05
LSU22009	229.51	231.04	1.53	2.66
LSU22010	No Signficant Intercepts

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 69 of 149

7.4.4.2	Enserch Face Drilling

Seven drill holes, LSU22011 – LSU22017, were placed at the face of the Enserch Tunnel, prior to its advancement, at approximately 745 meters (2444 feet) from the adit entrance. These holes were drilled at a wide range of azimuths and angles prior to extending the Enserch tunnel through the Lucky Shot shear zone (See Figure 7‑13).  From this location, it was determined that the Lucky Shot shear zone was less than 10 meters beyond the face with an approximate orientation of 280° azimuth and 40° dip.  A second high grade vein with visible gold was also intersected in many of these holes.  Once this drill station was vacated, mining of the Enserch Tunnel continued through the Lucky Shot shear zone, exposing it on the left and right ribs as well as the back.  This exposure allowed detailed mapping and sampling of the Lucky Shot shear zone (see Figure 7‑14).
Figure 7‑13     Drilling into the Lucky Shot Shear Zone at the Enserch Face

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 70 of 149

Figure 7‑14     Lucky Shot Shear Zone in the Enserch Tunnel from approximately 732-747 meters
(2400-2450 ft).  Three 9’ vertical channels were cut through the Lucky Shot exposed on the left rib returning an average grade of 0.35ppm Au.

Table 7‑9	Significant Drill Intercepts for LSU22011-LSU22017
Drillhole Name	From (m)	To (m)	Interval (m)	Gold (g/t)
LSU22011	8.8	10.51	1.71	1.15
LSU22011	41.82	42.49	0.67	2.80
LSU22012	5.18	6.1	0.92	1.22
LSU22013	24.35	25.08	0.73	42.00
LSU22014	No Signficant Intercepts
LSU22015	20.34	22.25	1.91	5.83
Incl.	20.34	20.87	0.53	19.40
LSU22016	4.65	6.6	1.95	1.31
LSU22016	21.1	21.65	0.55	26.30
LSU22017	7.88	8.53	0.65	1.31

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 71 of 149

7.4.4.3	West Drift Drilling

While drilling in the Enserch Tunnel was ongoing, the 229 meter (750 ft) West Drift was constructed from approximately the 655 meter (2150 ft) location of the Enserch Tunnel and running parallel to the Lucky Shot shear zone.  The West drift includes 229 meters of new 3mx4m (10’x12’) drift.  Eight drill stations with 6 north-south fanned drill holes per station are planned to calculate the resource in this part of the deposit.  Of the 8 planned stations, two were drilled in 2022, with 6 drill holes drilled in a north-south fan array per station. Results of the 2022 drilling in the West Drift are extremely promising as the Lucky Shot shear zone was intersected in 11 of the 12 drill holes as well as confirming the presence of multiple additional sheared quartz veins, many of which contained visible gold. One of the additional sheared quartz veins is exposed in the west drift, allowing detailed mapping and sampling of that vein along its exposure (See Figure 7‑15 , Figure 7‑16, and  Figure 7‑17   below).

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 72 of 149

Table 7‑10	Significant Drill Intercepts for LSU22018-LSU22029
Drillhole Name	From (m)	To (m)	Interval (m)	Gold (g/t)
LSU22018	58.35	58.93	0.58	7.70
LSU22019	21.1	21.95	0.85	1.08
LSU22019	60.75	61.28	0.53	26.30
LSU22019	63.24	64.39	1.15	1.75
LSU22020	33.31	34.44	1.13	1.89
LSU22020	69.19	70.71	1.52	1.59
LSU22021	48.16	50.15	1.99	9.53
Incl.	49.44	50.15	0.71	21.50
LSU22021	78.64	81.95	3.31	3.92
Incl.	79.78	80.32	0.54	9.99
LSU22022	0	0.6	0.6	4.86
LSU22022	67.97	72.54	4.57	1.82
LSU22022	75.59	78.64	3.05	1.77
LSU22022	91.43	92.43	1	6.80
Incl.	91.93	92.43	0.5	12.00
LSU22023	2.44	3.46	1.02	1.22
LSU22023	8.03	9.65	1.62	7.64
Incl.	8.53	9.09	0.56	15.30
LSU22023	106.99	109.67	2.68	1.43
LSU22024	49.4	50.54	1.14	27.72
Incl.	49.4	49.99	0.59	51.30
LSU22024	53.78	54.56	0.78	1.17
LSU22024	56.08	56.67	0.59	1.43
LSU22025	19.92	20.48	0.56	3.43
LSU22025	50.19	50.95	0.76	27.20
LSU22025	54.16	55.78	1.62	4.26
LSU22026	24.5	25.02	0.52	2.22
LSU22026	31.3	31.92	0.62	1.31
LSU22026	57.38	57.99	0.61	4.23
LSU22027	55.6	56.35	0.75	1.72
LSU22027	74.95	76.5	1.55	1.15
LSU22028	104.85	105.41	0.56	1.57
LSU22029	45.82	48.25	2.43	2.19

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 73 of 149

Figure 7‑15     Lucky Shot Style Shear Zone Sampling in West Drift

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 74 of 149

Figure 7‑16     Lucky Shot Style Shear Zone Sampling in West Drift

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 75 of 149

Figure 7‑17     Lucky Shot Style Shear Zone Sampling in West Drift

8	SAMPLE PREPARATION, ANALYSIS AND SECURITY

8.1	Enserch Sample Preparation, Analysis, and Security

8.1.1	Enserch Core Sampling Procedure

Tonalite and granodiorite country rock were logged but not sampled for assay except where in contact with silica rich vein material or as xenoliths within the vein material.  Assayed drill intercepts from the quartz rich vein material and associated shear zone are listed in Table 7‑2.

8.1.2	Enserch QA/QC and Assays

Enserch mobilized fire assay equipment to the Lucky Shot site for analysis of core samples as well as rock chip and soil samples from the Willow Creek mining district.  Core samples from the 1984 program were assayed on site under the supervision of the company geologists and chemists.  Standards and duplicates were included in the assay stream. Enserch did not produce any assay certificates, but they did create a table of assay results.  Enserch drill data was compiled into a database by Full Metal Minerals (FMM) in 2007 for use in modeling software (file reference: enserch_ug_gh.str).

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 76 of 149

8.2	FMM Sample Preparation, Analysis, and Security

The drilling campaigns conducted by FMM were similar from year to year with sample logistics concerning Lab choice, except for 2005 and 2007. In 2005 Alaska Assay Labs prepped the samples and sent the pulps onto BSI-Inspectorate in Sparks, NV, whereas in 2007, Alaska Assay Labs prepped and analyzed the core samples. In 2006, 2008 and 2009, ALS Chemex prepped and analyzed the core samples in their Fairbanks, Alaska, prep lab and their analytical facility in Vancouver, B.C.
From 2005 to 2009, the core was split using an electric powered masonry saw with a diamond tipped blade. Half core splits and rock samples collected by FMM were placed into tied bags and stored on site under FMM's supervision.

8.2.1	Sample Preparation

All diamond drill core from FMM’s drilling programs were logged, photographed, and tagged for sampling as describe below.
Drill core was logged and sampled at the Project site under the supervision of the Project geologist. Altered, veined, or otherwise mineralized core were split with an electric powered masonry saw with a diamond tipped blade; other highly fractured intervals were split by hand or sawed.  After splitting, the sample number is written on a poly bag and one half of the split core, along with a sample tag, is placed in the bag.  The remaining ½ of the split core is returned to the core box prior to removing the next piece of core to be split.  Sample bags are zip-tied shut and the individual bag weights recorded before submittal.
Drill core samples were stored in a locked facility on site.  The remaining ½ of the split core stays in the core box. Core boxes remain onsite stored in open air conditions within the private property boundary maintained by Scott Eubanks.
In 2005 samples were delivered by FMM personnel to Alaska Earth Sciences (AES) offices in Anchorage who provided FMM with logistical support during the 2005 field season. AES then arranged for transportation of samples to Alaska Assay Laboratories facilities via Lynden transportation for prepping the samples followed by sending the samples to BSI in Sparks, NV. Alaska Assay Labs were also used for core sample prepping and analysis in 2007 via core sample transportation by Lynden Transportation Services. In 2006, 2008 and 2009, samples were delivered by FMM personnel to ALS Chemex Prep Lab Facility in Fairbanks, Alaska, for core sample preparation and analysis in Vancouver, B.C.

8.2.2	Laboratories

From 2005 to 2009, samples were crushed and/or pulverized using standard chrome steel jaws, rings, and pucks. In most cases, a 1 kg pulverized sample was then analyzed. In 2005, Alaska Assay Laboratories acted as a prep lab for BSI Inspectorate Laboratories based in Sparks, Nevada. Thirty-gram pulp samples were prepared by AAL and sent for analysis to BSI in Nevada. The 30 g pulps were then submitted for fire assay gold using lead collection with an atomic absorption finish and multi-element ICP. In 2007, core samples were prepped and analyzed by AAL in Fairbanks. The pulps were then submitted for fire assay gold using lead collection with a gravimetric finish and multi-element ICP. FMM was satisfied with the Quality Control procedures and results implemented by Alaska Assay Labs.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 77 of 149

In 2006, 2008, and 2009, a 1 kg pulverized samples were forwarded to ALS Chemex Laboratories in Vancouver for analysis. The samples were then fire assayed for gold using a 50 g charge and with lead collection and gravimetric finish at ALS. No significant analytical issues were encountered. From 2005 to 2009, multi-elements were analyzed using standard aqua regia digestion with inductively coupled plasma (ICP) techniques. In 2006 to 2007, gold assays above 1,000 ppb were re-assayed using metallic screening techniques. In 2007, FMM submitted eighteen samples from nine drill holes for Metallic Screen analysis with ALS Chemex. The samples contained visible gold. Metallic Screen analysis determines the gold content of the coarse and fine fraction of the sample. The Metallic Screen procedure is as follows:
1 kg of the final prepared pulp is passed thru a 100 micron (Tyler 150 mesh) stainless steel screen. Any material remaining on the screen (+100 micron) is dried, weighed, and analyzed by fire assay with gravimetric finish and reported as the Au (+) fraction. The material passing thru the screen (-100 microns) is dried, homogenized and two (2) fifty (50) gram sub-samples are analyzed by fire assay with AAS finish (Au-AA26 and Au-AA26D). The average of these two AAS results are reported as the Au (-) fraction. Both values are then used in calculating the combined gold content ((±) combined).
Fifteen of the eighteen samples (83%) contain greater than 66% of gold in the coarse fraction. These results may indicate that a large proportion of the gold could be recovered by conventional gravity methods (McLeod, 2005, 2006, 2007, and 2008, and Stevens, 2009).

8.2.3	Quality Assurance/Quality Control Procedures

8.2.3.1	Blanks

FMM used sample blanks to identify contamination between samples during sample preparation and to evaluate the accuracy of the sampling program. Yukuskokon Professional Services (YKPS) completed an analysis of the blanks based upon the principle that blank material should not exceed three times the detection limit. A total of 722 check samples were analyzed under the blank sample program during the years 2005-2009. Since analytical methods varied throughout the drilling programs, three detection limits for the various analytical methods were chosen: 0.05, 0.1 and 0.005 g/t Au. Several items were noted by YKPS regarding the blanks as follows:
•	FMM did not use "true" blanks during the 2005, 2006 and 2007 drilling campaigns;
•
Blanks were made by FMM from pulverized quartz diorite core that was carefully chosen from previous drilling campaigns with the least amount of alteration or mineralization. However, the blanks are not "true" blanks and contained elevated gold values;

•	Mislabeling issues were identified, especially in 2005 where standards were inserted accidently instead of blanks.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 78 of 149

Utilizing non-commercial blanks can lead to elevated results, as is seen in the analysis completed by YKPS. This is likely due to the blank material being collected from rocks in close proximity to the resource. Utilizing a maximum limit of 0.15 g/t gold to evaluate the blanks submitted by FMM from 2005 – 2009 the total number of failures is reduced to approximately 6%.
Failures that exceed the established criteria for blanks should be immediately reviewed and the samples following the failure should be re-analyzed unless a rational justification for the failure supports the inclusion of the original results in the exploration database.

8.2.3.2	Standards

With the exception of 2005, FMM randomly inserted commercial standards that were purchased from Rocklabs Ltd of Auckland, New Zealand and CDN Resource Laboratories Ltd of Delta, B.C. Canada into the drill sample stream. FMM used a total of six commercial standards from 2006 to 2009. YKPS completed an analysis of the standards using industry accepted guidelines. The six standards are shown in Table 8‑1.

Table 8‑1	Standard Reference Material Values
2006 Standards				2007 - 2009 Standards
ID	Gold Grade (g/t)			ID	Gold Grade (g/t)
	Lab Grade	Lower Limit	Upper Limit		Lab Grade	Lower Limit	Upper Limit
Standard	8.543	7.689	9.397	CDN-GS-15A	14.83	14.22	15.44
Standard	2.604	2.344	2.864	CDN-GS-5C	4.74	5.02	4.46
Standard	0.583	0.525	0.641	CDN-GS-P5B	0.44	0.40	0.48

During the drilling programs, acceptable reference standards tolerances were set to plus or minus two standard deviations as the recommended acceptable deviation from the mean. YKPS used the values from "Certificates of Analysis" for the commercial standard material to set the boundaries for tolerances. The results of the audit indicated the standards had high failure rate when compared with the commercial mean value. The errors were not significant; however, it was found that there was high frequency of outliers that indicated recording or laboratory errors.
YKPS examined drill logs, core photos, reports, computer files and sample booklets were to check the outliers and to determine proper corrective action. This analysis confirmed that there was a problem with mislabeled samples in the field. There are numerous occurrences where the recorded reference material reflected values or sample weights more consistent with another standard or blank. It was determined that in order to resolve the outlier issue, re-assay of the suspect samples was necessary.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 79 of 149

FMM initiated a program of re-assaying selected intervals in order to resolve the problem. The results of this program were unavailable at the time of writing of this report. A summary of the errors within the six standards is summarized in Table 8‑2 for the years 2005 to 2008.
The nature and results of the majority of these errors indicate a mislabeling of blanks as a standard sample. Table 8‑2 shows the analysis of the standards for the years 2005 through 2008.

Table 8‑2	Standard Analysis
Standard	Total Standards Analyzed	Number Passing	Number Failing	Percent Failed	Average % of Standard Value	Average % of Standard Value Passing	Average % of Standard Value Failing
G5-P5B	67	44	23	34%	101%	97%	107%
SE-19	22	20	2	9%	100%	100%	95%
SJ-22	116	111	5	4%	97%	98%	80%
GS-5C	82	41	41	50%	93%	97%	88%
SN-26	51	47	4	8%	92%	97%	35%
GS-15A	58	33	25	43%	96%	99%	92%
Total	396	296	100	25%	96%	98%	91%

It has been recommended that any future drilling programs on this property utilize the following:
1.	Drilling campaigns need to include higher grade standards more in line with the average grade of the deposit
2.	Provide more care in labeling and increased supervisory personnel when applying blanks and standards to the sample stream so that mislabeling is minimized

Table 8‑2 indicates that of the 396 total standards analyzed 25% failed the pass/fail criterial set by YKPS. This failure rate is considered to be high, however in review of the standard analysis it appears that standards are performing consistently. It is likely that an analysis using the mean grade and standard deviation calculated from the results of the standards with more than 25 samples will yield better results.

8.2.3.3	Duplicates

FMM did not utilize any core duplicate analysis as part of their QA/QC program.

8.2.3.4	Check Assays

FMM submitted approximately 10% of all pulp samples to an umpire lab for analysis. A stringent guideline for a pass or failure of check and original assay pairs was utilized. The results indicated that there may be a minor bias from one laboratory to the next, but that there was in general no intentional or accidental bias in the pulp check assays. In general, a deviation of no more than 10% from the original assay is considered acceptable for a pulp re-assay; however, in the coarse gold system present at Project a larger deviation is considered acceptable.  The umpire labs used for the pulp check sample campaign were as follows:
•	ALS Chemex
•	International Plasma
•	Alaska Assay and BSI Inspectorate

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 80 of 149

8.2.4	Opinion on Adequacy

Hardrock Consulting LLC reviewed all sample preparation, security and analytical procedures prior to 2018, and concluded that all are correct and adequate for the purpose of this Technical Report.  The sample methods and density are appropriate, and the samples are of sufficient quality to comprise a representative, unbiased database.

8.3	Alaska Gold Torrent Sample Preparation, Analysis, and Security

The 2022 drilling campaign consisted of 29 underground diamond drill holes.  Core was transported from the project to core logging and processing facilities in nearby Willow and Palmer.  Once logging, photographing and sampling was complete, samples were transported via Lynden Transport to ALS prep labs in Fairbanks, AK, Vancouver, BC and Langley, BC.  Samples were analyzed at ALS labs in Vancouver, BC or Reno, NV, with a subset of samples being sent to Perth, Australia for additional gold analyses by photon assay.

8.3.1	Sample Preparation

Once per day at the end of nightshift, drillers transported core drilled during the night and previous dayshift from the drill site to the core shack in their pickup truck. From the start of the project in July until October 5th, the drillers transported the core to the AGT owned core shack in Willow and offloaded the core inside the building. The core logging facility was moved to a rented facility in Palmer on October 5th, after which, the drillers transported the core to the drillers’ lodging in Wasilla where the core logging geologist met the drill crew and took custody of the core. The core was never unattended during this transfer process. At each transfer of core, the drillers recorded the hole numbers, box numbers, and footage of core transferred on a Chain of Custody form. The logging geologist or project geologist confirmed the drillers’ record matched what was delivered and signed off on the chain of custody each day.

All diamond drill core from AGT’s drilling programs were logged, photographed, and tagged for sampling in the following manner:

8.3.1.1	Logging

Once the core was accepted by a geologist, the core was laid out on core logging tables. First, the core was washed and pieced together. Drill runs were recorded and run blocks were converted from feet to meters using a Microsoft Excel formula in the “RQD” tab of the Excel-based core log. The depth in meters was written on the side of the original core block and turned to face up so that the footage was no longer visible. Drilling recovery from run-block to run-block was measured and recorded in the “RQD” tab of the core log. Core that had not been scanned by the Geologic AI trailer also had RQD recorded by the core logger. After the core was prepped, a quick log was recorded and shared as part of a daily project update.
Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 81 of 149

All logging data was recorded using Microsoft Excel on a template designed specifically for logging the Lucky Shot 2022 drill core. Geologic observations were entered into lithology, alteration, structure, vein, and mineralization tabs of the logging template, along with any other pertinent observations. Intervals to be sampled were recorded in the sample tab, and sample interval blocks with sample numbers were placed in core boxes at the end of each sample interval. During logging, specific gravity measurements were taken approximately every 30 meters and recorded in the specific gravity tab of the logging template.

Core scanning was conducted by Geologic AI for holes LSU22001 through LSU22007. During this process, core was run through scanners in a Geologic AI trailer housed inside the Willow core logging facility. Scanning took place after core preparation and run block conversion was completed, but before it was cut or sampled. The geologic AI scanner recorded drilling recovery and RQD, took high quality photographs, and conducted XRF and SWIR analysis. Post processing was done at Geologic AI’s office in Calgary Alberta, and data can be accessed via their website. Archive copies of all data collected have been requested and will be stored by AGT for future access.
8.3.1.2	Photographing

After core was logged and sample blocks had been placed, wet core was photographed. Core that was put though the Geologic AI scanner was photographed as part of the scanning process.  AGT has received a high-resolution archive set of photos from Geologic AI for all scanned drillholes. Non-scanned core (LSU22008 and beyond) was placed on a photography table with a Nikon DSLR camera mounted above. Each photograph fit two boxes of core with the hole number, box numbers, and meterage of core recorded in dry-erase marker on a whiteboard visible in each core photo. Photograph file names were assigned using hole number and core interval appearing in photo.

8.3.1.3	Core Cutting

After the core was photographed or scanned by Geolgic AI, the core that was selected for cutting was moved to the core cutting area. Core was split lengthwise using DeWalt wet tile saws outfitted with a 10-inch diamond-tipped blade. Only core from the Lucky Shot vein margins was cut. The Lucky Shot vein and other veins deemed worth sampling were submitted to the lab as whole core. Altered vein margin material (~20 feet on either side of the vein) was cut in half. Core was cut so that any veining or fabric was split in half so that it was “butterflied,” such that each half was a mirror of the other. Half of the cut core was sampled for assay, and the other half has been retained in the core box and is stored at the AGT-owned core warehouse in Willow. In order to characterize the non-mineralized portion of the granodiorite pluton, holes LSU22001 through LSU22003 had part or all the core outside the vein and vein margin areas sampled by cutting thin slivers from the side of the core leaving about 80% of the core for storage and 20% for assay. Drill holes LSU22004 onward were selectively sampled to include only vein, altered vein margins, and any other mineralized zones.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 82 of 149

8.3.1.4	Sampling

Once the core was cut, the core boxes were returned to the logging tables and samples were taken. Vein material was submitted as whole-core samples. Half-cut core was sampled with half of the core going to assay and the other half retained in the core box. For thin-cut samples, the larger portion of the core was retained, and the thin “slivers” were sent to assay. This thin-cut core allowed for longer sample intervals in each assay sample, which included up to 10 meters of core per assay sample.  Silver samples were taken to characterize the overall whole and minor element geochemistry of the host granodiorite unit.

A summary of sampling in LSU22001 through LSU22017:

•
Hole LSU22001 - the Lucky Shot vein and vein margins were sampled whole core.  Sliver samples were taken in the footwall 61 meters before the footwall vein margin and in the hanging wall after the vein margin to TD.

•	Hole LSU22002 - the vein and vein margins were sampled whole core and the entire rest of the hole had thin slivers cut from the side of the core for assay.

•
Hole LSU22003 - the vein was sampled whole core; the vein margin and other potentially mineralized core were sampled half core and the entire rest of the hole was sampled using sliver samples.  Sliver samples included up to 10 meters of core in one sample.

•
Holes LSU22004 through LSU22017 - Lucky Shot vein material was sampled whole core and the vein margins plus any other potentially mineralized core were sampled as half core.  One exception was in hole LSU22007 when a second vein was identified with visible gold and it was sampled whole core along with the Lucky Shot zone.

A summary of sampling in LSU22018 through LSU22029 (West Drift drill holes):

All vein material including Lucky Shot and any mineralized Lucky Shot-style veins were sampled whole core, keeping individual samples to about ½ meter lengths yielding about 4-6 kg of sample material.  Vein margins (up to 6 meters on either side of veins but more regularly about 3 meters) were sampled half core at approximately 1-to-2.5-meter lengths. This yielded about 4 to 10 kg of material for each sample.

The sample data spreadsheet indicates which samples were taken whole core, half core or sliver samples as well as noting the interval of each sample. Each sample was placed in a cloth bag with the sample number written on the bag and a paper sample tag inside the bag. Each sample bag was tied closed using strings attached to each bag. Each set of samples was placed inside a larger rice bag labeled with the company name, contact information, and bag number (e.g., 1 of 5). Sample submittal paperwork, QA/QC samples, and a security tag list were added to rice bag #1. Each rice bag was closed with a zip tie, and a security tag attached so that it would be known if the bag was opened prior to arrival at the lab. Rice bags were then placed in a supersack on a wooden pallet or shrink wrapped to a pallet for transport to the lab. Metal strapping was added to secure sample bags to the pallet.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 83 of 149

Sample shipments were picked up by Lynden Transport at both core logging facilities, where they were routed through their Anchorage depot and sent on to either Fairbanks or the Vancouver area, both by overland transport.

All remaining 2022 drill core is stored in the original core boxes in AGT’s locked warehouse facility in Willow, AK.

8.3.2	Laboratories

All 2022 core samples were prepared and analyzed by ALS Laboratories.  Prep was done in Fairbanks (Alaska), Vancouver and Langley (British Columbia).  All analysis, aside from photon assay, was done in Vancouver BC and Reno, NV.  Photon assay was done at an ALS owned lab in Perth, Australia.

Preparation procedures for fire assay and multi-element analysis were as follows:

•	Upon receipt by the preparation laboratory, samples were entered into a Laboratory Information Management System (LIMS) with a laboratory number printed on barcoded labels.

•	Sample submission information was verified to confirm submitted samples were present.

•	Samples were sorted, dried at 160°F to 180°F, and weighed for dry sample weight.

•	Samples received coarse crushing to 85% passing 75 microns and secondary fine crushing to 70% passing 2 mm.

•	The fine crushed samples are riffle-split to obtain a 250g to 1kg sub-sample for pulverization. The split is pulverized to >85% passing 75 microns (-200 mesh)

Additional preparation procedures for metallic screen analysis were as follows:

•	A 1kg to 3kg pulp (depending on initial sample size) was screened to 100 microns

•	Duplicate 50g fire assay on screen undersize with assay of the entire oversize fraction

Preparation procedure for photon assay consisted of splitting off a designated amount of sample material (in 500g increments) after the coarse crushing.  Photon assay samples were stored and analyzed in 500g cups.

Drill holes LSU22001 through LSU22017 were drilled from three locations in the Enserch tunnel.  Sampling and analysis changed slightly among these pilot holes as information was gained from initial assays.  Following is a summary of the analyses used on the first 17 drill holes followed by a summary of the analyses used in the West Drift drill program (LSU22018 through LSU22029). Sample analysis details are recorded for each sample in the geochemistry spreadsheet.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 84 of 149

LSU22001 through LSU22017

Lucky Shot Shear Zone/Vein Material:  Prep-31B (1kg split), WSH-21 (wash crushers), WSH-22 (wash pulverizers), Au-AA24 (50g fire assay with AA finish), Au-SCR24 (up to 3kg split, depending on original sample size, for screening with double 50g FA on minus fraction), Photon Assay (up to ten 500g splits per sample, depending on original sample size), ME-ICP61 (33 element ME-ICP with 4-acid digestion)

Lucky Shot Shear Zone/Vein Margins and other mineralized samples:  Prep-31B (1kg split), Au-AA24 (50g fire assay with AA finish), ME-ICP61 (33 element ME-ICP with 4-acid digestion). Additional non-mineralized “sliver” samples from LSU22001, LSU22002, and LSU22003: Prep-31 (500g split), Au-AA23 (30g fire assay with AA finish), ME-ICP61 (33 element ME-ICP with 4-acid digestion)

LSU22018 through LSU22029 (West Drift Drill Holes)

Lucky Shot Shear Zone/Vein plus all other mineralized vein material:  PREP-31 (500g split) for ME-ICP61, a standard ICP-AES multi-element package with four acid digestion, Au-SCR24 taking a 1kg split of material and using two 50g splits for the fire assay on the minus fraction.  No fire assay or photon assay was done on the West Drift vein samples.

Altered Vein Margins:  Prep-31 (500g split), Au-AA23 (30g fire assay with AA finish), ME-ICP61 (33 element ME-ICP with 4-acid digestion).

All sample rejects and pulps are currently stored at ALS Laboratories in Fairbanks, Vancouver, and Reno, but will be transported back to the secure storage facility in Willow in 2023.

8.3.3	Quality Assurance/Quality Control Procedure

Every submittal begins with a blank.  All samples ending in zero are QA/QC samples and additional out-of-sequence sample numbers were inserted in cases that called for QA/QC when a zero tag was not available. If a tag ending in zero was within the first 4 samples of a submittal, the sample sequence is reordered to use that zero tag for the first sample. If a sample tag ending in a zero is not within first 4 samples, an out-of-sequence sample tag book was used to add a blank sample at the beginning of the sample stream.  Within each sample sequence, standards and blanks are alternated every 10 samples, making sure there is at least 10% QC within each submittal.  Every submittal contained at least one blank and one standard even if the submittal had only one sample.  The 2022 drill program had 571 drill core samples, 36 standards, 46 blanks, and 34 duplicates, for an average of 20% total QA/QC.

8.3.3.1	Blanks

AGT used sample blanks to identify contamination between samples during sample preparation and to evaluate the accuracy of the sampling program. Every submittal begins with a blank. Unmineralized granodiorite was used as blank material in the submittals prior to September 1, 2022, after which, landscaping marble chips purchased from Home Depot were used as blank material.  When creating a blank sample, a regular sample bag was used (sample number written on outside and corresponding tag placed inside) and was filled with at least 2kg of blank material.

The 2022 drill program used 40 marble chip blanks and 16 unaltered granodiorite blanks. Out of the 46 blanks used, only 8 returned results above detection and all of those were the unaltered granodiorite version. Of the 8 blanks with Au results above detection, 7 were 10ppb or less and 1 was 30ppb.Though the unaltered granodiorite was carefully chosen to contain no alteration or mineralization, these slightly elevated results indicate that none of the granodiorite is suitable for use as blank material.  As soon as the first result above detection was received, the project switched to using marble chips for blank material.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 85 of 149

8.3.3.2	Standards

Standard material was purchased from OREAS North America, Inc. in the form of 60g packets.

For each standard assigned, the sample tag was stapled to the packet, sample number written on the packet in sharpie, and the factory-printed standard name scratched out.  For standards used in the metallic screen assay submittals, two 60g packets were provided to accommodate the two 50g Au analyses on the minus fraction of the metallic screen assay. All standards in a submittal were placed inside a gallon Ziploc along with the submittal paperwork and list of security zip ties. In the 2022 drill program, there were six Au standards from OREAS in use.  Results more than three standard deviations from the certified Au result were deemed a failed result.  Of the 36 standards used in the 2022 drill program, none were greater than 3 standard deviations from the expected result.  One standard had a failed fire assay prep and there was not enough material to run again, resulting in a NSS result.  Three of the OREAS standards were problematic when running the 50g fire assays and several had to be rerun (along with surrounding samples) using the 30g fire assay process.  Each time this problem was encountered more than twice per standard variety, that standard was no longer used.

Table 8‑3	Standard Reference Material Values

2022 Standards
ID	Gold Grade (g/t)
	Lab Grade	Lower Limit	Upper Limit
OREAS 230	0.337	0.299	0.375
OREAS 606	0.34	0.312	0.369
OREAS 608	1.21	1.09	1.33
OREAS 602b	2.29	2.25	3.30
OREAS 239b	3.61	3.28	3.94
OREAS 609	5.16	4.74	5.57

8.3.3.3	Duplicates

Pulp duplicate samples were taken every 20 samples (with an extra sample block placed in the core box next to the sample it was duplicating). There were 34 pulp duplicate samples taken in the 2022 drill program. Duplicates typically followed samples ending in 05, 25, 45, 65, and 85. For example, 165266 would be a duplicate of 165265. Samples designated as pulp duplicates were recorded in the “notes” portion of submittal paperwork to ensure the lab was aware of the procedure. If a duplicate sample happens to occur in a vein/shear zone sample, a duplicate metallic screen split will be taken.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 86 of 149

8.3.3.4	Check Assays

Check Assays were not submitted to an umpire lab on a regular basis during the 2022 drill program.  However, 4 metallic screen samples were submitted to Paragon Geochemical as check assays.  These samples included 3 exploration samples from underground workings and one drill sample.  Results from Paragon Geochemical were within an acceptable range when compared to the original results from ALS.

8.3.4	Opinion on Adequacy

As a result of the data verification work that is summarized in this section, the QP finds that the Project data is reliable and suitable for the estimation of Mineral Resources and Mineral Reserves.

8.4	Specific Gravity

During the 2022 drill program, samples for specific gravity measurement were weighed wet and weighed dry at the sample logging facilities in Willow and Palmer. Samples are collected and specific gravity measured every 30 meters down hole.

Specific gravity procedures are as follows:

1.	Samples are pulled from whole core every 30 m;

2.	Samples are 10cm to 15cm long;

3.	Samples are weighed dry, immersed in water and weighed again;

4.	The weights are recorded directly into the digital core log.

5.	Intact specific gravity samples are returned to core boxes after density analysis before sampling.

9	DATA VERIFICATION

The drilling, data collection, and database management for the Project was completed and administered by Enserch Exploration, Inc in 1984, Full Metal Minerals in 2005 through 2009, Alaska Gold Torrent in 2016, and Contango ORE, Inc. in 2022. Drilling at the Project that was used in this resource estimate spanned the period of 2005 through 2022, but excluded the single hole drilled in 2016, as it was outside the current project area. Contango ORE geologists and database staff have reviewed the data collection procedures, QA/QC procedures, and QA/QC results through 2022 to verify the Project drill hole database.

The database verification applied the following steps:

1.	A spot check of assay results in the Project database against assay certificates from the laboratory for all years except 1984 and 2016;

2.	A statistical analysis of the QA/QC inserted standards;

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3.	A statistical analysis of the QA/QC inserted blanks;

4.	A statistical analysis of the replicate pulps;

5.	A review of check assays performed in 2006 and 2022;

6.	Review of the specific gravity data collection;

7.	Review of the drill hole collar survey information; and

8.	During a site visit in 2022, the Project QP observed and reviewed the sample procedures and quality control data handling as described in this text.

As a result of the data verification work that is summarized in this section, the QP finds that the Project data from years 2005-2009 and 2022 is reliable for the estimation of Mineral Resources. The QP relied on data verification by Contango’s database manager assigned to the Project as well as historic data reviews by D. Linebarger (2014) and Hard Rock Consulting, LLC (2014 - 2018).

The QP site visit in 2022 allowed for a review of drilling methods, collar and survey data, logged data, sample submittals, and sample certificates, confirming the validity of current data acquisition methods and results.  The QP is of the opinion that database verification procedures for the Project comply with industry standards and are adequate for the purposes of Mineral Resource estimation.

10	MINERAL PROCESSING AND METALLURGICAL TESTING

10.1	Metallurgical Test work

Mineralized material containing gold in the Willow Creek district is essentially free milling and therefore a major portion of the gold and was historically recovered by gravity concentration methods. Historic gold production from the district is reported as 610,000 ounces and came from two main mining operations - the Lucky Shot and Independence Mines, as well as a number of smaller operations (Harlan, et al., 2017).    By and large, the miners mined gold bearing quartz veins hosted by granodiorite and all recovered gold with simple gravity and later floatation technology.  The historic Lucky Shot mine and mill and mine located at the Project site operated between 1932 and 1943 and is reported to have mined ore containing in excess of 40g/t (1.6opt) and processed it in a crush, grind, gravity separation, flotation, and cyanidation circuit (Stoll, 1997).  It is reported that the operation recovered 85% of the contained gold in the simple gravity separation circuit ahead of the flotation and cyanide circuits.

This section will briefly summarize the relevant past metallurgical test work and historic production results from the following sources:

•	2016 Physical Beneficiation Experiments on Samples from the Willow Creek, Alaska, Gold Project, Revision 1 – by Hazen Research for Gold Torrent Inc.

•	2014 Modified Acid-Base Accounting and static Acid Rock Drainage tests by McClelland Laboratories for Gold Torrent Inc.

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•	2008 Enhanced Gravity Recovery Gold Testing Conducted by Knelson Research and Technology Centre for Full Metal Minerals (FMM)

•	1981 Metallurgical Test Work by Hazen Research, for Enserch Exploration

•	1974 Report - Independence Gold Properties, Alaska, Past Operations, Future Potential by W.M. Stoll

•	1915 Willow Creek District Report by the United States Geological Survey Bulletin 607

Text taken directly from the reports as originally published, except for occasional edits for consistency, are shown in quotation marks in the following sections.

2016 Physical Beneficiation Experiments on Samples from the Lucky Shot Alaska Gold Project by Hazen Research for Gold Torrent Inc.

Gold Torrent, Inc., contracted with Hazen Research in November 2015, to initiate gravity concentration studies on various samples they provided which originated from the Lucky Shot Alaska Gold Project.  The work included heavy-liquid gravity separation on two relatively small samples (a drill core section and a composite of various rock fragments).  The most significant work was conducted on a much larger bulk sample comprising the contents of five 55 gal drums of rock hand collected from the Project’s existing historic mine dumps and subsequently visually sorted.

The test work was initiated by Gold Torrent to further understanding of the ore’s response to an evolved all gravity gold recovery process incorporating staged crushing to avoid creation of excessive fines, precise desliming and size-classification, and progressive and repeated gravity concentration to produce concentrates suitable for refining to gold dore.   The reason for this gravity-only approach was based on the assumption that this process would avoid the permitting and environmental issues that arise when flotation and cyanidation processes are employed.

The preliminary studies confirmed the amenability of liberated crushed and ground Lucky Shot ore to gravity concentration.  The initial heavy-liquid separations conducted on a small core section and on a small chip sample composite, both ground to P80 105 microns, recovered 71.5% and 95.4%, respectively of the available gold in the plus 25-micron fraction.  The gravity concentrates were very high grade and suitable for refining at 1,670 and 23,600 g/t, respectively.  The variability in results between the two materials can be expected when gold occurs in free form.

The focus of the Hazen work on the much larger bulk sample was beneficiation testing conducted on shaker tables that were considered surrogate substitutes for commercial scale spiral concentrators. The work produced very good beneficiation results on ore that was carefully crushed, deslimed, and size-classified by screening.    As expected, the contained and liberated gold was readily recovered to concentrate.

Although somewhat limited in scope of testing, the shaker tables produced the following results:

•	48 x 65 mesh fraction, rougher-scavenger recovered 91.7 % of the gold in 62.2 wt%.

•	65 X 100 mesh fraction, rougher-scavenger recovered 97.0 % of the gold in 55.3 wt%.

•
Minus 325 mesh fraction, rougher-scavenger recovered 73.1 % of the gold in 4.90 wt% (for the minus 325 mesh fraction, if more weight percent were taken to concentrate, it is expected that the gold recovery would be significantly higher).

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 89 of 149

The high gold recovery results confirmed that the ore is amenable to gravity concentration and suggests that the gold is well liberated at 65 mesh, although significant recovery into high grade concentrates can be obtained at somewhat coarser sizes.  Gravity concentration on 4 x 8 mesh (coarse) ore did not produce free gold particles, although at times there may be liberated free gold at that size; therefore, the Project process flowsheet is designed to accommodate coarse ore free gold recovery.

In addition to the high gold recovery demonstrated by gravity concentration, other observations during the Hazen work led to further refinements of the process design.

•
Relatively coarse liberation of the contained gold suggested that fine crushing could be used for preparation of the feed materials in advance of gravity concentration.  This eliminates the need for grinding except possibly for processing minor middling streams (less than 1 tonne per day) produced in the gravity circuit.

•
The observed rapid settling of size-classified material that would be processed by spirals and tables in the plant indicates that simple decantation of excess water will aid the operators in providing the correct feed pulp density to subsequent unit operations.

•	Similar observations of relatively quick settling of the minus 325 mesh material is supportive of moderate to small sand and clay ponds.

•
Observations made during the gravity separation test work showed an easily discernable visual separation of the concentrate from barren tailings/quartz. This difference supports visual operator control of the separation. Assaying will be required to determine precise metallurgical balance data, but basic “ore versus waste” selection will not require assaying.

2014 Modified Acid-Base Accounting and Static Acid Rock Drainage Tests by McClelland Laboratories for Gold Torrent Inc.

In 2014, GTOR conducted tests on a sample of gold bearing material collected from FMM’s Coleman-area drill core relating to the environmental impact of tailings material created by a proposed gravity-only gold recovery plant.  The key flow sheet parameters of the tests were that the proposed gold recovery plant in question would use no chemicals and would only use staged screening and crushing followed by gravity concentration.  GTOR provided McClelland Laboratories samples of low-grade, gold bearing drill core to obtain chemical analyses data by ICP for tailings produced in a proposed gravity mill.  A summary of the work performed, as reported by McClelland is as follows:

“Mod ABA static ARD potential tests were conducted on Sample A (-35M) and Sample B (-35M) by SVL Analytical, Inc. to assess potential of the solids to generate or neutralize acid in natural weathering and oxidizing environment.  A TCLP extraction test was conducted on Sample A (-35M) and Sample B (-35M) by SVL Analytical, Inc. to categorize the solids potentially as non-hazardous or hazardous material.  Silicon and mercury analyses were conducted on Sample A (pulp) and Sample B (pulp) by ALS Chemex.  Metallic Screen assays for gold and silver were conducted on Sample A (-35M) and Sample B (-35M).   In addition, Mercury (by cold vapor atomic absorption spectroscopy) and silicon (by sodium peroxide fusion-ICP-AES) results were produced by ALS Chemex.”

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The conclusions of the reports were that the two samples tested do not demonstrate potential to generate acid and would not be categorized as hazardous wastes using US EPA criteria.

2008 Enhanced Gravity Recovery Gold Testing Conducted by Knelson Research and Technology Centre for Full Metal Minerals

Full Metal Minerals (FMM) designed a testing program to assess amenability of ores from the Project to gravity recovery methods.  The results of the testing program conducted by Knelson Research and Technology Centre was reported in 2008. “A total of 114 kg of crushed diamond core sample rejects were shipped to Knelson labs in Langley BC where Enhanced Gravity Recovery Gold (EGRG) tests were performed on 3 composite samples. The EGRG test determines the gold available in the sample recoverable by gravity methods and the size of grind necessary for liberation. This test employs progressive size reduction with recovery of gold as it is liberated while minimizing over-grinding and smearing gold particles, thus the process generates a size-by-size characterization of the products and can be used in a proprietary mathematical model for plant simulation.  A 40-50kg (100% passing 1.7mm) representative sample of open circuit feed or drill core is required; larger sample weights are used in the EGRG test to take some of the variability out of the results. In order to determine if different areas of the deposit exhibited different recovery characteristics, each composite was designed to represent a different portion of the resource.”  The following results were reported.  Note that the gold head grades for all the composite samples tested were lower than the current 18.3 g/t (0.534 opt) average measured and indicated resource grade reported by FMM.

Table 10‑1	Summary of Gravity Recovery for Gold

Sample	Gravity Recovery %	Head Grade g/t Au
Composite 1	68.2	4.7
Composite 2	68.5	4.7
Composite 3	78.3	7.9

The Knelson report, briefly summarized in Table 10‑1 above, showed gold recoveries of 68-78% on ore composite samples at nominal grinds of P80 62 to 96 micrometers.  There appeared to be no significant difference in recovery based on the location of the sample within the resource.  However, it appears that the higher feed grade of Composite 3 may have had an influence on the higher gold recovery reported for Composite 3.

1981 Metallurgical Test Work by Hazen Research for Enserch Exploration

“This test work was completed on two samples of gold bearing material, one designated high grade (1.31 opt Au (44.9 g/t)) and one designated low-grade (0.33 opt (11.3 g/t)). Mineralogical examination showed that the gold is present as native gold varying in size from 10 to 500 microns.  The purpose of the test work was to develop a process flow sheet for gold recovery as a high-grade concentrate. The test work resulted in a process flow sheet where gold is recovered from ore as separate gravity and flotation concentrates.”

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The gravity portion of the process flow sheet was reviewed for its stand-alone results.  The Hazen test work on the gravity portion of the flow sheet from Table 5 in the report (Table 10‑2 below) showed 80% recovery on a rougher table test on minus 20-mesh material.   After the first stage shaking table separation was completed the concentrate material from the first stage was then re-tabled which increased the gold concentrate grade from 730.3 g/t (21.3 opt) to 2,914.3 g/t (85.0 opt).

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Table 10‑2	Results of Bulk Tabling – Froth Flotation Test

Results of Bulk Tabling - Froth Flotation Test
(Froth Flotation in 1-Cubic Foot Unit Cell)

	Weight %	Au oz/ton	Au Distr, %
Rougher Table Test on Minus 20 mesh Ore:			
Concentrate (calc)	5.90	21.3	80.0
Tailings (calc)	94.10	0.33	20.0
Feed (calc)	100.00	1.57	100.00
Retable Test on Rougher Table Concentrate:			
Concentrate 1/	1.41	85.0	76.3
Tailings (calc)	4.49	1.28	3.7
Feed (calc)	5.90	21.3	80.0
Froth Flotation on Reground Rougher Table Tailing:			
Rougher Concentrate (calc)	3.99		15.5
Rougher Tail	90.11	0.078	4.5
Scavenger Concentrate	(1.47)	2.68	(2.5)
Scavenger Tail	(88.64)	0.035	(2.0)
Feed (calc)	94.10		20.0
1st Cleaner Concentrate (calc)	1.44	16.3	14.9
1st Cleaner Tail	2.55	0.36	0.6
Feed (calc)	3.99	6.11	15.5
2nd Cleaner Concentrate 1/	1.06	21.9	14.7
2nd Cleaner Tail	0.38	0.68	0.2
Feed (calc)	1.44	16.3	14.9
Froth Flotation on Reground Retable Tailing:			
Rougher Concentrate 1/	0.20	27.0	3.4
Rougher Tail 2/	4.29	0.08	0.2
Feed (calc)	4.49	1.28	3.6
High Grade Concentrate	2.67	55.6	94.4
Low Grade Concentrate	6.96	21.4	94.7

1/ Combined to form high grade concentrate for cyanide leach tests.

2/ Combined with the above high grade concentrate in a ratio of 1 part rougher tails to 1.6 part high grade to form a low grade concentrate for cyanide leach tests (equivalent to combining the 2nd cleaner concentrate from the reground rougher table tailing with rougher table concentrate).

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10.2	Summary

The most current 2016 gravity concentration studies as well as results of historic metallurgical test work and records of past production for gold recovery support a gravity-only flow sheet with gold recovery in excess of 80% while producing non-acid tailings. Regarding the limited 2008 metallurgical test work performed by Knelson Laboratories, it is speculated that adding a de-sliming step prior to gravity concentration to remove clay particles should allow for better separation of heavier particles from lighter ones by eliminating the binding effect clays have on the finer particles and improving pulp flow rheology.  It is also speculated that classifying the gravity concentration feed into discrete size-based streams will improve gold concentration performance.

10.3	Recommendations

Significant historical reports and more recent test work strongly support the conclusion that the mineralized material with contained gold at the Lucky Shot Project will respond favorably to beneficiation by careful liberation and gravity concentration.  Such a process minimizes the generation of slimes and presents size-classified material to the gravity concentration unit operations, commercially expected to be spiral concentrators and table concentrators.  Gold recovery in excess of 80% while producing non-acid tailings can be expected.

It is recommended that further testing in support of a feasibility study will need to be completed.

11	MINERAL RESOURCE ESTIMATES

11.1	Summary

Mineral Resources have been classified in accordance with the definitions for Mineral Resources in S-K 1300. The Mineral Resources were developed using a computer-based block model based on drill hole assay information and geologic interpretation of the mineralization boundaries. Mineral Resources were estimated using the block model and underground shapes created in Leapfrog software at a 3.0 g/t Au cut off grade to establish the areas of the deposit with reasonable prospects for economic extraction. The Mineral Resource block model and estimate were prepared by Sims Resources (SR) who is also the QP for Contango. The model was based on validated drilling data available through February 2023. No additional drilling has been completed since that time.

The Mineral Resources are contained within two deposits: Lucky Shot (LS) and Coleman (CLMN).  The LS-CLMN mineralization was modeled incorporating structural offsets, and it is tabulated in the resource tables.  Figure 11‑1 illustrates the general location of the deposits, associated drill data, and extents of the block model used for the resource inventory.

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Figure 11‑1	Drill Location Map of LS-CLMN Project, Alaska

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Table 11‑1, Table 11‑2, and Table 11‑3 summarize the mineral resource estimates for the Lucky Shot Project effective May 26, 2023, held by Contango.

Table 11‑1	CLMN Mineral Resource Estimate as of May 26, 2023

Classification	Tonnes	Au Grade	Au Ounces
		(g/t)
Measured	-	-	-
Indicated	190,092	15.6	95,036
TOTAL	190,092	15.6	95,036
Inferred	74,265	9.9	23,642

Table 11‑2	LS Mineral Resource Estimate as of May 26, 2023

Classification	Tonnes	Au Grade	Au Ounces
		(g/t)
Measured	-	-	-
Indicated	36,871	8.9	10,584
TOTAL	36,871	8.9	10,584
Inferred	7,793	5.9	1,468

Table 11‑3	CLMN and LS MINERAL Resource Estimate as of May 26, 2023

Classification	Tonnes	Au Grade	Au Ounces
		(g/t)
Measured	-	-	-
Indicated	226,963	14.5	105,620
TOTAL	226,963	14.5	105,620
Inferred	82,058	9.5	25,110

Notes for Table 11-1, Table 11-2, and Table 11-3
1.	The mineral resources were estimated as of May 26, 2023 by SR, a third-party QP, under the definitions for mineral resources in S-K 1300.

2.	Mineral resources are estimated using long term prices of US$1,600/oz Au price.

3.	Mineral resources are reported using un-diluted Au grades.

4.	Mineral resources are reported as contained within 3.0 g/t Au underground shapes applying a 3.0m min. width at a 4.3 g/t COG.

5.	Mineral resources that are not mineral reserves do not have demonstrated economic viability. There are no mineral reserves for the Lucky Shot Project.

6.	Mineral resources are reported in dry metric tonnes.

7.	Numbers may not add due to rounding.

8.	Mineral resources are reported on a 100% ownership basis.

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The QP reviewed consensus long-term (10 year) metal price forecasts for gold and verified that the selected metal prices for estimating Mineral Resources are in line with independent forecasts from banks and other lenders.

The QP is of the opinion that with consideration of the recommendations summarized in Sections 1 and 23 of this report, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

The estimates of Mineral Resources may be materially affected if mining, metallurgical, or infrastructure factors change from those currently anticipated at the Lucky Shot Project. Although the QP has a reasonable expectation that the majority of Inferred Mineral Resources could be upgraded to Indicated or Measured Resources with continued exploration, estimates of Inferred Mineral Resources have significant geological uncertainty and it should not be assumed that all or any part of an Inferred Mineral Resource will be converted to the Measured or Indicated categories.

Mr. Sims (QP) visited the site on November 29, 2022, and worked with the Project staff to inspect core and underground workings, drill platforms, logging areas, and discuss geology and mineralization.

11.2	Resource Database

The Microsoft Excel based database for the block model consists of completed and validated drill data as of February 20, 2023.  There are 228 diamond drill holes in the LS and CLMN Project database. Only diamond core drill holes drilled from 2005 and later are used for resource estimation shown as blue traces in Figure 11‑2 and Figure 11‑3. A total of 11 underground drill holes (Enserch, 1984) were excluded from the Lucky Shot modeling and resource estimate due to a lack of available core logs, assay certificates or reliable collar and downhole survey data. A total of 7 surface drill holes (Enserch, 1984) were excluded from the Coleman modeling and resource estimate due to a lack of available core logs, assay certificates or reliable collar and downhole survey data. An additional 29 drill holes were excluded from modeling and resource estimates due to being distal to the Lucky Shot and Coleman vein deposits.  Table 11‑4 summarizes excluded drill holes not used in the block models.  As a result, the actual number of drill holes used for modeling is 181 for a total of 31,922.8 m (104,734 ft) of assays.

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Table 11‑4	Summary of Drill Holes Excluded from the Model Dataset

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11.3	Geological Interpretation

The Lucky Shot vein structure is hosted in a granodiorite intrusion.  Gold mineralization at both the Lucky Shot and Coleman vein segments is typical of most orogenic gold veins systems - structurally controlled and predominately hosted within quartz-carbonate veins as well as quartz vein breccias. The primary host rock is a relatively undeformed granodiorite pluton. The Lucky Shot vein system is offset by northwest trending northeast dipping faults and represent offsets segments of the same vein structure. The mineralized veins of both segments generally trend east-west and dip moderately (~40°) to the north.

Leapfrog 3D solid wireframes were developed using a combination of drill core geochemistry, core photos, and drill core logs; with an emphasis placed on logged quartz veins, quartz breccias and structural/faulted zones. Drillhole sample intervals were snapped to at appropriate sample breaks to domain and create the various vein shapes used in the Lucky Shot resource estimate. For the Coleman segment of the vein the primary drillhole dataset used for the modeling consisted of 152 holes drilled by Full Metals between 2005 and 2009. The primary drillhole dataset used for the Lucky Shot vein modeling was from the 2022 underground drilling campaign, which consisted of twenty-nine (29) HQ diamond drill holes totaling 3,815.8m. An additional six (6) legacy surface holes were also used for modeling the Lucky Shot veins, including C06-84, C07-85, C07-104, C07-140, C07-143 and C07-144.

Table 11‑5 contains the vein and resource reporting names for the estimation and mineral resource reporting for the CLMN and LS areas.  Figure 11‑2 and Figure 11‑3 are 3D views of the CLMN and LS veins with the names.

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Table 11‑5	CLMN & LS Vein and Resource Reporting Shapes

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CLMN_1
CLMN_2
CLMN_8
CLMN_3
CLMN_7
CLMN_4
+120
Plunge 00
Looking East
W
0
100
200
300
+6852300 N
+6852000 N
+6851700 N

Figure 11‑2	Cross Section of CLMN Domain Codes, Looking East

Figure 11‑3	Oblique Section of LS Domain Codes Looking SE

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11.4	Exploratory Data Analysis (EDA)

11.4.1	Raw Statistics

Statistics were completed on the raw gold assay intervals sorted by deposit area and coded domains described under Geological Interpretation.  Leapfrog and X10 software statistical tools were used to generate histograms and basic statistics to understand relationships between gold and domaining. Additional EDA was completed in X10 software and will be discussed in later sections.

Run length statistics for the raw gold assay data were reviewed.  The mean length within the CLMN and LS deposit areas are shown in Figure 11‑4 and Figure 11‑5.  A composite length of 1.0m was chosen based on the data count and majority of the samples being below that target length.

Figure 11‑4 Raw Run-Length Histogram for CLMN Assay Data

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Figure 11‑5 Raw Run-Length Histogram for LS Assay Data

11.4.2	Compositing and Capping Strategy

Log probability plots and histograms of both raw and composite assays data were developed by domain and zone. Raw assays were composited to 1.0m lengths and capped using results from disintegration analysis in X10 software. Compositing was completed in Leapfrog software by isolating the raw assays within each domain and applying a hard boundary to 1.0m composite lengths with residuals less than 0.50m distributed equally and a minimum coverage of 0% (Figure 11‑6).  Figure 11‑6 also shows the contact plot associated with CLMN1 in the CLMN deposit and illustrates the need for a hard boundary for the compositing strategy.

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Figure 11‑6 Leapfrog 1.0m composites for CLMN1 in the CLMN deposit

The disintegration plot for the CLMN1 vein in Figure 11‑7 illustrates the type of capping analysis completed for the major veins in the LS and CLMN deposits.

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Figure 11‑7	Disintegration for Gold Capping on 1.0m composites CLMN1 in the CLMN deposit

Overall, capping followed the outlier management strategies where capped assays were inspected visually to ensure outliers were spatially distributed and not part of a potential sub-domain.  Table 11‑6 and Table 11‑7 contain the uncapped and capped 1m composite statistics for gold by domain.

Table 11‑6 LS Uncapped & Capped Gold Assays Statistics by Domain

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Table 11‑7	CLMN Uncapped & Capped Gold Assays Statistics by Domain

11.4.3	Density

Specific gravity sampling in the core shack was carried out on a regular basis as outlined in subsection 8.4. The specific gravity tests are typically conducted on spot samples of relatively intact rock, as density sampling is complicated in areas where rock strength is low due to alteration and faulting.

In 2022, the density measurement frequency was one measurement approximately every 30 meters of drill core, making sure each drill hole had at least one specific gravity measurement.  These were conducted by the weight in air verses water method.

Density data distribution is reasonable across the model area, based on a total of 3815.8 meters of drilling in 29 core holes with 163 individual density measurements. The mean of model area specific gravity measurements was 2.70 g/cm3 with a range from 2.45 g/cm3 to 2.99 g/cm3.  Within logged quartz vein shear zones characterizing the ore, the mean density is 2.70 g/cm3. The mean density of the granodiorite (footwall and hanging wall) is also 2.70 g/cm3.  The mineral resources contained herein are assumed to be contained entirely within the quartz vein shear zones and have been assigned a density of 2.70 g/cm3.

11.5	Block Modelling and Grade Estimation

The geologic interpretation, block models and estimations for the CLMN and LS deposits were completed in Leapfrog software version 2022 1.1.  Inclined block modes for both deposits were created using parent blocks sized at 10 m x 10 m x 400 m where the Z is perpendicular to the deposit dip and strike allowing for a variable block size down to 0.100m. (Table 11‑8 and Figure 11‑8).  The model was also sub-blocked to a minimum size of 5 m x 5 m x in the X and Y directions to accommodate small volumes in those directions.  Density was assigned globally at 2.65 g/cm3 for all domains. The inclined block model setup also allows for variable search orientations (VO) during estimation, grade x thickness and gold ounces per vertical meter calculations for defining ore shoot geometries.

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Table 11‑8	Model Setup Parameters

Figure 11‑8 Inclined Block model setup and orientation

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11.5.1	Block Search Anisotropy

Leapfrog was used to generate reference mid-vein surfaces approximating the generalized centerline planar trend of a domain.  These mid-surfaces were used for VO during the estimation process to capture the refractive nature of the veins and prevent estimation artifacts.  Figure 11‑9 shows the VO search ellipses for the CLMN1 Vein where it captures the bearing, plunge, and dip unique for each area of the vein for estimation.

Figure 11‑9	VO Search orientations for CLMN1 Vein

Because VO was used in the estimation process there are variable search orientation for each domain, and no variographic parameter table is provided as a result.

11.5.2	Variography and continuity analysis
Attempts at modeling the variograms were made but due to the sparce data and high nugget seen in the variograms that were modeled, VO was implemented to provide more granularity to the estimation process and capture the refractive nature of the veins for both LS and CLMN deposits.

11.5.3	Grade Estimation
Alternative methods of grade estimation were evaluated before selecting the inverse distance cubed method (ID3). Ordinary linear kriging (OK), inverse distance squared (ID2), and nearest neighbor (NN) estimates were compared with ID3 as options for grade estimation. OK appeared to “over-smooth” the block grades, meaning that the block variance between blocks was less than what would be predicted by inverse distance methods.

Table 11‑9 summarizes the ID3 gold grade estimation parameters. All search orientations use the block search anisotropy reflecting major axis orientations from a generalized ellipse radii or from VO orientations.  Hard boundaries were used for all estimation domains as there were sharp grade contacts with the wall rocks. Figure 11‑10 illustrates the variable orientations using VO for the estimation process.

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Figure 11‑10	CLMN 1 Block Search Anisotropy using VO

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Table 11‑9	Gold Grade ID3 Estimate Parameters

Area	Est Domain	Pass	VO	Hard/Soft Boundary	Min Comp	Max Comp	Max/ Hole	Major (ft)	Semi (ft)	Minor (ft)	Ellipsoid Orientation
											Max	Inter	Min	HG Restrict
CLMN	CLMN1	1	Y	HB	5	12	3	80	50	16	NA	NA	NA	75/10m
CLMN	CLMN1	2	Y	HB	1	10	-	160	100	40	NA	NA	NA	NA
CLMN	CLMN2	1	Y	HB	5	12	3	80	50	16	NA	NA	NA	NA
CLMN	CLMN2	2	Y	HB	1	10	-	160	100	40	NA	NA	NA	NA
CLMN	CLMN3	1	Y	HB	5	12	3	80	50	16	NA	NA	NA	NA
CLMN	CLMN3	2	Y	HB	1	10	-	160	100	40	NA	NA	NA	NA
CLMN	CLMN4	1	Y	HB	5	12	3	80	50	16	NA	NA	NA	NA
CLMN	CLMN4	2	Y	HB	1	10	-	160	100	40	NA	NA	NA	NA
CLMN	CLMN7	1	Y	HB	5	12	3	80	50	16	NA	NA	NA	NA
CLMN	CLMN7	2	Y	HB	1	10	-	160	100	40	NA	NA	NA	NA
CLMN	CLMN8	1	Y	HB	5	12	3	80	50	16	NA	NA	NA	NA
CLMN	CLMN8	2	Y	HB	1	10	-	160	100	40	NA	NA	NA	NA
LS	Vein2_env	1	Y	HB	2	20	3	60	100	15	NA	NA	NA	NA
LS	Vein2_env	2	Y	HB	1	10	-	108	122	50	NA	NA	NA	NA
LS	Vein2_env_fw1	1	N	HB	2	20	3	100	50	10	32	350	90	NA
LS	Vein2_env_fw2	1	N	HB	2	10	1	84	100	15	32	336	125	NA
LS	Vein2_env_fw3_ext1	1	N	HB	2	10	1	40	20	10	7	52	90	NA
LS	Vein2_env_fw4	1	N	HB	2	10	1	50	100	15	48	10	105	NA
LS	Vein2_env_hw1	1	N	HB	2	20	3	60	40	15	17	337	87	NA
LS	Vein1b_env	1	N	HB	2	20	3	75	35	30	0.42	33	120	NA
LS	Vein1c_env	1	N	HB	2	20	3	60	60	10	20	330	120	NA

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11.6	Model Validation

Swath plots were generated for the gold estimates completed for the CLMN deposit relative to the block model rotated X-, Y-, and Z-axes.  Gold swath plots are shown in Figure 11‑11 and Figure 11‑12 suggest that declustered composite ID3 estimate produces a reasonable estimate relative to the NN estimate.

Figure 11‑11	CLMN 1 Swath plot in the x direction

Figure 11‑12	CLMN 1 Swath plot in the y direction

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Estimation sensitivities were run at various capping levels as a check of the appropriateness of loss in total metal content for gold at incrementally lower and higher capping levels. An uncapped gold estimate within the resource shapes produces roughly 30 to 38% more total gold metal globally for both the LS and CLMN deposits (Table 11‑10).  This might be a higher metal loss due to capping than normal (~10%) but due to the extreme grades in some areas and the need to restrict them spatially this is a necessary step in the estimation process.  It should be noted that metal loss varies for each domain estimate. Visual checks of the estimated block grades and corresponding composites were completed for and found to be reasonable Figure 11‑13 shows the gold composites vs gold estimation for CLMN1. The image shows a clear ore shoot geometry that can be used to guide future drilling.

Figure 11‑13	Long Section view of clmn1 Au composites vs. block model

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Table 11‑10	Global Comparison of Uncapped vs. Capped ID3 block models

11.7	Resource Classification
Definitions for resource categories used in this TRS are those defined by SEC in S-K 1300. Mineral Resources are classified into Measured, Indicated, and Inferred categories.

Blocks were coded as Indicated, and Inferred based on the ID3 average Euclidean distances estimate by using 3 composites and dividing the AvD by 0.707 to code the distances into the block mode.

CLMN classification distance criteria:

•	Measured: Not classified
•	Indicated: Average Distance <= 35m
•	Inferred: Average Distance <= 100m
Exploration Potential: Remaining estimated blocks.

LS classification distance criteria:

•	Measured: Not classified
•	Indicated: Average Distance <= 35m
•	Inferred: Average Distance <= 100m
•	Exploration Potential: Remaining estimated blocks.
The calculations for this methods and classification maps for the CLMN and LS deposits are shown in Figure 11‑14 to Figure 11‑17.

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Figure 11‑14	CLMN classification Calculations

Figure 11‑15	CLMN1 classification Map

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Figure 11‑16	LS classification Calculations

Figure 11‑17	Vein2_env classification Map

The QP has reviewed the resource block model and classification and is of the opinion that they adequately support the reporting of Mineral Resource.

11.8	Mineral Resource Reporting

Mineral Resources summarized in this section follow the definitions for Mineral Resources in S-K 1300. The following paragraphs are quoted from those documents. “A Mineral Resource is a concentration or occurrence of diamonds, natural solid inorganic material, or natural solid fossilized organic material including base and precious metals, coal, and industrial minerals in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geologic characteristics, and continuity of a Mineral Resource are known, estimated, or interpreted from specific geological evidence and knowledge.”

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“The phrase ‘reasonable prospects for economic extraction’ implies a judgment by the Qualified Person in respect to the technical and economic factors likely to influence the prospects of economic extraction. A Mineral Resource is an inventory of mineralization that under realistically assumed and justifiable technical and economic conditions might become economically extractable. These assumptions must be presented explicitly in both public and technical reports.” “The reader is cautioned that mineral resources are considered too speculative geologically to have economic considerations applied to them that would enable them to be realized or that they will convert to mineral reserves.”

The Lucky Shot Project Mineral Resource statement, as of May 26, 2023, comprises Measured, Indicated and Inferred Mineral Resources for the CLMN and LS deposits.

Mineral Resources are reported using un-diluted gold grades for both CLMN and LS and are exclusive of Mineral Reserves. Mineral Resources are reported below the Project topographic surface with no depletion as no mining has been conducted in the Mineral Resource areas for both deposits.

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Table 11‑11, Table 11‑12, and Table 11‑13 show the classified mineral resources, exclusive of mineral reserves, for the Lucky Shot Project on Contango’s 100% ownership basis.

Table 11‑11	CLMN Mineral Resource Estimate as of May 26, 2023
Classification	Tonnes	Au Grade	Au Ounces
		(g/t)
Measured	-	-	-
Indicated	190,092	15.6	95,036
TOTAL	190,092	15.6	95,036
Inferred	74,265	9.9	23,642

Table 11‑12	LS Mineral Resource Estimate as of May 26, 2023
Classification	Tonnes	Au Grade	Au Ounces
		(g/t)
Measured	-	-	-
Indicated	36,871	8.9	10,584
TOTAL	36,871	8.9	10,584
Inferred	7,793	5.9	1,468

Table 11‑13	CLMN and LS Mineral Resource Estimate as of May 26, 2023
Classification	Tonnes	Au Grade	Au Ounces
		(g/t)
Measured	-	-	-
Indicated	226,963	14.5	105,620
TOTAL	226,963	14.5	105,620
Inferred	82,058	9.5	25,110
Notes for Table 11-11, Table 11-12, and Table 11-13:
1.	The mineral resources were estimated as of May 26, 2023 by SR, a third-party QP, under the definitions for mineral resources in S-K 1300.
2.	Mineral resources are estimated using long term prices of US$1,600/oz Au price.
3.	Mineral resources are reported using un-diluted Au grades.
4.	Mineral resources are reported as contained within 3.0 g/t Au underground shapes applying a 3.0m min. width at a 4.3 g/t COG.
5.	Mineral resources that are not mineral reserves do not have demonstrated economic viability. There are no mineral reserves for the Lucky Shot Project.
6.	Mineral resources are reported in dry metric tonnes.
7.	Numbers may not add due to rounding.
8.	Mineral resources are reported on a 100% ownership basis.
The QP has reviewed the inputs for the reporting of Mineral Resources and is of the opinion that they are reasonable for this stage of project development.  The QP recommends that these inputs be reviewed during any future studies and that MSO shapes at the chosen gold price and cut-off analysis be implemented for future Mineral Resource reporting.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 117 of 149

The QP is of the opinion that with consideration of the recommendations summarized in Sections 1 and 23 of this report, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

The estimates of Mineral Resources may be materially affected if mining, metallurgical, or infrastructure factors change from those currently anticipated at the Lucky Shot Project. Although the QP has a reasonable expectation that the majority of Inferred Mineral Resources could be upgraded to Indicated Resources with continued exploration, estimates of Inferred Mineral Resources have significant geological uncertainty and it should not be assumed that all or any part of an Inferred Mineral Resource will be converted to the Measured or Indicated categories.

12	MINERAL RESERVE ESTIMATES
No Mineral Reserve estimate has been established at the Lucky Shot Project to date.
13	MINING METHODS
This section is not applicable.  There is only exploration development mining going on at the current time to create access for exploration drilling from underground to define resources.
14	PROCESSING AND RECOVERY METHODS
This section is not applicable  There is only exploration development mining going on at the current time to create access for exploration drilling from underground to define resources.
15	INFRASTRUCTURE
15.1	General
The infrastructure requirements for the Project are not extensive given that the mine has had past production and is located just beyond State maintained road.  Many mines in the state are not readily road accessible. The Lucky Shot project benefits from being on the Alaska road system with the added benefit of the State owned and operated Alaska Railroad located within 20 road miles of the Project. State and Borough roads will be utilized for access while power is generated at site. The towns of Palmer, Wasilla and Willow nearby are major population centers for the Matanuska-Susitna Borough with a population of over 100,000 and are more than sufficient to provide a local labor pool for the project.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 118 of 149

15.2	Access

General access to the Project is provided by State Highway 1 out of Anchorage, and the Parks Highway via the town of Wasilla and Willow. Access via Palmer is available only seasonally and requires navigating the steep switchback at Hatcher Pass, which is unsuitable for larger vehicles. Winter access can only be traveled by the Willow Fishhook-Hatcher Pass Road out of the town of Willow. Helicopter access is available from each of the local communities but can be hampered by weather conditions. Winter maintenance will be done by the state with exception of the last 15 miles which will be done by a contractor.

15.3	Power

The power requirements are not extensive with the primary usage being the mine bench buildings, shop, jumbo drill, air compressor and exploration drill. The mine will generate its own power using a 500 Kw diesel-fired-portable generator set.  The generator and a diesel storage tank will be located at or near the mine bench.

The Alaska Intertie transmission line is a 170-mile long, 345 kilovolt (kV) transmission line between Willow and Healy owned by the Alaska Energy Authority (AEA) and operates at 138 kV. It is located approximately 20 miles from the Project site.  The Intertie connects Golden Valley Electric Association (GVEA), the regulated utility that serves areas north of the Alaska Range, with southcentral Alaska utilities. As an integral part of the interconnected Bulk Electrical System (BES) for the railbelt region, this AEA owned asset transmits Bradley Lake Hydropower north into the GVEA system. Additional power is generated by Chugach Electric Association (CEA) and Matanuska Electric Association (MEA). Although power generally flows north, the line is also available for GVEA to transfer energy south if an emergency situation finds the Cook Inlet region short of electric power.

15.4	Rail Access

The Alaska Railroad routinely runs from Anchorage to Fairbanks and is located approximately 20 miles West of the mine property and is road accessible. The rail line passes several hundred meters from the southern border of the projects 100% owned property located along the Parks Highway where a rail siding could be established. Another option is a rail siding located in Wasilla or one located just north of Willow at a gravel quarry. This offers the opportunity to utilize the rail line to transport ore or concentrate to another processing facility. It is recommended that a study is done for this concept.
16	MARKET STUDIES
This section is not applicable.  There is only exploration development mining going on at the current time to create access for exploration drilling from underground to define resources.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 119 of 149

17	ENVIRONMENTAL STUDIES, PERMITTING AND COMMUNITY
17.1	Introduction

Permitting for exploration activities significantly decrease potential environmental impacts of the Project, and in doing so, they significantly decrease permitting complexity.  Without a surface discharge, the Project does not need an Alaska Pollution Discharge Elimination System (APDES) permit from the Alaska State Department of Environmental Conservation (ADEC).  None the less, spill reporting to the State of Alaska, ADEC, is still a requirement.  The Matanuska-Susitna Borough relies on the state to regulate precious metals mining, so no separate mining permit is required from local government.  There are significant state permits required and must be approved prior to any mining activities.

The required permits are covered under the States of Alaska’s APMA program (Application for Permits to Mine in Alaska). The Lucky Shot APMA permit was approved November 2021 for a 5-year period through to November 2026. Since the project is at the exploration stage and not at the production stage, several permits are not required, although the project operates as though these permits are active.

17.2	Environmental Permitting for the Lucky Shot Mine Site
The following permits, authorizations, plans and studies cover the environmental oversight for the Lucky Shot project exploration activities.

1.	Wetlands (Not applicable)
2.	Water Quality
3.	Plan of Operations and Reclamation Plan
4.	Reclamation Bond, (Not applicable)
5.	Water Right or Temporary Water Use Authorization
6.	Air Quality Permit, (Not applicable)
7.	Stormwater Pollution Prevention Plan, (Not applicable)
8.	Spill Prevention, Control and Countermeasure Plan (SPCC Plan)
17.2.1	Wetlands.

The Project is located on the side of steep mountain located outside of any surveyed wetlands. A small section of the access road does impact a small area of wetlands, but the total acreage of disturbance falls under the limit requiring a permit.

17.2.2	Water Quality.

Quarterly water sampling has been completed from the Fall of 2021 to present, including samples from 3-surface locations and 2-ground water wells. Sampling indicated no impact to the quality of water from the project.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 120 of 149

17.2.3	Alaska Department of Natural Resources (ADNR) Plan of Operations, and Reclamation Plan Approval.

The Plan of Operations applies only to state land.  The majority of the project is on private patented mining claims.

The Reclamation Plan provides ADNR authority to review operations to ensure that they comply with state’s reclamation law: AS 27.19.20.  For hard rock mines, implementing ADNR’s authority under the law typically requires them to review the mine’s Plan of Operations.  ADNR has approved the Lucky Shot Plan of Operations and Reclamation Plan.

17.2.4	ADNR/ADEC Reclamation Bond

State law AS 27.19.040 directs ADNR to require a Reclamation Bond: “an individual financial assurance in an amount not to exceed an amount reasonably necessary to ensure the faithful performance of the requirements of the approved reclamation plan.”  The Reclamation Bond is not a separate authorization.  It is required by ADNR under their Reclamation Plan authorities and by ADEC under the authority of the solid waste permit.   However, it is processed on a different schedule from the other authorizations, and so it is considered separately.

ADNR and ADEC jointly calculate the financial assurance necessary to reclaim the site and to complete any required post-mining water quality treatment (unlikely for this site), water quality monitoring, and site maintenance.  ADNR typically holds the bond for both agencies. The bond is usually processed after the remaining permits and may not require public notice.

Because there is currently no disturbance of State lands under the Plan of Operation, there is no bond required for the site at this time.

17.2.5	ADNR Water Right or Temporary Water Use Authorization

A water right or temporary water use authorization from ADNR is required before withdrawing a significant amount of surface or ground water.  The project APDES permit has this authorization established along with an additional Temporary Water Use for winter season allowing the project to use water from Craigie Creek when and if necessary.

17.2.6	ADEC Air Quality Permit

Air quality effects are regulated by the Alaska Department of Environmental Conservation, Division of Air Quality. The activities that typically trigger the need for an air quality permit for a mine of this type are electrical generation and crushing.  The site is expected to have a 500-kW generator to run expected operations at the mine site.  This level of power generation currently does not require any special permits from ADEC.

17.2.7	ADEC Stormwater Pollution Prevention Plan (SWPPP)

All construction and active mine sites require a plan to address normal surface waters from rain, snow melt or other normally occurring discharges. The plan requires containment of the runoff in a manner that limits degradation of all water leaving the site.  There is an existing SWPP plan for the mine site which is updated annually.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 121 of 149

17.2.8	EPA Spill Prevention, Control and Countermeasure Plan (SPCC Plan)

EPA requires that every facility that stores more than 1,320 gallons of fuel, used oil, and lubricants above ground must have a SPCC plan on-site for that facility.  The plan is not submitted to EPA, but the operator must have the plan on-site and be following the plan.  Because the plan is not “approved” by the EPA and preparation of the plan is not considered a major federal action, this requirement does not trigger application of the National Environmental Policy Act (NEPA) and therefore does not require a federal Environmental Assessment or Environmental Impact Statement.

17.3	Environmental Baseline Data: Hydrology

Water quality information is usually the single most important part of baseline data for mine permitting.  Established locations are sampled during operation and for some period after mine closure. An established water sampling program will aid the hydrology study combined with past hydrologic information available for the site.

The Lucky Shot vein deposit at the Project has been the focus of underground exploration and mine planning at various times in the past.  In 2008, the Coleman vein was permitted for underground exploration and extraction of a bulk sample.  The Bulk Sample permit and preparation for mining at that time resulted in environmental studies to support permitting and mine design process.  The development rock is expected to be geochemically benign, (2014 Acid Rock Drainage Testing by McClelland), and testing confirms that there is no acid-rock drainage potential, and little potential for metals leaching to create a discharge inconsistent with Alaska’s water quality standards.

The arrangement of the Project also decreases potential air impacts and the complexity of air permitting.  Air quality issues at mines are typically caused by electrical generation and dust.  The only generation will be at the mine site.  Dust is minimized because the actual mining occurs underground.

17.4	Community Relations

All of the permits and authorizations described are open for public comment prior to being approved.  Contango engages on a regular basis with community leaders and participates in public meetings where topics of mutual interest are being discussed.  As our current level of work activities are limited, there are no major community issues with our current exploration activities.
18	CAPITAL AND OPERATING COSTS
This section is not applicable. There is only exploration development mining going on at the current time to create access for exploration drilling from underground to define resources.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 122 of 149

19	ECONOMIC ANALYSIS
This section is not applicable. There is only exploration development mining going on at the current time to create access for exploration drilling from underground to define resources.
20	ADJACENT PROPERTIES

There are no other major operations or exploration properties actively being explored in the Willow mining district.  There are several small-scale alluvial mining operations that are worked during the summer months between June and October.  These placer operations are located on: Purches Creek north of the Lucky Shot project; Wet Gulch, Grubstake Gulch and West Fork, all located south of Lucky Shot across Willow Creek; and several operators on the upper reaches of Willow Creek.  There are two small hard rock prospects active in the district: the Wheeler vein located on upper Grubstake Gulch south of Lucky Shot across the Willow Creek Valley; and the Gold Bullion vein located on the ridgeline due east of Lucky Shot and operated by Mountain Heather Mining.
21	OTHER RELEVANT DATA AND INFORMATION
No additional information or explanation is necessary to provide a complete and balanced presentation of the value of the Project to Contango.
22	INTERPRETATION AND CONCLUSIONS
Based on the review of the available information, the QP provides the following conclusions:

•
The Lucky Shot vein is a mesothermal quartz vein hosted by a structural shear zone in a late Cretaceous granodioritic intrusion.  Being of mesothermal origin, where pressure-temperature gradients are stable over large areas at this depth in the crust, the potential for extensions to the currently known resources is excellent.

•
The Project contains two segmented deposits of the same vein structure, the Coleman Segment and the Lucky Shot Segment.  The two segments are similar in size and orientation, as well as all geologic and metallurgical characteristics

•	The drilling, sampling, sample preparation, analysis, and data verification procedures meet or exceed industry standards, and are appropriate for the estimation of Mineral Resources.
•
The Mineral Resources held by Contango at the Lucky Shot Project, effective as of May 26, 2023 comprise Indicated Mineral Resources of 226,963 tonnes grading 14.5 g/t Au for 105,620 oz Au and Inferred Mineral Resources of 82,058 tonnes grading 9.5 g/t Au for 25,110 oz Au.

•
The deposits remain open and present exploration potential beyond the current Mineral Resources. As the area is underexplored there is good potential to delineate additional exploration targets on the Lease.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 123 of 149

The QP is confident in the technical and economic assessment presented in this TRS. The QP also recognizes that the results of this TRS are subject to many risks including, but not limited to commodity and in particularly the gold price, unanticipated inflation of capital or operating costs, and geotechnical assumptions for underground development. Mineral Resource estimates that are not Mineral Reserves do not have demonstrated economic viability.
23	RECOMMENDATIONS
1.
Future drilling is expected at the Lucky Shot deposit and new data should be incorporated in the resource area when QA/QC and validation work is complete. Drill testing at the Coleman is important to confirm older drilling and expand the main ore shoots in the CLMN1 Vein.

2.
Although the drill spacing from older drilling campaigns in many areas of the Coleman deposit are at what could be considered in the Measured class category, there needs to be confirmation drilling in the heart of the main ore shoot at CLMN1 before a Measured class can be applied.

3.
Complete the structural work at Lucky Shot to better understand how they have offset the veins as this will help drill targeting and add additional support to the geologic models and mineral resource estimate.

4.	Complete additional density measurements for all future drilling to support the 2.65 g/cm³ currently being applied globally to both the LS and CLMN deposits.
5.	Continue to study the need to apply grade capping and high-grade restrictions to some of the veins as it has implications to the metal losses of approximately 35 percent globally.
6.	To avoid over-estimation of grades in certain areas, review and confirm declustered mean values.
7.
The current Mineral Resources are constrained within 3.0 g/t Au shapes at a 3.0m minimum width.  For the next Mineral Resource update, the QP recommends applying mineable shape optimizer shapes for the underground resources based on a suitable mining method, cut-off grade and dilution.

8.	The QP has reviewed the inputs for the reporting of Mineral Resources and is of the opinion that they are reasonable. The QP recommends that these inputs be reviewed during any future studies.
9.	The drill data should be moved from a Microsoft Excel based database to a true database program, such as Microsoft Access.
24	REFERENCES
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Ash, C. and Alldrick, D., 1996: Au-quartz Veins in Selected British Columbia Mineral Deposit Profiles, Volume 2 - Metallic Deposits, Lefebure, D.V. and Hoy, T., eds, British Columbia Ministry of Employment and Investment, Open File 1996-13, p. 53-56.

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Berger, B.R., 1987, Descriptive Model of Low-Sulfide Au-Quartz Veins, in Mineral Deposit Models, Cox, D.P. and Singer, D.A., eds, USGS Bulletin 1693, p. 239-243.

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Cox, S.F., 1999, Deformational controls on the dynamics of fluid flow in mesothermal gold systems, in McCaffrey, K.J.W., Lonergan, L., and Wilkinson, J.J., eds. Fractures, Fluid Flow and Mineralization. Geological Society, London, Special Publications 155, p 123-140.

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Ray, R.G., 1954, Geology and Ore Deposits of the Willow Creek Mining District, Alaska, USGS Bulletin 1004, US Department of the Interior, Washington, DC.

Roehm, J.C, 1938, Preliminary Report of Ready Bullion Group, Craigie Creek, Willow Creek District, Alaska: Alaska Territorial Department of Mines Reports, PE-85-6, 2 p.

Roehm, J.C, 1938, Summary Report of Mining Investigations in the Willow Creek District: Alaska Territorial Department of Mines Reports, IR-85-3, 9 p.

Schnabel Engineering, 2017, Lucky Shot Mine Ground Support Recommendations, prepared for Alaska Gold Torrent LLC

Silberman, M.I., O'Leary, R.M., Csejtey, B. Jr., Smith, J.G., and Connor, C.I., 1978, Geochemical Anomalies and Isotopic Ages in the Willow Creek Mining District, Southwestern Talkeetna Mountains, Alaska: U.S. Geological Survey OFR 78-233.

Silberman, M.L. and others, 1978, New Potassium-Argon Data on the Age of Mineralization and Metamorphism in the Willow Creek Mining District, Southern Talkeetna Mountains, Alaska, Circular 772-B, p. 65-69.

Stevens, Donald L., 2008, Lucky Shot Gold Project, Willow Creek Mining District, Alaska: Full Metal Minerals, Internal Document-End of Year Summary, p. 61, unpublished.

Stoll, W. M., 1974, Independence Gold Properties, Alaska, Past Operations, Future Potential, Report Prepared for Independence Mine and Mill.

Stoll, W. M., 1997, Hunting for Gold in Alaska's Talkeetna Mountains 1897-1951, Henry Publishing Co, Greensburg, PA.

Thorpe, R. I. and Franklin, J.M., 1984, Volcanic-associated Vein and Shear Zone Gold, in Canadian Mineral Deposit Types, A Geological Synopsis, Eckstrand, O. R., Editor, Geological Survey of Canada, Economic Geology Report 36, p.38.

Toovey, Leia M., 2011, Mesothermal Vein Gold Deposits, Gold Investing News, Dig Media, Inc. 2014, www.goldinvestingnews.com.

Tran, M., 2008, Metallurgical Test Report for Full Metal Minerals by Knelson Research, Langley BC Canada, KRTS 20331, Full Metal Minerals Internal Documentation.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 130 of 149

Trop, J.M. et al, 2002, Mesozoic sedimentary-basin development on the allochthonous Wrangellia composite terrane, Wrangell Mountains basin, Alaska: Geological Society of America Bulletin, v. 114, p. 693-717.

U.S. Geol. Surv., 1915, The Willow Creek District Alaska, U.S. Geological Survey Bulletin 607, 86 pgs.

Unknown, 2009, Hydrologic Baseline Information Lucky Shot Project, Full Metal Minerals Internal Documentation.

Van Wyck, N., 2005, Brief Report on the Lucky-Shot Mine, Willow Creek Mining District, Alaska, prepared for Full Metal Minerals, Full Metal Minerals Internal Documentation.

Vinal, E.L., 1940, Gold Top-Gray Eagle Group of Claims, Craigie Creek Basin: USGS Miscellaneous Investigations Map I-2283, 1 sheet, scale 1:250,000.

Yongue, D., 1989, Independence Mine Report: Unpublished Solomon Resources Internal Report.

Yukon Professional Services, 2016, Lucky Shot Project Geotechnical Review, Enserch and Coleman Areas, prepared for Gold Torrent Inc.

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 131 of 149

25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT
This TRS has been prepared by SR for Contango. The information, conclusions, opinions, and estimates contained herein are based on:

•	Information available to SR at the time of preparation of this TRS,
•	Assumptions, conditions, and qualifications as set forth in this TRS, and
•	Data, reports, and other information supplied by Contango and other third-party sources.
It is believed that the basic assumptions are factual and accurate, and that the interpretations are reasonable.

For the purpose of this TRS, SR has relied on ownership information provided by Contango. SR has not researched property title or mineral rights for the Lucky Shot Project as we consider it reasonable to rely on Contango’s legal counsel who is responsible for maintaining this information.

The QP has relied on Chris Kennedy, Mine Manager at Lucky Shot, who oversees the exploration permitting at Lucky Shot, for the permitting information provided in this TRS.

The QP has taken all appropriate steps, in their professional opinion, to ensure that the above information from Contango is sound. The QP does not disclaim any responsibility for the TRS.

Except for the purposes legislated under US securities laws, any use of this report by any third party is at that party’s sole risk.

26	DATE AND SIGNATURE PAGE
This report titled “Technical Report Summary on the Lucky Shot Project, Alaska, USA” and dated May 26, 2023 was prepared and signed by:

(Signed & Sealed) Sims Resources LLC

Dated at Missoula, MT
May 26, 2023	Sims Resources LLC

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 132 of 149

APPENDIX A LIST OF CLAIMS

Table A-1 Patented Mining Claims

The following claims are included in U.S. Mineral Surveys 960A, 1018, 1487, 2047, 2094, 2186A, and 2187A, Palmer Recording District, State of Alaska; and are located within Seward Meridian T20N, R1E Sections 29 - 32 and T20N, R1W Sections 34 – 35

Name	US Mineral Survey	Date	Patent
GOLD DUST	960A	1/03/12	478360
GOLD DUST FRACTION	960A	1/03/12	478360
GOLD DUST NO. 1	960A	1/03/12	478360
GOLD DUST NO. 2	960A	1/03/12	478360
GOLDEN WONDER	960A	1/03/12	478360
GOLDEN WONDER NO.1	960A	1/03/12	478360
BIRD	1018	5/05/15	728475
GOLD NUGGET	1018	5/05/15	728475
GOLDEN EAGLE	1018	5/05/15	728475
GOLDEN EAGLE NO. 1	1018	5/05/15	728475
SUMMIT	1018	5/05/15	728475
BRASSEL FRACTION CLAIM	1487	5/15/24	1157928
LUCKY SHOT NO. 5 CLAIM	1487	5/15/24	1157928
LUCKY SHOT CLAIM NO. 1	1487	5/15/24	1157928
LUCKY SHOT CLAIM NO. 2	1487	5/15/24	1157928
LUCKY SHOT CLAIM NO. 3	1487	5/15/24	1157928
LUCKY SHOT LOAD CLAIM	1487	5/15/24	1157928
WAR BABY NO. 3	1487	5/15/24	1157928
WAR BABY NO. 4	1487	5/15/24	1157928
WAR BABY NO. ONE CLAIM	1487	5/15/24	1157928
WAR BABY NO. TWO (2) CLAIM	1487	5/15/24	1157928
WAR EAGLE FRACTION	1487	5/15/24	1157928
WAR EAGLE NO. 1	1487	5/15/24	1157928
WAR EAGLE NO. 2	1487	5/15/24	1157928
WAR EAGLE NO. 3	1487	5/15/24	1157928
MARY, MS 2047	2047	6/27/41	1127290
BLACK KING NO. 2	2094	9/08/42	1128877
BLACK KING NO. 3	2094	9/08/42	1128877
BLACK KING NO. 4	2094	9/08/42	1128877
EASY CASH	2094	9/08/42	1128877
EASY CASH NO. 1	2094	9/08/42	1128877
LUCKY GOLD FRACTION	2094	9/08/42	1128877
READY BULLION	2094	9/08/42	1128877
READY BULLION FRACTION	2094	9/08/42	1128877
READY BULLION NO. 2	2094	9/08/42	1128877
READY BULLION NO.1	2094	9/08/42	1128877
COOLIDGE LODE CLAIM	2186A	2/15/54	1159173

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 133 of 149

Name	US Mineral Survey	Date	Patent
MADISON CLAIM	2186A	2/15/54	1159173
TAYLOR CLAIM	2186A	2/15/54	1159173
WAR EAGLE NO. 4	2186A	2/15/54	1159173
WAR EAGLE NO. 5	2186A	2/15/54	1159173
WILSON LODE CLAIM	2186A	2/15/54	1159173
PLCR WAR EAGLE NO. 6 CLAIM	2187A	12/28/53	1159173

Table A-2 Surface Estate

Tract A "Lucky Shot Tunnel"	Alaska State Land Survey No. 98-45

Table A3 State of Alaska Mining Claims

All claims are located within the Palmer Recording District

Name	ADL	Meridian	Township	Range	Section	1/4 Section	1/4,1/4 Section
LS 1	645931	Seward	20N	01W	34	SE
LS 2	645932	Seward	20N	01W	35	SW
LS 3	645933	Seward	20N	01W	35	SE
LS 4	645934	Seward	20N	01W	36	SW
LS 5	645935	Seward	20N	01W	36	SE
LS 6	645936	Seward	20N	01E	31	SW
LS 7	645937	Seward	20N	01E	31	SE
LS 9	645939	Seward	20N	01E	32	NW
LS 10	645940	Seward	20N	01E	31	NE
LS 11	645941	Seward	20N	01E	31	NW
LS 12	645942	Seward	20N	01W	36	NE
LS 13	645943	Seward	20N	01W	36	NW
LS 14	645944	Seward	20N	01W	35	NE
LS 15	645945	Seward	20N	01W	35	NW
LS 16	645946	Seward	20N	01W	34	NE
LS 17	645947	Seward	20N	01W	25	SE
LS 18	645948	Seward	20N	01E	30	SW
LS 19	645949	Seward	20N	01E	30	SE
LS 23	645953	Seward	20N	01E	29	NW
LS 24	645954	Seward	20N	01E	30	NE
LS 25	645955	Seward	20N	01E	19	SE
LS 26	645956	Seward	20N	01E	20	SW
LS 27	645957	Seward	20N	01E	20	SE
LS 28	650112	Seward	20N	01W	33	SE
LS 29	650113	Seward	20N	01W	34	SW
LS 30	650114	Seward	20N	01W	34	NW
LS 31	650833	Seward	19N	01W	5	NE
LS 32	650834	Seward	19N	01W	4	NW
LS 33	650835	Seward	19N	01W	4	NE

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 134 of 149

LS 34	650836	Seward	19N	01W	3	NW
LS 35	650837	Seward	20N	01W	33	SW
LS 36	650838	Seward	20N	01W	32	SE
LS 37	650839	Seward	20N	01W	32	NE
LS 38	650840	Seward	20N	01W	33	NW
LS 39	650841	Seward	20N	01W	33	NE
LS 40	650842	Seward	20N	01W	27	SE
LS 41	650843	Seward	20N	01W	27	SW
LS 42	650844	Seward	20N	01W	28	SE
LS 43	650845	Seward	20N	01W	28	SW
LS 44	650846	Seward	20N	01W	29	SE
LS 45	650847	Seward	20N	01W	28	NW
LS 46	650848	Seward	20N	01W	28	NE
LS 47	650849	Seward	20N	01W	27	NW
LS 48	650850	Seward	20N	01W	27	NE
LS 49	650851	Seward	20N	01W	26	NW
LS 50	650852	Seward	20N	01W	26	NE
LS 51	650853	Seward	20N	01W	25	NW
LS 53	650855	Seward	20N	01E	30	NW
LS 54	651699	Seward	19N	01W	3	NE
LS 55	651700	Seward	19N	01W	2	NW
LS 56	651701	Seward	19N	01W	2	NE
LS 57	656100	Seward	19N	01W	1	NW
LS 58	656101	Seward	19N	01W	1	NE
LS 59	656102	Seward	19N	01E	6	NW
LS 60	656103	Seward	19N	01E	6	NE	NW
LS 61	656104	Seward	19N	01W	3	SE	NE
LS 62	656105	Seward	19N	01W	2	SW	NW
LS 63	656106	Seward	19N	01W	2	SW	NE

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 135 of 149

APPENDIX B DRILLHOLE COLLAR LOCATIONS BY YEAR

Table B - 1  Collar Locations for 1984 Drilling Campaign

Drillhole ID	Exploration Company	Coordinates NAD 1983 UTM Zone 6 North			Maximum Depth (m)	Collar Survey		Resource Area
		Easting	Northing	Elevation (m)		Azimuth˚	Dip˚
CB1	Enserch	371821.88	6851925.40	1311.68	148.74	0.0	-90	Coleman
CB2	Enserch	371821.88	6851925.40	1311.68	250.55	0.0	-55	Coleman
CB3	Enserch	371821.88	6851925.40	1311.68	230.12	300.0	-45	Coleman
CB4	Enserch	371821.88	6851925.40	1311.68	220.07	60.0	-58	Coleman
COLE1	Enserch	371987.20	6851859.46	1286.16	242.93	0.0	-90	Coleman
COLE2	Enserch	371987.20	6851859.46	1286.16	227.69	75.0	-40	Coleman
COLE3	Enserch	371987.20	6851859.46	1286.16	167.64	345.0	-60	Coleman
LSA_1	Enserch	372673.67	6851901.96	908	338.12	19.9	3.4	Lucky Shot
LSA_2	Enserch	372671.14	6851902.26	908	339.51	348.4	3.2	Lucky Shot
LSA_3	Enserch	372674.89	6851900.89	908	198.58	29.2	30.1	Lucky Shot
LSA_4	Enserch	372673.93	6851902.28	908	177.99	349.4	33.7	Lucky Shot
LSB_1	Enserch	372656.07	6851890.06	907	236.06	318.7	26.3	Lucky Shot
LSB_2	Enserch	372655.70	6851887.53	907	389.07	304.6	10.5	Lucky Shot
LSB_3	Enserch	372656.36	6851890.81	907	386.61	321.2	6.5	Lucky Shot
LSB_4	Enserch	372656.66	6851891.68	907	314.82	336.4	14	Lucky Shot
LSB_5	Enserch	372659.43	6851891.30	907	234.23	339.7	24.1	Lucky Shot
LSB_6	Enserch	372655.80	6851889.56	907	306.19	311.6	15.9	Lucky Shot
LSB_7	Enserch	372662.39	6851889.13	907	237.70	5.3	12.9	Lucky Shot

Table B - 2  Collar Locations for 2005 Drilling Campaign

Drillhole ID	Exploration Company	Coordinates NAD 1983 UTM Zone 6 North			Maximum Depth (m)	Collar Survey		Resource Area
		Easting	Northing	Elevation (m)		Azimuth˚	Dip˚
C05-08	Full Metal Minerals	371954.23	6851931.45	1307.22	146.34	176.8	-70.9	Coleman
C05-09	Full Metal Minerals	371954.18	6851931.99	1307.40	182.93	0.0	-90.0	Coleman
C05-10	Full Metal Minerals	372024.78	6851823.97	1276.88	57.92	184.9	-65.7	Coleman
C05-11	Full Metal Minerals	372024.76	6851824.32	1277.03	91.44	0.0	-90.0	Coleman
C05-12	Full Metal Minerals	371907.07	6851930.34	1308.38	173.85	0.0	-90.0	Coleman
C05-13	Full Metal Minerals	371907.07	6851930.34	1308.38	146.31	172.7	-60.6	Coleman
C05-14	Full Metal Minerals	371950.96	6851852.58	1287.07	121.92	183.0	-63.6	Coleman

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 136 of 149

Table B - 3  Collar Locations for 2006 Drilling Campaign

Drillhole ID	Exploration Company	Coordinates NAD 1983 UTM Zone 6 North			Maximum Depth (m)	Collar Survey		Resource Area
		Easting	Northing	Elevation (m)		Azimuth˚	Dip˚
C06-15	Full Metal Minerals	371883.69	6851959.45	1318.39	155.45	181.0	-64.0	Coleman
C06-16	Full Metal Minerals	371883.69	6851959.45	1318.39	149.37	181.0	-73.0	Coleman
C06-17	Full Metal Minerals	371883.83	6851960.03	1318.06	179.83	181.0	-82.0	Coleman
C06-18	Full Metal Minerals	371883.79	6851960.28	1318.02	173.74	0.0	-90.0	Coleman
C06-19	Full Metal Minerals	371931.27	6851957.26	1314.80	164.59	176.0	-63.0	Coleman
C06-20	Full Metal Minerals	371931.27	6851957.26	1314.84	152.19	176.0	-73.0	Coleman
C06-21	Full Metal Minerals	371931.27	6851957.26	1314.89	176.78	176.0	-82.0	Coleman
C06-22	Full Metal Minerals	371931.27	6851957.26	1314.87	204.36	0.0	-90.0	Coleman
C06-23	Full Metal Minerals	371980.58	6851953.98	1308.57	179.83	0.0	-90.0	Coleman
C06-24	Full Metal Minerals	371980.52	6851953.76	1308.57	170.69	186.0	-82.0	Coleman
C06-25	Full Metal Minerals	371980.49	6851953.55	1308.51	167.78	186.0	-74.5	Coleman
C06-26	Full Metal Minerals	371980.43	6851953.22	1308.95	168.78	186.0	-62.0	Coleman
C06-27	Full Metal Minerals	371998.31	6851942.80	1305.14	170.69	0.0	-90.0	Coleman
C06-28	Full Metal Minerals	371998.31	6851942.53	1305.18	181.82	182.0	-81.5	Coleman
C06-29	Full Metal Minerals	371998.32	6851942.37	1305.22	131.10	182.0	-75.0	Coleman
C06-30	Full Metal Minerals	371998.27	6851942.21	1305.20	146.30	181.4	-61.7	Coleman
C06-31	Full Metal Minerals	371998.22	6851941.90	1305.58	149.40	182.0	-57.0	Coleman
C06-32	Full Metal Minerals	371840.00	6851950.93	1317.64	198.12	0.0	-90.0	Coleman
C06-33	Full Metal Minerals	371839.87	6851950.62	1317.62	228.60	183.0	-63.4	Coleman
C06-34	Full Metal Minerals	371840.00	6851950.31	1317.42	234.70	178.8	-68.7	Coleman
C06-35	Full Metal Minerals	371840.07	6851951.41	1317.81	246.90	178.0	-78.0	Coleman
C06-36	Full Metal Minerals	372027.80	6851959.02	1303.21	182.88	0.0	-90.0	Coleman
C06-37	Full Metal Minerals	372027.78	6851958.86	1303.17	180.10	179.1	-82.5	Coleman
C06-38	Full Metal Minerals	372027.76	6851958.72	1303.15	167.64	176.8	-72.7	Coleman
C06-39	Full Metal Minerals	372027.75	6851958.60	1303.17	152.40	178.1	-77.0	Coleman
C06-40	Full Metal Minerals	372027.67	6851958.40	1303.13	152.40	180.0	-53.1	Coleman
C06-41	Full Metal Minerals	371908.67	6851907.71	1302.55	132.89	0.0	-90.0	Coleman
C06-42	Full Metal Minerals	371908.67	6851907.55	1302.52	192.03	173.3	-78.5	Coleman
C06-43	Full Metal Minerals	371921.64	6852174.32	1166.49	277.37	0.0	-90.0	Coleman
C06-44	Full Metal Minerals	371921.73	6852173.28	1166.91	130.76	186.0	-50.0	Coleman
C06-45	Full Metal Minerals	371921.68	6852173.81	1166.69	109.73	186.4	-72.3	Coleman
C06-46	Full Metal Minerals	372007.04	6852020.27	1270.79	170.69	176.5	-85.8	Coleman
C06-47	Full Metal Minerals	372002.43	6852020.93	1269.49	170.69	176.3	-78.4	Coleman
C06-48	Full Metal Minerals	372002.43	6852020.93	1269.40	149.35	176.0	-71.8	Coleman
C06-49	Full Metal Minerals	372007.06	6852019.87	1270.85	161.56	185.7	-63.5	Coleman
C06-50	Full Metal Minerals	371930.29	6851866.23	1291.96	118.87	181.0	-83.0	Coleman
C06-51	Full Metal Minerals	371930.28	6851865.76	1291.86	115.82	181.8	-76.2	Coleman
C06-52	Full Metal Minerals	371930.22	6851865.17	1291.69	140.22	181.8	-61.3	Coleman
C06-53	Full Metal Minerals	371977.59	6851872.69	1290.96	115.82	181.0	-85.0	Coleman
C06-54	Full Metal Minerals	371977.56	6851872.33	1290.88	111.51	181.0	-77.0	Coleman
C06-55	Full Metal Minerals	371977.66	6851871.97	1290.77	121.91	181.4	-62.2	Coleman
C06-56	Full Metal Minerals	371977.65	6851871.08	1290.52	114.45	178.2	-46.2	Coleman
C06-57	Full Metal Minerals	371906.03	6851843.24	1285.32	167.65	0.0	-90.0	Coleman
C06-58	Full Metal Minerals	371905.99	6851842.51	1285.07	109.74	182.1	-73.3	Coleman
C06-59	Full Metal Minerals	371906.04	6851840.99	1284.36	109.74	182.1	-54.1	Coleman
C06-60	Full Metal Minerals	371959.26	6852007.77	1276.93	167.64	0.0	-90.0	Coleman

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 137 of 149

Drillhole ID	Exploration Company	Coordinates NAD 1983 UTM Zone 6 North			Maximum Depth (m)	Collar Survey		Resource Area
		Easting	Northing	Elevation (m)		Azimuth˚	Dip˚
C06-61	Full Metal Minerals	371956.92	6852007.83	1280.00	167.63	180.0	-81.0	Coleman
C06-62	Full Metal Minerals	371956.92	6852007.83	1280.00	155.50	180.8	-72.7	Coleman
C06-63	Full Metal Minerals	371959.19	6852007.30	1277.46	158.50	182.9	-63.0	Coleman
C06-64	Full Metal Minerals	372076.85	6852010.32	1293.95	204.23	0.0	-90.0	Coleman
C06-65	Full Metal Minerals	372076.86	6852010.17	1293.88	213.38	178.4	-83.4	Coleman
C06-66	Full Metal Minerals	372076.78	6852010.05	1293.97	213.36	180.0	-76.0	Coleman
C06-67	Full Metal Minerals	372076.79	6852009.88	1294.04	188.70	179.2	-70.3	Coleman
C06-68	Full Metal Minerals	372074.81	6851959.04	1295.75	182.90	186.0	-85.0	Coleman
C06-69	Full Metal Minerals	372074.83	6851958.78	1295.65	189.00	183.6	-79.1	Coleman
C06-70	Full Metal Minerals	372074.79	6851958.53	1295.66	173.73	183.6	-70.1	Coleman
C06-71	Full Metal Minerals	372074.79	6851958.25	1295.62	164.59	182.7	-59.0	Coleman
C06-72	Full Metal Minerals	371938.44	6852062.44	1235.36	155.45	0.0	-90.0	Coleman
C06-73	Full Metal Minerals	371935.52	6852060.33	1235.96	155.40	183.3	-80.5	Coleman
C06-74	Full Metal Minerals	371935.52	6852060.33	1235.96	140.21	183.2	-72.4	Coleman
C06-75	Full Metal Minerals	371938.39	6852061.95	1235.38	146.30	180.0	-61.0	Coleman
C06-76	Full Metal Minerals	371938.37	6852061.77	1235.38	149.36	182.0	-52.5	Coleman
C06-77	Full Metal Minerals	372081.89	6852165.17	1241.21	207.26	182.0	-68.0	Coleman
C06-78	Full Metal Minerals	372081.92	6852165.65	1241.38	272.50	0.0	-90.0	Coleman
C06-79	Full Metal Minerals	372081.90	6852165.38	1241.33	219.46	175.5	-74.2	Coleman
C06-80	Full Metal Minerals	372081.91	6852165.52	1241.28	228.60	182.3	-79.8	Coleman
C06-81	Full Metal Minerals	371955.37	6851905.76	1301.41	154.21	0.0	-90.0	Coleman
C06-82	Full Metal Minerals	371955.32	6851905.04	1301.16	128.76	184.2	-68.3	Coleman
C06-83	Full Metal Minerals	371955.29	6851904.54	1301.31	143.27	181.9	-55.5	Coleman
C06-84	Full Metal Minerals	372629.23	6852048.98	1336.96	422.15	0.0	-90.0	Lucky Shot
C06-86	Full Metal Minerals	372041.22	6851870.22	1284.00	36.59	0.0	-90.0	Coleman
C06-89	Full Metal Minerals	373782.49	6852267.08	901.00	324.31	0.0	-90.0	Murphy
C06-90	Full Metal Minerals	373782.49	6852267.08	901.00	362.72	186.1	-84.4	Murphy
N06-16	Full Metal Minerals	377756.09	6852960.50	1317.98	262.14	0.0	-90.0	Nippon
N06-17	Full Metal Minerals	377756.09	6852960.50	1317.98	204.23	130.1	-77.0	Nippon
N06-18	Full Metal Minerals	377756.09	6852960.50	1317.98	292.61	88.7	-53.2	Nippon
N06-19	Full Metal Minerals	377846.08	6852912.49	1280.76	246.90	0.0	-90.0	Nippon
N06-20	Full Metal Minerals	377846.08	6852913.39	1280.76	182.90	89.4	-70.1	Nippon
N06-21	Full Metal Minerals	377860.08	6852793.49	1236.26	128.33	0.0	-90.0	Nippon
N06-22	Full Metal Minerals	377860.08	6852793.49	1236.00	109.73	93.8	-69.0	Nippon

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 138 of 149

Table B - 4  Collar Locations for 2007 Drilling Campaign

Drillhole ID	Exploration Company	Coordinates NAD 1983 UTM Zone 6 North			Maximum Depth (m)	Collar Survey		Resource Area
		Easting	Northing	Elevation (m)		Azimuth˚	Dip˚
C07-85	Full Metal Minerals	372629.23	6852048.98	1336.96	379.63	180.0	-85.0	Lucky Shot
C07-91	Full Metal Minerals	373856.01	6852278.05	874.49	316.99	0.0	-90.0	Murphy
C07-92	Full Metal Minerals	373856.21	6852277.86	874.44	333.27	191.4	-80.3	Murphy
C07-93	Full Metal Minerals	373949.72	6852275.61	870.16	304.04	0.0	-90.0	Murphy
C07-94	Full Metal Minerals	373949.72	6852275.61	870.16	310.27	175.0	-80.0	Murphy
C07-95	Full Metal Minerals	371794.33	6851959.32	1321.32	257.86	31.4	-89.7	Coleman
C07-96	Full Metal Minerals	371794.33	6851959.32	1321.32	267.92	180.0	-83.0	Coleman
C07-97	Full Metal Minerals	371794.34	6851959.28	1321.41	281.94	180.0	-75.0	Coleman
C07-98	Full Metal Minerals	371794.32	6851959.35	1321.47	292.15	181.0	-67.8	Coleman
C07-99	Full Metal Minerals	374055.80	6852268.23	878.66	313.64	181.0	-88.5	Murphy
C07-100	Full Metal Minerals	371763.31	6851976.83	1322.62	227.53	0.0	-90.0	Coleman
C07-101	Full Metal Minerals	371763.31	6851976.83	1322.62	231.65	180.0	-80.0	Coleman
C07-102	Full Metal Minerals	371763.31	6851976.83	1322.62	259.08	180.0	-75.0	Coleman
C07-103	Full Metal Minerals	371763.31	6851976.83	1322.62	265.18	179.0	-69.5	Coleman
C07-104	Full Metal Minerals	372629.23	6852048.98	1336.96	373.99	181.0	-80.5	Lucky Shot
C07-105	Full Metal Minerals	372216.77	6851984.72	1284.56	218.54	0.0	-90.0	Coleman
C07-106	Full Metal Minerals	372216.74	6851984.59	1284.59	257.56	174.0	-82.1	Coleman
C07-107	Full Metal Minerals	372216.53	6851983.60	1283.91	209.40	177.0	-73.0	Coleman
C07-108	Full Metal Minerals	372216.79	6851984.36	1284.49	182.88	178.0	-64.0	Coleman
C07-109	Full Metal Minerals	371891.53	6852052.61	1247.22	175.56	0.0	-90.0	Coleman
C07-110	Full Metal Minerals	371891.53	6852052.61	1247.22	177.09	175.6	-81.1	Coleman
C07-111	Full Metal Minerals	371891.53	6852052.61	1247.22	39.32	180.0	-72.0	Coleman
C07-112	Full Metal Minerals	371891.53	6852052.61	1247.22	148.44	170.0	-59.6	Coleman
C07-113	Full Metal Minerals	371891.53	6852052.61	1247.22	195.68	180.0	-72.0	Coleman
C07-114	Full Metal Minerals	372216.52	6851982.81	1283.84	182.21	173.0	-55.2	Coleman
C07-115	Full Metal Minerals	372212.03	6851872.51	1262.74	161.24	0.0	-90.0	Coleman
C07-116	Full Metal Minerals	372212.03	6851872.51	1262.74	145.08	180.0	-70.0	Coleman
C07-117	Full Metal Minerals	372212.03	6851872.51	1262.74	140.82	180.0	-50.0	Coleman
C07-118	Full Metal Minerals	372269.84	6851989.37	1285.19	216.41	0.0	-90.0	Coleman
C07-119	Full Metal Minerals	372269.84	6851989.37	1285.19	219.46	173.0	-81.0	Coleman
C07-120	Full Metal Minerals	372269.84	6851989.37	1285.19	195.07	170.0	-73.0	Coleman
C07-121	Full Metal Minerals	372269.84	6851989.37	1285.19	185.93	177.0	-64.0	Coleman
C07-122	Full Metal Minerals	372269.84	6851989.37	1285.19	204.22	180.0	-54.0	Coleman
C07-123	Full Metal Minerals	372031.25	6852167.50	1222.23	252.98	0.0	-90.0	Coleman
C07-124	Full Metal Minerals	372030.42	6852167.71	1221.53	201.17	180.0	-81.0	Coleman
C07-125	Full Metal Minerals	372030.42	6852167.71	1221.53	205.74	180.0	-73.0	Coleman
C07-126	Full Metal Minerals	372030.42	6852167.71	1221.53	203.61	180.0	-64.0	Coleman
C07-127	Full Metal Minerals	372031.15	6852166.61	1221.58	179.22	186.0	-54.0	Coleman
C07-128	Full Metal Minerals	371811.87	6852058.48	1252.90	253.61	0.0	-90.0	Coleman
C07-129	Full Metal Minerals	371811.87	6852058.48	1252.90	250.55	180.0	-81.0	Coleman
C07-130	Full Metal Minerals	371811.87	6852058.48	1252.90	204.22	180.0	-73.0	Coleman
C07-131	Full Metal Minerals	371811.87	6852058.48	1252.90	219.46	180.0	-64.0	Coleman
C07-133	Full Metal Minerals	371860.67	6852146.86	1182.17	228.60	0.0	-90.0	Coleman
C07-134	Full Metal Minerals	371860.57	6852147.43	1181.91	228.60	177.0	-83.0	Coleman
C07-135	Full Metal Minerals	371860.54	6852147.04	1181.91	85.34	180.0	-73.0	Coleman
C07-136	Full Metal Minerals	371860.56	6852146.93	1181.87	213.06	180.0	-64.0	Coleman

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 139 of 149

Drillhole ID	Exploration Company	Coordinates NAD 1983 UTM Zone 6 North			Maximum Depth (m)	Collar Survey		Resource Area
		Easting	Northing	Elevation (m)		Azimuth˚	Dip˚
C07-137	Full Metal Minerals	371860.46	6852147.05	1181.92	151.79	180.0	-52.0	Coleman
C07-138	Full Metal Minerals	371528.23	6852344.57	1118.79	323.09	0.0	-90.0	Coleman
C07-139	Full Metal Minerals	371528.05	6852344.23	1118.92	326.14	180.0	-63.0	Coleman
C07-140	Full Metal Minerals	372441.80	6852158.04	1333.97	475.49	0.0	-90.0	Lucky Shot
C07-143	Full Metal Minerals	372735.40	6852217.56	1353.82	457.20	180.0	-63.0	Lucky Shot
C07-144	Full Metal Minerals	372735.61	6852217.84	1353.18	481.60	180.0	-78.0	Lucky Shot
C07-145	Full Metal Minerals	372413.20	6852407.34	1188.57	396.20	0.0	-90.0	Lucky Shot
C07-146	Full Metal Minerals	372306.27	6851361.28	914.26	295.66	0.0	-90.0	Coleman

Table B - 5  Collar Locations for 2008 Drilling Campaign

Drillhole ID	Exploration Company	Coordinates NAD 1983 UTM Zone 6 North			Maximum Depth (m)	Collar Survey		Resource Area
		Easting	Northing	Elevation (m)		Azimuth˚	Dip˚
WB08-01	Full Metal Minerals	373298.34	6852110.87	1029.85	227.48	165.0	-87.5	War Baby
WB08-02	Full Metal Minerals	373297.87	6852108.09	1029.40	152.40	171.4	-75.5	War Baby
WB08-03	Full Metal Minerals	373297.93	6852106.98	1029.28	142.73	172.0	-64.4	War Baby
WB08-04	Full Metal Minerals	373268.37	6852110.27	1051.70	143.26	0.0	-90.0	War Baby
WB08-05	Full Metal Minerals	373298.56	6852111.90	1029.69	141.10	343.6	-81.8	War Baby
WB08-06	Full Metal Minerals	373298.81	6852113.07	1029.60	207.26	349.1	-64.0	War Baby
WB08-07	Full Metal Minerals	373243.63	6852100.45	1058.86	283.46	243.6	-54.8	War Baby
WB08-08	Full Metal Minerals	373243.49	6852100.38	1059.09	368.81	245.2	-46.9	War Baby
WB08-09	Full Metal Minerals	373114.00	6852226.00	1204.00	356.62	165.0	-89.0	War Baby
WB08-10	Full Metal Minerals	373114.00	6852226.00	1204.00	365.76	157.8	-86.3	War Baby

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 140 of 149

Table B - 6  Collar Locations for 2009 Drilling Campaign

Drillhole ID	Exploration Company	Coordinates NAD 1983 UTM Zone 6 North			Maximum Depth (m)	Collar Survey		Resource Area
		Easting	Northing	Elevation (m)		Azimuth˚	Dip˚
C09-147	Full Metal Minerals	371911.60	6851963.00	1317.90	170.40	185.5	-84.4	Coleman
C09-148	Full Metal Minerals	371912.30	6851966.50	1318.50	191.10	2.7	-84.1	Coleman
C09-149	Full Metal Minerals	371862.30	6851959.01	1319.10	189.00	175.5	-67.2	Coleman
C09-150	Full Metal Minerals	371862.30	6851959.40	1319.20	183.20	177.4	-76.9	Coleman
C09-151	Full Metal Minerals	371862.40	6851959.70	1319.20	190.20	167.6	-87.1	Coleman
C09-152	Full Metal Minerals	371954.80	6851948.90	1310.50	179.20	153.9	-88.7	Coleman
C09-153	Full Metal Minerals	372048.60	6851981.60	1297.60	182.30	179.9	-69.9	Coleman
C09-154	Full Metal Minerals	372048.70	6851981.70	1297.50	173.10	185.6	-78.9	Coleman
C09-155	Full Metal Minerals	372048.80	6851982.00	1297.60	182.30	45.1	-89.2	Coleman
C09-156	Full Metal Minerals	371880.70	6852026.70	1265.00	151.80	176.6	-68.2	Coleman
C09-157	Full Metal Minerals	371880.70	6852026.70	1265.00	135.50	181.6	-76.7	Coleman
C09-158	Full Metal Minerals	371880.70	6852026.70	1265.00	151.80	156.6	-86.0	Coleman
C09-159	Full Metal Minerals	371974.20	6852040.70	1251.40	154.50	175.7	-61.9	Coleman
C09-160	Full Metal Minerals	371974.20	6852040.75	1251.26	151.20	171.9	-72.8	Coleman
C09-161	Full Metal Minerals	371975.06	6852040.50	1251.26	160.60	173.7	-84.0	Coleman
C09-162	Full Metal Minerals	371959.60	6852079.70	1224.60	166.40	184.6	-67.3	Coleman
C09-163	Full Metal Minerals	371959.40	6852080.20	1224.50	166.40	178.8	-77.8	Coleman
C09-164	Full Metal Minerals	372024.90	6852038.00	1262.40	169.80	181.0	-67.5	Coleman
C09-165	Full Metal Minerals	372024.80	6852038.20	1262.30	142.60	187.1	-76.1	Coleman
C09-166	Full Metal Minerals	372024.80	6852038.40	1262.30	146.60	180.9	-79.1	Coleman
C09-167	Full Metal Minerals	371923.90	6851952.00	1314.75	156.70	178.8	-77.4	Coleman
C09-168	Full Metal Minerals	371923.90	6851952.20	1314.80	159.70	177.9	-83.8	Coleman
C09-169	Full Metal Minerals	371896.43	6851948.40	1314.40	141.70	180.0	-78.2	Coleman
C09-170	Full Metal Minerals	371896.45	6851948.21	1314.49	153.90	179.1	-69.6	Coleman
C09-171	Full Metal Minerals	371896.50	6851948.60	1314.50	163.10	173.7	-82.9	Coleman
C09-172	Full Metal Minerals	371896.50	6851951.90	1315.20	179.20	351.0	-82.0	Coleman
C09-173	Full Metal Minerals	371896.80	6851951.80	1315.20	154.80	0.0	-90.0	Coleman
C09-174	Full Metal Minerals	371942.20	6851949.90	1312.40	160.00	179.0	-81.0	Coleman
C09-175	Full Metal Minerals	371942.10	6851950.20	1312.40	169.20	205.9	-89.7	Coleman

Table B - 7  Collar Locations for 2016 Drilling Campaign

Drillhole ID	Exploration Company	Coordinates NAD 1983 UTM Zone 6 North			Maximum Depth (m)	Collar Survey		Resource Area
		Easting	Northing	Elevation (m)		Azimuth˚	Dip˚
G16-01	Alaska Gold Torrent	374198.8	6851935.3	889.0	195.1	0.0	-90.0	Murphy

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 141 of 149

Table B - 8  Collar Locations for 2022 Drilling Campaign

Drillhole ID	Exploration Company	Coordinates NAD 1983 UTM Zone 6 North			Maximum Depth (m)	Collar Survey		Resource Area
		Easting	Northing	Elevation (m)		Azimuth˚	Dip˚
LSU22001	Alaska Gold Torrent	372653.4	6851904.4	907.0	345.0	334.9	4.0	Lucky Shot
LSU22002	Alaska Gold Torrent	372653.0	6851903.1	907.4	263.4	310.2	15.1	Lucky Shot
LSU22003	Alaska Gold Torrent	372653.5	6851904.0	908.7	214.3	335.2	35.1	Lucky Shot
LSU22004	Alaska Gold Torrent	372653.4	6851904.3	907.5	233.8	331.3	14.4	Lucky Shot
LSU22005	Alaska Gold Torrent	372654.6	6851904.8	907.6	223.4	359.4	15.1	Lucky Shot
LSU22006	Alaska Gold Torrent	372669.1	6851914.9	908.0	216.1	13.3	15.1	Lucky Shot
LSU22007	Alaska Gold Torrent	372668.3	6851915.5	908.4	197.2	359.2	19.5	Lucky Shot
LSU22008	Alaska Gold Torrent	372669.3	6851914.6	909.1	217.0	24.7	34.5	Lucky Shot
LSU22009	Alaska Gold Torrent	372669.9	6851914.6	908.0	244.8	38.3	24.7	Lucky Shot
LSU22010	Alaska Gold Torrent	372669.0	6851915.0	907.5	231.0	15.2	6.2	Lucky Shot
LSU22011	Alaska Gold Torrent	372628.0	6852180.5	909.5	49.4	1.5	7.7	Lucky Shot
LSU22012	Alaska Gold Torrent	372628.0	6852180.5	909.5	39.6	314.4	40.0	Lucky Shot
LSU22013	Alaska Gold Torrent	372628.0	6852180.5	909.5	34.4	329.5	30.2	Lucky Shot
LSU22014	Alaska Gold Torrent	372628.0	6852180.5	909.5	34.4	13.2	13.0	Lucky Shot
LSU22015	Alaska Gold Torrent	372628.0	6852180.5	909.5	29.9	12.8	44.7	Lucky Shot
LSU22016	Alaska Gold Torrent	372628.0	6852180.5	909.5	22.3	26.9	43.6	Lucky Shot
LSU22017	Alaska Gold Torrent	372628.0	6852180.5	909.5	71.0	25.3	15.7	Lucky Shot
LSU22018	Alaska Gold Torrent	372404.1	6852038.9	915.2	77.1	345.8	74.8	Lucky Shot
LSU22019	Alaska Gold Torrent	372404.0	6852040.3	915.0	79.9	348.0	54.6	Lucky Shot
LSU22020	Alaska Gold Torrent	372403.8	6852041.0	914.4	84.4	345.8	38.8	Lucky Shot
LSU22021	Alaska Gold Torrent	372403.7	6852041.2	913.6	100.0	345.8	25.3	Lucky Shot
LSU22022	Alaska Gold Torrent	372403.8	6852041.2	913.0	112.2	346.4	15.7	Lucky Shot
LSU22023	Alaska Gold Torrent	372403.7	6852041.2	912.5	173.1	344.4	5.8	Lucky Shot
LSU22024	Alaska Gold Torrent	372444.9	6852049.7	914.6	71.3	343.8	74.2	Lucky Shot
LSU22025	Alaska Gold Torrent	372444.5	6852051.3	914.4	71.0	344.9	51.9	Lucky Shot
LSU22026	Alaska Gold Torrent	372444.4	6852052.0	913.8	70.1	346.0	38.1	Lucky Shot
LSU22027	Alaska Gold Torrent	372444.4	6852052.2	913.0	86.3	347.3	25.2	Lucky Shot
LSU22028	Alaska Gold Torrent	372444.4	6852052.1	912.4	107.9	347.0	15.5	Lucky Shot
LSU22029	Alaska Gold Torrent	372444.4	6852052.0	911.8	115.5	346.4	5.3	Lucky Shot

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 142 of 149

APPENDIX C SIGNIFICANT DRILLHOLE INTERCEPTS

Drillhole	From (m)	To (m)	Gold (g/t)	Silver (g/t)
LSA_1	206.23	207.14	3.58	-
LSA_1	228.98	229.84	0.00	-
LSA_2	242.96	244.50	0.00	-
LSA_2	267.94	268.50	0.75	-
LSA_3	177.92	178.38	3.89	-
LSA_3	193.72	193.81	15.24	-
LSA_4	151.59	151.74	55.99	-
LSA_4	155.99	156.60	5.51	-
LSB_1	196.10	196.77	8.21	-
LSB_1	214.70	215.56	4.98	-
LSB_2	340.80	342.23	0.00	-
LSB_2	358.84	360.21	3.33	-
LSB_3	310.74	313.18	1.18	-
LSB_3	346.86	348.91	0.00	-
LSB_4	222.77	223.50	7.12	-
LSB_4	234.33	235.25	0.00	-
LSB_5	186.44	187.08	1.12	-
LSB_5	189.43	190.44	4.39	-
LSB_6	253.80	254.65	1.55	-
LSB_6	272.75	273.05	2.83	-
LSB_7	192.47	193.80	0.00	-
LSB_7	217.17	217.54	3.67	-
CB1	No Significant Intercepts
CB2	No Significant Intercepts
CB3	No Significant Intercepts
CB4	No Significant Intercepts
COLE1	No Significant Intercepts
COLE2	No Significant Intercepts
COLE3	No Significant Intercepts
C05-08	128.68	129.24	121.37	15.80
C05-08	130.91	132.74	9.91	1.45
C05-09	138.68	139.60	7.06	0.20
C05-09	141.83	143.71	33.25	4.40
C05-09	143.71	146.00	36.06	2.73
C05-10	40.54	42.98	3.25	0.75
C05-10	46.02	46.63	2.02	0.70
C05-11	46.69	48.77	3.09	0.65
C05-11	50.90	53.11	2.16	0.40
Drillhole	From (m)	To (m)	Gold (g/t)	Silver (g/t)
C05-12	126.49	127.10	0.01	0.30
C05-12	132.66	133.40	1206.30	68.90
C05-12	134.11	137.77	14.35	0.78
C05-12	145.39	146.00	0.45	0.20
C05-13	128.93	129.54	1.16	0.30
C05-14	69.19	70.71	0.17	0.20
C05-14	78.64	80.16	2.98	0.50
C05-15	No Significant Intercepts
C06-16	131.77	132.70	236.81	11.38
C06-16	133.44	137.16	4.21	0.42
C06-16	144.73	145.13	0.59	0.20
C06-17	139.25	139.65	5.52	0.50
C06-17	139.65	140.12	1.92	0.60
C06-17	146.98	148.44	3.28	0.65
C06-17	162.03	163.26	1.56	0.20
C06-18	144.80	146.30	4.02	0.40
C06-18	148.30	148.85	64.70	9.90
C06-18	153.30	153.70	1.69	9.00
C06-19	145.60	146.40	22.73	3.75
C06-19	146.40	146.80	358.00	20.00
C06-20	144.60	145.00	75.70	3.60
C06-20	145.40	146.50	5.67	0.63
C06-21	144.00	144.75	3.52	0.30
C06-21	150.75	151.30	7.39	1.00
C06-21	152.10	153.35	122.09	6.78
C06-22	154.03	155.55	2.62	0.20
C06-22	158.50	160.00	0.21	0.70
C06-22	161.45	162.00	0.27	0.10
C06-22	166.20	167.13	2.55	0.10
C06-23	158.67	160.86	4.75	0.67
C06-23	161.26	162.45	95.35	6.48
C06-24	152.25	153.15	4.21	0.38
C06-24	153.15	154.55	2.19	0.32
C06-25	144.57	146.19	2.31	0.38
C06-25	150.20	150.59	2.49	0.60
C06-26	139.62	142.67	7.69	0.68
C06-26	145.29	145.69	0.73	0.40
C06-27	124.42	125.60	1.43	0.47

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 143 of 149

Drillhole	From (m)	To (m)	Gold (g/t)	Silver (g/t)
C06-27	149.91	150.71	2.75	0.40
C06-27	152.18	152.84	3.56	0.56
C06-27	156.21	158.04	34.15	1.68
C06-28	117.11	117.51	1.84	0.20
C06-28	142.00	143.30	0.68	0.50
C06-28	144.50	145.75	0.74	0.10
C06-28	150.90	151.65	1.21	0.10
C06-29	No Significant Intercepts
C06-30	132.50	132.82	3.15	0.50
C06-30	134.11	134.59	2.54	0.30
C06-31	133.40	134.27	1.57	0.21
C06-31	135.04	135.57	0.77	0.40
C06-32	146.45	147.40	22.27	1.40
C06-33	186.94	188.80	1.77	0.98
C06-34	192.58	193.89	11.71	1.14
C06-35	191.62	192.43	10.51	0.60
C06-36	132.07	133.39	0.55	0.10
C06-36	157.40	159.47	11.80	0.87
C06-36	162.75	163.10	0.23	0.10
C06-36	167.22	167.94	7.12	0.69
C06-37	127.02	127.72	1.22	0.40
C06-37	148.42	149.35	4.72	0.33
C06-37	156.10	156.56	1.03	0.70
C06-37	161.54	163.34	29.53	3.48
C06-38	121.25	121.92	0.90	0.60
C06-38	142.05	142.95	1.57	0.30
C06-38	150.15	151.10	0.89	0.31
C06-38	154.61	155.07	4.83	0.60
C06-39	124.76	125.71	1.00	0.29
C06-39	143.69	144.69	0.89	0.10
C06-39	151.06	151.46	154.50	9.60
C06-40	113.70	114.55	1.08	0.40
C06-40	137.95	138.38	0.60	0.20
C06-40	148.76	149.35	2.60	0.40
C06-41	116.35	117.27	30.25	2.22
C06-41	119.20	120.98	3.19	0.10
C06-41	127.27	127.68	3.82	0.20
C06-42	116.25	117.25	1.95	0.25
C06-43	113.35	114.22	2.34	0.48
C06-43	116.86	117.27	1.13	0.40
C06-44	91.75	92.25	1.41	0.10
Drillhole	From (m)	To (m)	Gold (g/t)	Silver (g/t)
C06-44	107.75	108.25	3.95	0.20
C06-44	110.75	111.75	2.44	0.35
C06-45	83.00	83.40	3.29	0.10
C06-45	105.60	106.00	1.07	0.10
C06-45	108.20	108.60	0.30	0.20
C06-46	134.00	134.63	2.02	1.20
C06-46	150.00	151.70	8.21	0.48
C06-46	152.50	152.90	4.88	0.40
C06-47	126.00	127.50	0.03	0.10
C06-47	143.80	145.30	0.03	0.20
C06-47	146.12	146.50	3.80	0.30
C06-48	140.50	142.00	6.34	0.30
C06-48	143.23	145.70	11.11	1.36
C06-49	118.50	120.00	0.28	0.20
C06-49	139.50	141.90	5.23	0.63
C06-49	144.90	146.40	3.49	0.50
C06-50	83.45	83.85	12.10	2.60
C06-50	90.70	91.70	1.18	0.10
C06-51	87.90	88.90	3.76	0.35
C06-52	90.25	90.75	2.55	4.60
C06-52	110.75	113.75	2.33	0.63
C06-53	95.59	96.00	2.98	0.60
C06-53	98.00	99.50	1.27	0.27
C06-54	88.60	89.80	7.10	0.86
C06-54	94.00	95.50	0.31	0.10
C06-55	84.00	85.00	0.50	0.10
C06-55	85.00	86.00	0.18	0.30
C06-56	83.10	84.42	2.07	0.83
C06-56	84.42	86.10	4.18	0.60
C06-56	112.78	114.44	2.69	0.80
C06-57	121.71	123.00	6.60	0.70
C06-58	98.50	100.00	0.03	0.10
C06-59	86.25	89.25	2.85	0.35
C06-60	138.00	139.50	0.14	0.30
C06-60	149.80	151.20	7.46	0.10
C06-60	152.55	155.15	18.38	0.49
C06-61	136.00	137.00	0.15	0.10
C06-61	145.50	147.00	0.89	0.30
C06-61	147.00	149.50	2.25	0.18
C06-62	131.50	133.00	0.12	0.30
C06-62	138.60	139.00	33.00	48.40

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 144 of 149

Drillhole	From (m)	To (m)	Gold (g/t)	Silver (g/t)
C06-62	140.00	141.38	2.89	0.20
C06-63	133.00	134.50	0.40	0.10
C06-63	136.00	137.50	0.03	0.10
C06-63	137.50	141.50	9.79	0.85
C06-64	168.00	169.50	1.22	0.20
C06-64	182.00	183.50	1.11	0.30
C06-64	185.00	186.50	2.99	0.20
C06-65	162.00	163.00	1.77	0.10
C06-65	175.00	175.50	1.56	0.10
C06-65	177.00	178.50	2.90	0.53
C06-66	148.00	149.00	1.60	0.30
C06-66	164.00	164.40	5.90	0.50
C06-66	169.50	170.82	1.39	0.37
C06-67	149.00	150.64	1.87	0.40
C06-67	161.52	163.00	3.21	0.30
C06-67	170.52	172.00	4.04	0.30
C06-68	150.00	151.00	1.08	0.01
C06-68	161.00	162.13	17.40	1.10
C06-69	139.50	141.00	3.64	0.50
C06-69	142.00	143.50	1.73	0.30
C06-69	153.00	154.00	1.04	0.40
C06-70	131.50	133.30	0.65	0.01
C06-70	140.50	141.00	0.20	0.01
C06-70	142.50	144.00	0.37	0.80
C06-71	132.00	134.00	1.52	0.55
C06-71	143.50	144.00	1.42	0.20
C06-72	116.03	117.00	10.50	0.50
C06-72	132.00	133.00	5.53	0.30
C06-72	139.00	140.50	0.69	0.01
C06-73	118.50	120.00	0.24	0.10
C06-73	127.50	128.00	1.33	0.60
C06-74	115.00	115.50	108.50	4.10
C06-74	126.00	126.50	5.93	0.60
C06-75	110.50	111.00	1.90	0.01
C06-75	118.00	118.50	17.40	0.01
C06-75	122.50	123.00	1.11	0.40
C06-75	126.50	128.50	1.91	0.15
C06-76	115.50	115.90	1.08	0.40
C06-76	121.00	121.60	5.54	0.01
C06-76	122.00	123.00	4.35	0.50
C06-76	127.00	127.50	5.91	0.50
Drillhole	From (m)	To (m)	Gold (g/t)	Silver (g/t)
C06-77	179.50	181.00	0.12	0.20
C06-77	190.50	191.00	0.18	0.10
C06-77	195.50	197.00	10.55	0.50
C06-78	236.00	237.00	0.48	0.20
C06-78	241.50	243.00	14.25	0.30
C06-79	201.32	201.72	12.55	0.50
C06-79	203.50	204.00	2.05	0.20
C06-80	209.00	210.10	3.82	0.50
C06-80	210.10	212.00	35.46	13.55
C06-81	123.00	124.50	0.85	0.20
C06-81	129.15	131.00	82.59	5.14
C06-82	108.10	108.50	0.85	0.20
C06-82	111.50	113.00	0.57	0.10
C06-83	110.00	110.50	10.10	1.10
C06-83	117.50	118.00	0.53	0.30
C06-84	357.80	358.42	0.17	0.00
C06-84	370.22	371.23	0.32	0.10
C06-86	Abandoned
C06-89	No Significant Intercepts
C06-90	No Significant Intercepts
N06-16	No Significant Intercepts
N06-17	No Significant Intercepts
N06-18	222.90	223.32	3.42	-
N06-19	No Significant Intercepts
N06-20	No Significant Intercepts
N06-21	No Significant Intercepts
N06-22	No Significant Intercepts
C07-85	333.50	335.00	2.53	-
C07-85	344.00	344.50	7.58	0.30
C07-85	352.00	354.00	0.63	0.20
C07-98	192.25	192.75	2.03	0.20
C07-91	287.10	287.53	2.03	-
C07-92	274.96	275.94	54.60	-
C07-93	No Significant Intercepts
C07-94	No Significant Intercepts
C07-95	206.00	206.50	1.68	-
C07-96	195.00	196.00	1.78	-
C07-97	215.00	215.42	37.30	-
C07-98	206.86	208.15	1.83	-
C07-99	299.50	301.00	2.77	-
C07-100	No Significant Intercepts

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 145 of 149

Drillhole	From (m)	To (m)	Gold (g/t)	Silver (g/t)
C07-101	No Significant Intercepts
C07-102	237.00	238.00	1.07	-
C07-103	227.00	227.50	0.66	-
C07-103	232.00	233.00	1.71	-
C07-104	322.79	324.22	1.90	0.85
C07-104	339.00	339.49	3.30	0.20
C07-105	144.00	145.00	17.30	-
C07-105	179.00	180.00	0.89	0.10
C07-105	184.50	185.50	6.47	0.55
C07-105	218.00	218.54	0.74	-
C07-106	152.00	153.00	0.63	0.20
C07-106	171.00	171.50	9.26	0.50
C07-107	145.00	146.00	0.58	0.10
C07-107	149.00	150.00	0.65	0.30
C07-108	139.00	142.50	2.38	0.28
C07-108	148.50	150.00	0.20	0.10
C07-109	136.00	137.00	0.61	0.20
C07-109	139.00	140.00	0.33	0.10
C07-109	170.00	171.00	2.00	0.10
C07-110	105.00	107.00	2.51	-
C07-110	121.50	122.00	18.60	0.80
C07-110	130.00	131.00	1.33	0.40
C07-110	158.00	158.50	71.60	7.80
C07-112	111.00	111.50	21.30	0.60
C07-112	120.00	120.50	1.30	0.40
C07-112	123.00	123.50	18.40	0.80
C07-112	134.00	134.50	2.74	0.20
C07-113	114.50	115.50	17.68	2.25
C07-113	118.00	119.00	0.11	0.10
C07-113	123.00	124.00	1.80	0.10
C07-113	146.00	147.00	0.66	0.30
C07-114	133.00	135.00	1.73	0.10
C07-115	42.50	43.50	2.37	0.50
C07-115	92.00	93.00	1.36	0.10
C07-116	38.50	39.50	3.29	0.60
C07-117	32.00	33.00	2.72	0.20
C07-118	184.00	185.00	1.89	0.30
C07-118	188.50	190.00	8.18	0.43
C07-119	170.00	171.00	1.83	0.30
C07-119	180.00	181.00	0.57	0.30
C07-120	163.00	165.00	0.95	0.15
Drillhole	From (m)	To (m)	Gold (g/t)	Silver (g/t)
C07-120	175.00	176.00	0.67	0.10
C07-121	147.00	148.00	0.21	0.10
C07-121	150.00	151.00	0.16	0.10
C07-122	137.00	138.00	0.50	0.10
C07-122	147.00	148.00	0.29	0.10
C07-123	164.00	165.00	0.32	0.20
C07-123	198.00	199.00	0.69	0.10
C07-123	204.00	205.00	1.36	0.10
C07-124	157.00	157.50	8.89	1.30
C07-124	179.00	180.00	1.39	0.40
C07-124	189.00	191.00	1.71	0.10
C07-125	153.00	153.50	27.70	0.20
C07-125	172.00	174.00	2.37	0.38
C07-125	182.00	183.00	3.12	0.10
C07-126	151.50	152.50	0.14	0.10
C07-126	172.00	172.50	0.93	0.10
C07-126	173.25	173.85	22.90	1.30
C07-127	153.50	154.50	2.56	0.20
C07-127	174.97	175.62	0.00	0.00
C07-128	116.00	116.50	2.30	0.60
C07-129	107.00	108.00	2.83	1.10
C07-130	No Significant Intercepts
C07-131	No Significant Intercepts
C07-133	156.00	157.00	7.89	-
C07-133	192.00	193.00	3.12	-
C07-134	No Significant Intercepts
C07-135	Lost Hole
C07-136	107.00	107.50	4.53	0.10
C07-136	110.00	110.50	0.11	0.10
C07-137	106.50	107.00	0.96	0.10
C07-137	110.00	110.50	5.24	1.20
C07-138	No Significant Intercepts
C07-139	222.00	223.00	3.20	-
C07-140	391.00	392.00	0.66	0.10
C07-140	401.00	402.00	0.53	0.10
C07-143	235.00	236.00	2.82	-
C07-143	400.75	401.25	77.20	0.00
C07-143	411.00	413.00	0.36	0.10
C07-144	243.00	244.00	2.03	-
C07-144	314.95	316.00	1.82	-
C07-144	457.00	458.00	2.44	0.20

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 146 of 149

Drillhole	From (m)	To (m)	Gold (g/t)	Silver (g/t)
C07-144	471.00	472.00	0.80	0.10
C07-145	28.50	30.00	5.04	-
C07-145	371.00	372.50	3.32	0.23
C07-145	387.50	388.00	2.67	0.30
C07-146	No Significant Intercepts
WB08-01	120.32	121.77	26.075	-
Incl.	120.32	120.77	19.075	-
and	120.77	121.17	33.075	-
WB08-01	225.71	226.73	1.7	-
WB08-02	111.33	112.30	1.06	-
WB08-03	108.25	109.00	5.21	-
WB08-04	Stope Intercepted
WB08-05	Stope Intercepted
WB08-06	73.43	73.83	19.75	-
WB08-07	174.00	174.50	5.57	-
WB08-08	No Significant Intercepts
WB08-09	41.00	42.00	0.98	-
WB08-09	46.00	46.50	1.32	-
WB08-10	45.00	46.00	5.30	-
C09-147	146.40	147.30	0.00	0.10
C09-147	152.60	153.00	1.87	1.50
C09-147	155.20	156.50	0.21	0.10
C09-147	165.60	166.70	5.91	0.45
C09-148	164.00	164.50	16.80	0.40
C09-148	174.50	174.90	9.15	1.40
C09-148	180.10	180.50	3.94	0.50
C09-148	183.90	184.30	9.76	1.00
C09-149	141.60	142.40	0.58	0.10
C09-150	141.60	143.60	2.56	0.90
C09-150	163.30	163.80	2.30	0.40
C09-151	138.40	138.80	36.30	1.60
C09-151	140.20	140.70	5.81	0.60
C09-151	150.30	151.40	0.00	0.10
C09-151	163.40	164.90	2.25	0.40
C09-152	149.40	150.20	1.09	0.30
C09-152	154.20	155.60	55.50	8.90
C09-152	156.50	157.80	6.86	0.60
C09-153	120.10	122.10	1.74	0.50
C09-153	144.80	146.50	0.87	0.10
C09-153	152.30	153.40	0.29	0.10
C09-153	160.40	161.30	102.00	4.20
Drillhole	From (m)	To (m)	Gold (g/t)	Silver (g/t)
C09-154	130.90	134.50	4.51	0.75
C09-154	150.90	153.30	3.57	0.43
C09-154	158.00	158.50	1.19	0.40
C09-154	164.10	164.50	13.15	1.40
C09-155	149.80	151.20	0.25	0.40
C09-155	166.60	167.00	4.85	0.50
C09-155	169.30	169.70	1.67	0.50
C09-155	170.50	171.40	1.12	0.30
C09-156	114.80	115.70	0.99	0.40
C09-156	116.80	117.90	0.25	0.40
C09-156	123.90	125.40	0.24	0.30
C09-156	139.00	139.40	0.53	0.40
C09-157	118.90	119.60	3.03	0.10
C09-157	119.60	120.50	1.47	0.10
C09-157	125.34	126.35	0.00	0.00
C09-158	121.60	122.20	58.20	1.40
C09-158	132.20	133.20	0.53	0.40
C09-158	133.60	134.10	0.23	0.20
C09-159	109.60	111.20	0.80	0.10
C09-159	128.90	130.10	3.70	0.26
C09-159	132.00	133.10	0.11	0.10
C09-160	116.10	116.50	12.30	0.80
C09-160	130.00	130.40	0.01	0.20
C09-160	132.80	134.10	2.05	0.40
C09-161	121.80	122.80	4.12	0.20
C09-161	138.30	139.30	3.93	0.80
C09-161	141.90	142.30	0.29	0.30
C09-162	109.08	110.24	0.00	0.00
C09-162	115.00	115.90	17.53	0.63
C09-162	118.30	118.80	6.33	0.10
C09-163	109.72	110.68	0.00	0.00
C09-163	124.30	124.70	0.14	0.10
C09-163	129.60	130.50	18.47	1.81
C09-164	140.60	142.50	2.49	0.49
C09-164	146.00	146.40	1.39	0.30
C09-165	142.10	142.60	1.58	0.50
C09-166	142.00	143.50	0.30	0.20
C09-167	142.20	142.90	5.45	1.00
C09-167	144.90	145.30	1.17	0.30
C09-168	143.10	143.50	3.40	0.20
C09-168	147.10	147.50	28.60	2.40

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 147 of 149

Drillhole	From (m)	To (m)	Gold (g/t)	Silver (g/t)
C09-168	149.57	150.72	0.00	0.00
C09-169	129.50	131.30	37.73	2.24
C09-169	131.30	131.80	1.21	0.30
C09-169	136.00	136.40	0.24	0.20
C09-170	135.90	136.30	18.25	1.30
C09-170	149.40	150.50	7.32	0.60
C09-171	130.70	132.60	125.48	9.21
C09-171	135.00	135.80	30.18	2.15
C09-171	136.80	138.00	1.32	0.20
C09-171	159.20	160.00	2.36	0.10
C09-172	154.80	155.60	9.76	0.30
C09-172	159.10	159.90	3.73	1.00
C09-172	159.90	160.40	1.46	0.30
C09-173	142.30	144.40	15.97	1.11
C09-173	146.00	146.60	2.81	0.10
C09-173	147.60	148.20	0.76	0.10
C09-174	144.20	144.60	41.00	2.90
C09-174	145.00	145.40	6.02	1.50
C09-175	140.80	141.20	5.43	2.30
C09-175	153.20	154.50	20.09	0.88
C09-175	154.90	156.50	6.14	0.85
C09-175	156.50	157.80	1.24	0.37
LSU22001	192.63	197.97	5.34	2.49
LSU22001	243.26	246.86	3.60	1.18
LSU22002	164.82	177.93	13.11	1.64
LSU22002	221.67	222.86	1.19	5.44
LSU22002	236.22	237.44	1.22	11.35
LSU22003	163.98	166.76	2.78	1.02
LSU22003	169.75	170.29	0.54	1.02
LSU22004	172.06	174.65	2.59	1.07
LSU22004	214.09	215.35	1.26	2.42
LSU22004	216.68	218.41	1.73	2.63
LSU22005	131.34	131.52	0.18	2.34
LSU22005	179.41	180.96	1.55	5.78
LSU22005	190.42	192.46	2.04	23.00
LSU22006	60.35	61.36	1.01	7.94
LSU22006	185.00	193.28	8.28	2.42
Incl.	190.37	191.11	0.74	6.06
LSU22007	59.13	61.16	2.03	1.39
LSU22007	167.93	168.49	0.56	11.95
LSU22007	171.60	175.19	3.59	3.74
Drillhole	From (m)	To (m)	Gold (g/t)	Silver (g/t)
Incl.	174.65	175.19	0.54	11.90
LSU22008	24.45	25.03	0.58	2.74
LSU22008	150.14	150.59	0.45	1.30
LSU22009	200.72	203.61	2.89	1.05
LSU22009	229.51	231.04	1.53	2.66
LSU22010	No Significant Intercepts
LSU22011	8.80	10.51	1.71	1.15
LSU22011	41.82	42.49	0.67	2.80
LSU22012	5.18	6.10	0.92	1.22
LSU22013	24.35	25.08	0.73	42.00
LSU22014	No Significant Intercepts
LSU22015	20.34	22.25	1.91	5.83
Incl.	20.34	20.87	0.53	19.40
LSU22016	4.65	6.60	1.95	1.31
LSU22016	21.10	21.65	0.55	26.30
LSU22017	7.88	8.53	0.65	1.31
LSU22018	58.35	58.93	0.58	7.70
LSU22019	21.10	21.95	0.85	1.08
LSU22019	60.75	61.28	0.53	26.30
LSU22019	63.24	64.39	1.15	1.75
LSU22020	33.31	34.44	1.13	1.89
LSU22020	69.19	70.71	1.52	1.59
LSU22021	48.16	50.15	1.99	9.53
Incl.	49.44	50.15	0.71	21.50
LSU22021	78.64	81.95	3.31	3.92
Incl.	79.78	80.32	0.54	9.99
LSU22022	0.00	0.60	0.60	4.86
LSU22022	67.97	72.54	4.57	1.82
LSU22022	75.59	78.64	3.05	1.77
LSU22022	91.43	92.43	1.00	6.80
Incl.	91.93	92.43	0.50	12.00
LSU22023	2.44	3.46	1.02	1.22
LSU22023	8.03	9.65	1.62	7.64
Incl.	8.53	9.09	0.56	15.30
LSU22023	106.99	109.67	2.68	1.43
LSU22024	49.40	50.54	1.14	27.72
Incl.	49.40	49.99	0.59	51.30
LSU22024	53.78	54.56	0.78	1.17
LSU22024	56.08	56.67	0.59	1.43
LSU22025	19.92	20.48	0.56	3.43
LSU22025	50.19	50.95	0.76	27.20

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 148 of 149

Drillhole	From (m)	To (m)	Gold (g/t)	Silver (g/t)
LSU22025	54.16	55.78	1.62	4.26
LSU22026	24.50	25.02	0.52	2.22
LSU22026	31.30	31.92	0.62	1.31
LSU22026	57.38	57.99	0.61	4.23
LSU22027	55.60	56.35	0.75	1.72
LSU22027	74.95	76.50	1.55	1.15
LSU22028	104.85	105.41	0.56	1.57
LSU22029	45.82	48.25	2.43	2.19

Contango ORE, Inc. – Lucky Shot Project Technical Report Summary – May 26, 2023	Page 149 of 149